     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2000

                                                      REGISTRATION NO. 333-92451
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 VERSATA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE
                                                  7372                            68-0255203
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              2101 WEBSTER STREET
                               OAKLAND, CA 94612
                                 (510) 238-4100
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JOHN A. HEWITT, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 VERSATA, INC.
                              2101 WEBSTER STREET
                               OAKLAND, CA 94612
                                 (510) 238-4100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               JOHN W. LARSON, ESQ.                               PETER V. LEPARULO, ESQ.
            ELIZABETH H. LEFEVER, ESQ.                            BRADFORD E. MONKS, ESQ.
               PATRICK J. SHEA, ESQ.                               THOMAS R. BRIDA, ESQ.
               ANGELA C. HILT, ESQ.                         ORRICK, HERRINGTON & SUTCLIFFE LLP
          BROBECK, PHLEGER & HARRISON LLP                           400 SANSOME STREET
                    ONE MARKET                                    SAN FRANCISCO, CA 94111
                SPEAR STREET TOWER                                    (415) 392-1123
              SAN FRANCISCO, CA 94105
                  (415) 442-0900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)            REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...............          $88,550,000                      $8,182
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) $15,196 was previously paid.


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 2, 2000


PROSPECTUS

                                 [VERSATA LOGO]

                                3,850,000 Shares
                                  Common Stock

--------------------------------------------------------------------------------

This is an initial public offering of shares of common stock of Versata, Inc. We are offering 3,850,000 shares in this offering. No public market currently exists for our common stock. We anticipate that the initial public offering price will be between $19.00 and $21.00 per share.


We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "VATA."
--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.
--------------------------------------------------------------------------------

                                                       PER SHARE           TOTAL
Public offering price                                  $                $
Underwriting discounts and commissions                 $                $
Proceeds to us                                         $                $

The underwriters have an option to purchase 577,500 additional shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover any over-allotments of shares at any time until 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC
                             DAIN RAUSCHER WESSELS
                                                  SG COWEN
                                                                  DLJDIRECT INC.
The date of this prospectus is           , 2000

     The inside front cover contains a brief description of the Versata E-Business Automation System and a graphic showing several classes of e-business software applications that can be deployed with the E-Business Automation System.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    5
Cautionary Note on Forward-Looking
  Statements.........................   17
Trademarks...........................   17
Use of Proceeds......................   18
Dividend Policy......................   18
Capitalization.......................   19
Dilution.............................   21
Selected Financial Data..............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   23

                                       PAGE
                                       ----
Business.............................   34
Management...........................   51
Related Party Transactions...........   63
Principal Stockholders...............   71
Description of Securities............   75
Shares Eligible for Future Sale......   79
Underwriting.........................   82
Legal Matters........................   85
Experts..............................   85
Where You Can Find Additional
  Information........................   85
Index to Consolidated Financial
  Statements.........................  F-1

                           -------------------------

     You should rely only on the information contained in this document or to that which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this prospectus is accurate only on the date of this document.

                               PROSPECTUS SUMMARY

     This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the consolidated financial statements, before you decide to buy our common stock.

                                  OUR COMPANY

     Our comprehensive suite of software and services enables our customers to rapidly deploy e-business software applications that can be modified quickly to meet constantly changing business requirements. The migration of the commercial marketplace to the Internet and the movement of corporate communication and information management to intranets has resulted in a new operating model known as e-business. Our E-Business Automation System utilizes a unique business rules automation technology that redefines how companies create, deploy and modify the critical e-business software applications used to transact their online business. We believe our solution enables our customers to achieve a substantial time-to-market and business flexibility advantage compared to companies using traditional Web-based software application development tools.

     As of December 31, 1999, we had licensed our product to approximately 500 customers worldwide for use in a wide range of business-to-business, business-to-employee and business-to-consumer software applications. More than 35 customers have purchased our products and services for over $100,000, including Canadian Pacific Ships, El Paso Energy, Hilton Hotels, IBM, IM Group, Interim Services and ITT Fluid Technology. We have entered into a strategic marketing and development relationship with IBM to provide a single product offering that integrates our software with IBM's WebSphere(TM) Application Server Advanced Edition. This integrated product will be offered under both of our respective brand names. To complement our direct sales efforts, we have developed relationships with a variety of indirect sales channels and partnerships, and we plan to continue to develop more of these relationships in the future.

     With our solution, companies can:

     - rapidly create, deploy and maintain e-business software applications required to execute or modify their e-business strategy, even with few or no skilled Java programmers;

     - rapidly change the business rules required to implement critical shifts in their strategy, achieving a time-to-market and business flexibility advantage over traditional programming methods;

     - create and deploy e-business software applications that are compatible with various programming languages and that are readily integrated into legacy computing environments; and

     - utilize our comprehensive suite of professional services to automate e-business software applications without regard for internal staffing constraints.

     We intend to establish our solution as the foundation for the next generation of business-to-business Web-based software applications. To achieve this objective, our key growth strategies are to:

     - define the new paradigm for e-business automation and establish our E-Business Automation System as the industry standard;

     - enhance our position as a technology leader by increasing the functionality, performance, ease of use and scalability of our E-Business Automation System;

     - expand our sales efforts by adding more direct sales teams in North America, Europe and the Pacific Rim;

     - continue to complement our direct sales efforts with multiple indirect channels to provide additional marketing and sales support for our products and accelerate the successful deployment of e-business software applications using our solution;

     - establish additional marketing and technology relationships with leading vendors to increase our visibility in the marketplace and broaden the functionality of our solution; and

     - increase the size of our service and support organization to further expand our professional services capabilities and to provide high quality customer support.

     For the year ended December 31, 1999, our total revenue was $12.6 million compared to $4.0 million in the year ended December 31, 1998 and $1.4 million in the year ended December 31, 1997. Our net loss for the year ended December 31, 1999 was $21.8 million compared to $8.1 million in the year ended December 31, 1998 and $9.8 million in the year ended December 31, 1997. Our accumulated deficit was $53.4 million as of December 31, 1999.

     Versata, Inc., through its predecessors Vision Software Tools, Inc. and Image Innovation Solutions, Inc., was incorporated in California on August 27, 1991. We reincorporated in Delaware in February 2000. In September 1996, we began development of our first Web-based software product, which we began shipping commercially in September 1997. We plan to reincorporate in Delaware prior to the commencement of this offering.

     Our principal executive offices are located at 2101 Webster Street, Oakland, California 94612 and our telephone number is (510) 238-4100. Our Web site can be found at www.versata.com. Information contained in our Web site does not constitute a part of this prospectus.

                                  THE OFFERING

Common stock offered by us..........     3,850,000 shares


Common stock outstanding after this
offering............................     37,968,804 shares


Use of proceeds.....................     For general corporate purposes,
                                         including working capital, technology
                                         and product development and sales and
                                         marketing. See "Use of Proceeds" for
                                         more information regarding our planned
                                         use of the proceeds from this offering.

Proposed Nasdaq National Market
  symbol............................     VATA


     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999. It also reflects the automatic conversion into common stock upon completion of this offering of (i) all series of preferred stock outstanding as of December 31, 1999 and (ii) 341,784 shares of Series F preferred stock issued in January 2000. In addition to the shares of common stock to be outstanding after this offering, there are:



     - 7,945,760 shares that could be issued upon the exercise of options outstanding as of February 29, 2000 at a weighted average exercise price of $4.16 per share;



     - 970,803 shares reserved for issuance under our option plans at February 29, 2000;


     - 537,982 shares that could be issued upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $0.43 and 216,745 shares issuable upon conversion of preferred stock issuable upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $3.41; and

     - 500,000 shares that could be issued to employees who elect to buy stock in the future under our employee stock purchase plan.

     Except as otherwise specified in this prospectus, all information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option; and

     - reflects our reincorporation into Delaware in February 2000.

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying consolidated financial statements and related notes which are included in this prospectus.

                                                           YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                      1997          1998          1999
                                                   ----------    ----------    -----------
STATEMENT OF OPERATIONS DATA:
Total revenue..................................    $    1,406    $    3,950    $    12,582
Gross profit...................................            95         1,468          5,962
Loss from operations...........................       (10,012)       (7,883)       (21,496)
Net loss.......................................        (9,844)       (8,134)       (21,800)
Net loss attributable to common stockholders...    $   (9,844)   $   (8,134)   $   (32,600)
Net loss per share attributable to common
  stockholders:
  Basic and diluted............................    $    (5.72)   $    (3.99)   $     (9.18)
  Weighted average shares outstanding..........     1,720,649     2,038,393      3,552,409
Unaudited pro forma net loss per share:
  Basic and diluted............................                                $     (0.87)
  Weighted average shares outstanding..........                                 24,923,904

     The unaudited pro forma net loss information gives effect to the conversion into common stock of all series of preferred stock outstanding as of December 31, 1999.


                                                                  DECEMBER 31, 1999
                                                          ---------------------------------
                                                                       PRO       PRO FORMA
                                                          ACTUAL      FORMA     AS ADJUSTED
                                                          -------    -------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $20,655    $22,155     $ 92,075
Working capital.........................................   16,215     17,715       87,635
Total assets............................................   33,660     36,210      106,130
Total long-term liabilities.............................      320        320          320
Stockholders' equity....................................   19,418     21,968       91,888



     The pro forma information reflects the net proceeds of $1.5 million from the sale of 269,784 shares of Series F preferred stock on January 19, 2000 and the issuance of 72,000 shares of Series F preferred stock valued at $1.1 million in connection with a business acquisition on January 20, 2000.


     The pro forma as adjusted information also gives effect to:

     - the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering; and


     - the receipt of the estimated net proceeds of $69.9 million from the sale of 3,850,000 shares of common stock in this offering at an assumed public offering price of $20.00 per share after deducting underwriting discounts and commissions and offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the events described in the following risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED CONSISTENT OPERATING LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR NET LOSSES AND NEGATIVE CASH FLOWS FOR AT LEAST THE NEXT TWENTY-FOUR MONTHS.

     We have never been profitable. We have experienced operating losses in each quarterly and annual period since inception, and we expect to incur significant losses in the future. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or are not reduced in the event of lower revenue, we may never achieve profitability. We incurred net losses of $3.9 million for the year ended December 31, 1995, $9.0 million for the year ended December 31, 1996, $9.8 million for the year ended December 31, 1997, $8.1 million for the year ended December 31, 1998 and $21.8 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $53.4 million. We expect to incur additional net losses and negative cash flows from operations on a quarterly and annual basis for at least the next twenty-four months. We expect our operating expenses will increase substantially as we continue to expand our business. We also expect to significantly increase our product development, sales and marketing, and general and administrative expenses in future periods. As a result, we will need to significantly increase our revenue to achieve and maintain profitability. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BECAUSE WE HAVE ONLY SOLD WEB-BASED SOFTWARE PRODUCTS SINCE SEPTEMBER 1997, OUR HISTORICAL OPERATING RESULTS MAY NOT BE MEANINGFUL TO AN INVESTOR EVALUATING OUR COMPANY.

     We shifted the focus of the company toward developing Web-based software products in late 1996 and began commercial shipments of our Web-based software in September 1997. Accordingly, you must consider the risks, expenses and uncertainties that an early stage company like ours faces, particularly in the new and rapidly evolving Internet infrastructure software market. These considerations include our ability to:

     - continue to expand our customer base;

     - generate repeat business from existing customers;

     - maintain our current and develop new strategic relationships;

     - attract, train, retain and motivate qualified personnel; and

     - manage our growth.

     Because we have only recently commenced commercial sales of our Web-based software, our past results and rates of growth may not be meaningful, and you should not rely on them as an indication of our future performance.

OUR OPERATING RESULTS WILL SUFFER IF WE CANNOT ACCURATELY FORECAST OUR REVENUE.

     We began to derive our revenue exclusively from Web-based software products and services in early 1998. As a result of our limited operating history in the Internet infrastructure software market, it is difficult to forecast our revenue accurately, and we have limited historical financial data upon which to base planned operating expenses. Our operating expenses are largely based on anticipated revenue projections, and a high percentage of our expenses are and will continue to be fixed in the short-term. As a result, we may not be able to quickly reduce spending if revenue is lower than we projected. If our revenue falls short of our expectations in any quarter, our operating results would be harmed. In addition, the revenue and income potential of our products and services are unproven, and the market we are addressing is rapidly evolving.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     Our quarterly operating results have not been predictable and are likely to vary from expectations in the future, making it difficult to predict future performance. These variations result from a number of factors beyond our control such as:

     - the size and timing of individual sales orders;

     - unexpected delays in introducing new products and services;

     - customer budget constraints;

     - the mix of product license and services revenue;

     - the mix of direct and indirect channel sales;

     - the level of product competition in our market and the timing and market acceptance of new product introductions and upgrades by us or our competitors;

     - changes in the rapidly evolving Internet infrastructure software market;

     - costs related to possible acquisitions of new technology and businesses; and

     - general economic conditions.

     We believe that period-to-period comparisons of our operating results will not necessarily be meaningful in predicting future performance. If we do not achieve our expected revenue, it is possible that our operating results will fall below the expectations of market analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the trading price of our common stock.

     Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our clients' calendar year budgeting cycles, deferral of customer orders in anticipation of product enhancements or new products, slow summer purchasing patterns particularly in Europe and our compensation policies that tend to compensate sales personnel for achieving annual sales quotas, typically in the latter half of the year.

IF OUR E-BUSINESS AUTOMATION SYSTEM AND RELATED SERVICES DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, THE SOURCE OF SUBSTANTIALLY ALL OF OUR REVENUE WILL BE AT RISK.

     We cannot predict the level of market acceptance that will be achieved or maintained by our products and services. If either the Internet infrastructure software market in general, or the market for our software or related services in particular, fails to grow or grows more slowly than we anticipate, or if either market fails to accept our products and related services, the source of substantially all of our revenue will be at risk. Software license revenue from our E-Business Automation System was $1.9 million, or 48.7% of total revenue in 1998, and $6.7 million, or 53.5% of total revenue, in 1999. We derived the balance of our revenue in those periods from related services. We expect to continue to derive substantially all our revenue from and be dependent upon our E-Business Automation System and related services in the future. The market for our E-Business Automation System and related services is new, rapidly evolving and highly competitive, and we cannot be certain that a viable market for our products will ever develop or be sustained. Our future financial performance will depend in large part on the successful development, introduction and customer acceptance of our new products, product enhancements and related services in a timely and cost effective manner. After this offering, we expect to commit significant resources to market and further develop our E-Business Automation System and related services and to enhance the brand awareness of our software and services.

FAILURE TO EXPAND OR GROW THE SERVICE OFFERINGS THAT COMPLEMENT OUR E-BUSINESS AUTOMATION SYSTEM WOULD PUT AT RISK A SUBSTANTIAL COMPONENT OF OUR REVENUE.

     We believe that growth in our product license revenue depends on our ability to provide our customers with comprehensive services and to educate third-party resellers, instructors and consultants on how to provide similar services. These services include customer support, training, mentoring, staff augmentation and project management services. If we fail to attract, train and retain the skilled persons who deliver these services, our business and operating results could be seriously harmed. We plan to increase the number of our services personnel to meet these needs. However, competition for qualified service personnel is intense, and we may not be able to attract, train or retain, or employ through acquisition, the number of highly qualified service personnel that our business needs.

     We expect our services revenue to increase in dollar amount as we continue to provide consulting, training and customer support services that complement our products and as our installed base of customers grows. A decline in the price of or demand for our service offerings could put at risk a substantial component of our revenue.

OUR MANAGEMENT MAY NOT BE ABLE TO INCREASE THE NUMBER OF OUR EMPLOYEES FAST ENOUGH TO KEEP PACE WITH OUR GROWTH, WHICH MAY LEAD TO A FLATTENING OR DECLINE IN OUR REVENUE.

     We have expanded our operations rapidly in the last nine months. To keep pace with this expansion, we have increased our overall personnel from 90 employees and independent contractors devoting substantially all of their time to us as of December 31, 1998 to 333 as of February 1, 2000. We anticipate continued rapid expansion of our operations in the foreseeable future to pursue existing and potential market opportunities. This rapid growth is placing, and will continue to place, significant demands on management and operational resources. To be successful, we will need to:

     - implement additional management information systems;

     - improve our operating, administrative, financial and accounting systems, procedures and controls;

     - attract, train and retain new employees; and

     - maintain close coordination among our executive, engineering, professional services, accounting, finance, marketing, sales and operations organizations.

     Our growth has resulted, and any future growth will result, in increased responsibilities for management personnel, many of whom have been employed by us for a relatively short period of time. In addition, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to anticipate and respond adequately to these demands or manage our growth effectively could cause our revenue to flatten or decline.

FAILURE TO ATTRACT, TRAIN AND RETAIN KEY PERSONNEL COULD PREVENT OUR BUSINESS FROM GROWING.

     If we are unable to hire and retain qualified employees, our business could be impaired, including our ability to develop new products and enhance existing products. Our success depends largely on the skills, experience and performance of the members of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed. In addition, our future success will depend largely on our ability to continue to attract highly skilled personnel. Competition is intense for highly qualified technical, sales and marketing and management personnel and cash compensation for these employees is likely to increase after the offering because prospective employees may perceive that the stock option component of our compensation package is not as valuable as it was prior to the offering. None of our senior management or other key personnel in the United States are bound by employment agreements. Like other software companies in the San Francisco Bay Area, we face intense competition for qualified personnel including software engineering, service and support, and sales and marketing personnel.

THE INTERNET INFRASTRUCTURE SOFTWARE MARKET IS HIGHLY COMPETITIVE AND WE MAY LOSE MARKET SHARE TO COMPANIES DEVELOPING THEIR OWN SOFTWARE AND TO LARGER COMPETITORS WITH GREATER RESOURCES.

     The Internet infrastructure software market in general, and the market for our software and related services in particular, are new, rapidly evolving and highly competitive. We expect competition in this market to persist and intensify in the future. While our primary competition comes from companies developing their e-business software applications internally using traditional programming approaches, we also compete with a number of other sources, including vendors of application server products and services, vendors of Web integrated development environments and companies that market software applications for businesses.

     Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of our competitors also have more extensive customer bases, broader customer relationships and broader industry alliances that they could leverage, thereby establishing relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations. In addition, these companies may adopt aggressive pricing policies or offer more attractive terms to customers, may bundle their competitive products with broader product offerings or may introduce new products and enhancements. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products. As a result, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. See "Business -- Competition" for more information about our competition.

WE MAY FACE ADDITIONAL COMPETITIVE PRESSURE AS A RESULT OF OUR AGREEMENT TO CO-BRAND AN INTEGRATED PRODUCT WITH IBM, IBM'S PROMOTION OF TECHNOLOGIES THAT ARE NOT COMPATIBLE WITH OUR TECHNOLOGY, AND INCREASING CONSOLIDATION IN THE APPLICATION SERVER MARKET.

     As a result of an agreement with IBM, we are integrating our E-Business Automation System with IBM's WebSphere(TM) Application Server Advanced Edition. We and IBM will offer the new product under our respective brand names. Although we will receive license fees from IBM, this co-branding will likely result in a situation where we compete with IBM in the market for e-business automation products and services while simultaneously maintaining a working relationship with IBM. IBM has a longer operating history, a significantly larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than we do. As a result, we may not be able to compete effectively with IBM in the future, and our business, operating results and financial condition may be materially adversely affected.

     We expect that IBM's commitment to and presence in the market for technology that allows for flexible creation, deployment and modification of e-business software applications will substantially increase competitive pressure in the market. Many of our customers use IBM-based hardware and software platforms, so it is critical to our success that our products be closely integrated with IBM technologies. Notwithstanding our current agreement, IBM may in the future promote technologies and standards more directly competitive with or not compatible with our business rules automation technology.

     In addition, increasing consolidation in the application server market around major software suppliers such as BEA Systems, IBM, Microsoft, Oracle and Sun Microsystems could create new competitive forces in the market for e-business automation. Our failure to maintain and enhance our competitive position will limit our ability to retain and increase our market share, resulting in serious harm to our business and operating results.

IF INTERNET USAGE FAILS TO GROW OR DECLINES, OR IF COMMERCE CONDUCTED OVER THE INTERNET IS NOT ACCEPTED BY CONSUMERS AND BUSINESSES, OUR FUTURE SALES AND FUTURE PROFITS WILL DECLINE.

     If e-commerce does not continue to grow or grows more slowly than expected, demand for our products and services will be reduced. Our products enhance companies' abilities to transact business and conduct Web-based operations. As a result, our future sales and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers and businesses. To be successful we must rely on emerging Internet companies as well as consumers and businesses who have not historically used the Internet to transact business and exchange information.

     Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, insufficient commercial support or privacy concerns. The Internet's infrastructure may not be able to support the demands placed on it by increased usage. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols and complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

OUR BUSINESS IS DEPENDENT UPON ENHANCEMENTS TO OUR E-BUSINESS AUTOMATION SYSTEM, AND FAILURE TO DO SO SUCCESSFULLY COULD CAUSE FUTURE SALES TO DECLINE.

     Our future financial performance depends significantly on revenue from future enhancements to our E-Business Automation System that we are currently developing and plan to develop. Any delay or difficulties in completing these enhancements could seriously harm our business and operating results. We are currently developing a new release of our E-Business Automation System, which will include functionality that we do not currently have, including integration with IBM's WebSphere(TM) Application Server Advanced Edition which provides support for computing standards such as Enterprise Java Beans and Java2, and third party development tools. While we anticipate that this version will be released in the second quarter of 2000, this version still requires significant additional development that could result in delay, and we cannot predict with certainty the date of commercial release. In addition, we cannot be certain that enhanced versions of our E-Business Automation System will meet customers' expectations.

IF WE FAIL TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS MAY BECOME OBSOLETE.

     If we are unable to develop and release new products or product enhancements in a timely manner, we may lose existing customers or fail to attract new customers, resulting in a decline in revenue. The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New products based on new technologies or new industry standards may quickly render an existing product obsolete and unmarketable. Our growth and future operating results depend in part upon our ability to enhance existing products and develop and introduce new products that conform to prevailing industry standards, meet or exceed technological advances in the marketplace, meet changing customer requirements, achieve market acceptance, and respond to competitive products. Our technology is complex, and new products and product enhancements can require substantial investment and long development and testing periods.

WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT AND NEW CUSTOMERS AND IF WE FAIL TO GENERATE REPEAT AND EXPANDED BUSINESS OR GROW OUR CUSTOMER BASE, OUR PRODUCT AND SERVICES REVENUE WILL LIKELY DECLINE.

     In order to be successful, we need to broaden our customer base by selling licenses and services to current and new customers. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional licenses to expand their use of our products. These and other potential customers also may not yet have developed or deployed initial software applications based on our products. If these customers do not successfully develop and deploy these initial software applications, they may not choose to purchase deployment licenses or additional development licenses. In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not license these products.

     If we fail to add new customers who license our product, our services revenue will also likely decline. Our services revenue is derived from fees for professional services and customer support. The total amount of services and support fees we receive in any period depends in large part on the size and number of software licenses that we have previously sold as well as our customers electing to renew their customer support agreements. In the event of a downturn in our software license revenue or a decline in the percentage of customers who renew their annual support agreements, our services revenue could become flat or decline.

BECAUSE A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUE, OUR REVENUE COULD SUFFER IF WE LOSE A MAJOR CUSTOMER.


     Our top ten customers for the years ended December 31, 1998 and 1999 in total accounted for approximately 59% and 44.5%, respectively, of our revenue. Shell Energy/Noble Software and Harcourt General accounted for 17.5% and 12.8%, respectively, of our revenue for the year ended December 31, 1998 and El Paso Energy Corporation accounted for 11.5% of our revenue for the year ended December 31, 1999. We expect that a small number of customers will continue to account for a substantial portion of revenue in any given quarter in the foreseeable future, although it is unusual for the same customer to account for a substantial amount of revenue in each of several quarters. As a result, our inability to secure major customers during a given period or the loss of any one major customer could cause our revenue to drop quickly and unexpectedly.


WE RELY ON COMPANIES THAT CUSTOM DEVELOP AND INTEGRATE SOFTWARE APPLICATIONS TO HELP SUPPORT OUR PRODUCTS AND, ACCORDINGLY, OUR FAILURE TO MAINTAIN GOOD RELATIONSHIPS WITH THESE SYSTEMS INTEGRATORS MAY HURT SALES.

     Our potential customers often use third-party systems integrators to develop, deploy and manage their Web sites. In order to reach these customers, we cultivate relationships with systems integrators, encouraging them to support our products and recommend them to customers. If we do not adequately train a sufficient number of systems integrators or if systems integrators were to devote their efforts to integrating or co-selling competitive products, our revenue could be reduced and our operating results could be harmed.

BECAUSE WE RELY ON THIRD-PARTY DISTRIBUTORS TO HELP SELL OUR PRODUCTS, OUR FAILURE TO MAINTAIN OR INCREASE THE NUMBER OF RELATIONSHIPS WITH THIRD-PARTY DISTRIBUTORS MAY REDUCE OUR REVENUE.

     We rely on distributors to complement our direct sales force and sell our products and services. We have agreements with a limited number of third-party distributors, and we may not be able to increase the number of our distribution relationships or maintain our existing relationships. In addition, our current agreements with our distribution partners do not prevent these companies from selling products of other companies, including products that may compete with our products, and do not require these partners to purchase minimum quantities of our products. These distributors could give higher priority to the products of other companies or to their own products than they give to our products. As a result, the loss of, or a significant reduction in sales volume from our current or future distribution partners could seriously harm our revenue and operating results.

OUR BUSINESS WILL BE HARMED IF THIRD-PARTY SOFTWARE AND TECHNOLOGY, WHICH WE INTEGRATE INTO OUR PRODUCTS, PROVES UNRELIABLE OR IS UNAVAILABLE ON COMMERCIALLY REASONABLE TERMS.

     Our products integrate third-party object middleware, Web servers and Java Virtual Machine(TM). Our business would be seriously harmed if the providers from whom we license software and technology ceased to deliver and support reliable products, enhance their current products in a timely fashion or respond to emerging industry standards. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or at all. For example, we license some of the components of our products from limited or sole source suppliers. Many of these licenses are subject to periodic renewal. The loss of, or inability to maintain or obtain this software for any reason could result in significant shipment delays or reductions. Furthermore, we might be forced to limit the features available in our current or future product offerings.

     Almost all of our products are written in Java and require a Java Virtual Machine(TM) made available by Sun Microsystems in order to operate. Sun may not continue to make the Java Virtual Machine(TM) available at commercially reasonable terms or at all. Furthermore, if Sun were to make significant changes to the Java language or its Java Virtual Machine(TM), or fail to correct defects and limitations in these products, our ability to continue to improve and ship our products could be impaired. In the future, our customers may also require the ability to deploy our products on platforms for which technically acceptable Java implementations either do not exist or are not available on commercially reasonable terms.

OUR LIMITED EXPERIENCE IN MANAGING A LARGE SALES FORCE MAY IMPAIR OUR ABILITY TO EXPAND SALES AND GENERATE INCREASED REVENUE.

     Until recently, we did not have a large direct sales force. Over the past year, we have rapidly expanded our direct sales force and plan to hire additional sales personnel commensurate with our sales objectives. We may experience difficulty in integrating the new members of our sales team into our operations. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. Newly hired employees will require extensive training and generally take at least nine months to achieve full productivity. Moreover, each sales team typically includes a sales representative, a system engineer and an inside salesperson. We have limited experience in managing a large, expanding, geographically dispersed sales force. In addition, we have limited experience marketing our products broadly to a large number of potential customers. We cannot be certain that we will be able to hire enough qualified individuals in the future or that newly-hired employees will achieve necessary levels of productivity.

OUR SALES CYCLE IS LONG AND VARIABLE, WHICH LIMITS OUR ABILITY TO FORECAST SPECIFIC SALES AND MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

     The length of time between the date of initial contact with a potential customer and the execution of a license agreement typically ranges from two to four months, and is subject to delays over which we have little or no control. The sale of our products is subject to delays from our customers' lengthy budgeting, approval and competitive evaluation processes that typically accompany significant information technology purchasing decisions. For example, customers frequently begin by evaluating our products on a limited basis and devote time and resources to testing our products before they decide whether or not to purchase a license for deployment. We generally need to commit substantial time and resources to educate potential customers on the use and benefits of business rules automation and on the performance features of our E-Business Automation System. Customers may also defer orders as a result of anticipated releases of new products or enhancements by us or our competitors. As a result, our ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more large transactions could cause our operating results to vary significantly from quarter to quarter.

OUR SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, RESULT IN PRODUCT LIABILITY OR HARM OUR REPUTATION.

     Since our customers use our products for the critical e-business software applications used to transact their online business, errors, defects or other performance problems could result in damage to our customers' businesses. Complex software such as ours often contains errors or defects, particularly when first introduced or when new versions or enhancements are released. We cannot be certain that current versions or enhanced versions of our E-Business Automation System will be free of significant software defects or bugs. Despite our own testing and testing by customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenue or a delay in market acceptance. Customers could seek significant compensation from us for losses. Even if not successful, a product liability claim brought against us would likely be time-consuming, costly and damaging to our reputation.

WE PLAN TO COMMIT SIGNIFICANT RESOURCES TO EXPAND OUR INTERNATIONAL SALES AND MARKETING ACTIVITIES, WHICH COULD PROVE TO BE UNPROFITABLE DUE TO OUR INEXPERIENCE IN SUCH ACTIVITIES AS WELL AS OTHER RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

     We have limited experience in marketing, selling and distributing our products and services internationally. For the year ended December 31, 1999, only approximately 14.1% of revenue was derived from international accounts. As we expand international sales, we expect to become subject to a number of risks which may increase our costs, lengthen our sales cycle and require significant management attention. These risks generally include:

     - increased expenses associated with customizing products for foreign countries;

     - general economic conditions, including instability, in international markets;

     - currency exchange rate fluctuations;

     - unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

     - tariffs, export controls and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - reduced or less certain protection for intellectual property rights; and

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings.

     We currently invoice customers primarily in U.S. dollars and we maintain only nominal foreign currency cash balances. In the future, however, we may shift financial and administrative control of our foreign operations from the U.S. to our international offices. If that occurs, we may have increased exposure to international currency fluctuations.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND CONSEQUENTLY HARM OUR FINANCIAL CONDITION.

     As part of our business strategy, we review on an ongoing basis acquisition prospects that we believe would be advantageous to the development of our business. While we have no current agreements with respect to any major acquisitions, we may make acquisitions of businesses, products, consulting organizations or technologies in the future. If we make any acquisitions, we could take any or all of the following actions, any of which could materially and adversely affect our financial results and the price of our common stock:

     - issue equity securities that would dilute existing stockholders' percentage ownership;

     - use a substantial portion of our available cash, including proceeds from this offering;

     - incur substantial debt, which may not be available on favorable terms;

     - assume contingent liabilities; or

     - take substantial charges in connection with the amortization of goodwill and other intangible assets.

     Acquisitions also entail numerous risks, including:

     - difficulties in assimilating acquired operations, products and personnel with our pre-existing business and operations;

     - unanticipated costs;

     - diversion of management's attention from other business concerns;

     - adverse effects on existing business relationships with suppliers and customers;

     - risks of entering markets in which we have limited or no prior experience; and

     - potential loss of key employees from either our preexisting business or the acquired organization.

     We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business and operating results.

SINCE THE LICENSING OF OUR AUTOMATION TECHNOLOGY IS A KEY COMPONENT OF SALES, OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY.

     Approximately 58% of our revenue in the fourth quarter of 1999 was derived from the sale of software product licenses. We rely on a combination of contractual provisions, confidentiality procedures, and patent, trademark, trade secret and copyright laws to protect the proprietary aspects of our technology. We currently have one U.S. patent related to our automated development tool that uses a drag-and-drop metaphor. This patent is scheduled to expire in April 9, 2016. In addition, we have one U.S. patent pending relating to our business rules automation in database application development and maintenance. We cannot predict whether this patent application will result in an issued patent, or if a patent is issued, whether it will provide any meaningful protection. Moreover, these legal protections afford only limited protection and competitors may gain access to our intellectual property which may result in the loss of our customers.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use our proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources with no assurance of success and could seriously harm our business and operating results. In addition, we sell our products internationally, and the laws of many countries do not protect our proprietary rights as well as the laws of the United States do. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages.

WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

     Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe on the proprietary rights of others. In the event that a successful claim of infringement is brought against us and we fail or are unable to license the infringed technology, our business and operating results would be significantly harmed. Companies in the Internet infrastructure software market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Although we are not currently subject to any litigation or claims, any future claims, whether or not valid, could result in substantial costs and diversion of resources with no assurance of success. Intellectual property litigation or claims could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

     - redesign products or services.

WE COULD STILL FACE PROBLEMS RELATED TO THE YEAR 2000 ISSUE.

     To date, our customers have not reported any problems with our software products as a result of the commencement of the year 2000 and we have not experienced any impairment in our internal operations with the year 2000 issue. Nevertheless, computer experts have warned that there may still be residual consequences stemming from the change in centuries and, if these consequences become widespread, they could result in claims against us, a decrease in sales of our products and services, increased operating expenses and other business interruptions. We have not developed any specific contingency plan for year 2000 issues.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     The market prices of securities of other technology-based companies, particularly Internet-related companies, currently are highly volatile. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in our quarterly operating results;

     - deviations in our results of operations from the estimates of securities analysts;

     - changes in securities analysts' estimates of our financial performance;

     - changes in market valuations of similar companies and stock market price and volume fluctuations generally;

     - economic conditions specific to online commerce and e-business automation products and services;

     - announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

     - regulatory developments;

     - additions or departures of key personnel; and

     - future sales of our common stock or other securities.

     Our initial public offering price may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above the initial public offering price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE UNDER RULE 144 AND AS A RESULT OF REGISTRATION RIGHTS AGREEMENTS WE HAVE ENTERED INTO WITH SOME OF OUR INVESTORS.

     Sales of a substantial number of shares of our common stock under Rule 144, or the perception that these sales could occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In addition, we have entered into registration rights agreements with some investors that entitle these investors to have their shares registered for sale in the public market. The exercise of these rights could affect the market price of our common stock. See "Shares Eligible for Future Sale" for further information concerning potential sales of our shares after this offering, including information concerning Rule 144 and the registration rights we have granted.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE FOR OUR COMMON STOCK THAN EXISTING STOCKHOLDERS.


     If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $17.62 per share. See "Dilution."


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

     We have anti-takeover provisions that could prevent or delay an acquisition of our business at a premium price. Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of our company at a premium price or at all. These provisions:

     - provide for a staggered board;

     - prevent stockholders from taking action by written consent;

     - limit the persons who may call special meetings of stockholders;

     - authorize the issuance of preferred stock in one or more series; and

     - require advance notice for stockholder proposals and director nominations.

In addition, Section 203 of the Delaware General Corporation law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. See "Description of Capital
Stock -- Preferred Stock" and "Description of Capital Stock -- Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law" for a more detailed discussion of these anti-takeover provisions.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER VERSATA AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS.

     The interest of management could conflict with the interest of our other stockholders. Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in total, 58.0% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of Versata, which in turn could reduce the market price of our stock.

OUR FAILURE TO OBTAIN ADDITIONAL FINANCING IN THE NEAR FUTURE MAY SUBSTANTIALLY HARM THE FUTURE GROWTH OF OUR BUSINESS.

     We expect that the net proceeds from this offering, together with cash generated from operations, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Furthermore, if we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates, "could," "believes," "estimates," "predicts," "potential" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

     Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, even if new information becomes available or other events occur.

                                   TRADEMARKS

     We have filed for several trademarks, including the Versata E-Business Automation System(TM), the Versata Logic Server(TM), the Versata Studio(TM) and the Versata Connectors(TM), as well as the Versata logo. Java is a registered trademark of Sun Microsystems. Trademarks, trade names and service marks of other companies appearing in this prospectus are the property of the respective holders. Use or display by Versata of other parties' trade names, trademarks or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of Versata by, the trade name or trademark owners.

                                USE OF PROCEEDS


     We estimate the net proceeds from the sale of the 3,850,000 shares of common stock offered will be $69.9 million, assuming an initial public offering price of $20.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive approximately $80.7 million in net proceeds from this offering.


     We currently intend to use the net proceeds of this offering, along with our existing cash balances, primarily to fund working capital, technology and product development and sales and marketing. We anticipate using between $8 million and $10 million of the net proceeds during the next twelve months for product development and investment in our technology infrastructure. Also, we intend to use between $38 million and $43 million during the next twelve months for sales and marketing expenses. As of the date of this prospectus, we have not allocated any specific amount of the proceeds for the purposes listed in this paragraph. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. Pending our use of the proceeds, the net proceeds of this offering will be invested in short term, interest-bearing, investment-grade securities.

     As of the date of this prospectus, we can only estimate the particular uses for the net proceeds to be received upon completion of the offering. Our actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our technology development efforts, the progress of our sales and marketing activities, the amount of cash generated or used by our operations and other competitive factors. We currently have no formal plan for use of the expected offering proceeds, nor have we sought the advice of or received reports from any of our professional advisors regarding the use of the offering proceeds. We may find it necessary or advisable to use portions of the proceeds for other purposes, and our management will have broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

                                DIVIDEND POLICY

     We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors our board of directors deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt covenants.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 1999. This table should be read in conjunction with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This information is presented:

     - on an actual basis;


     - on a pro forma basis to reflect the net proceeds of $1.5 million from the sale of 269,784 shares of Series F preferred stock in January 2000, and the issuance of 72,000 shares of Series F preferred stock valued at $1.1 million as partial consideration for the acquisition of a business in January 2000; and


     - on a pro forma as adjusted basis to also give effect to:

        - the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering; and


        - the receipt of the estimated net proceeds of $69.9 million from the sale of 3,850,000 shares of common stock in this offering at an assumed initial public offering price of $20.00 per share after deducting underwriting discounts and commissions and offering expenses.



                                                                AS OF DECEMBER 31, 1999
                                                   -------------------------------------------------
                                                                                        PRO FORMA
                                                     ACTUAL          PRO FORMA         AS ADJUSTED
                                                   -----------      ------------      --------------
                                                                              (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Cash and cash equivalents........................   $ 20,655          $ 22,155           $ 92,075
                                                    ========          ========           ========
Total long-term liabilities......................        320               320                320
Stockholders' equity:
  Convertible preferred stock, issuable in
     series, $0.001 par value, 30,580,000 shares
     authorized, actual and pro forma; 26,572,909
     shares issued and outstanding, actual;
     26,914,693 shares issued and outstanding,
     pro forma; 5,000,000 shares authorized, no
     shares issued and outstanding, pro forma as
     adjusted....................................         26                28                 --
  Common stock, $0.001 par value, 40,000,000
     authorized, actual and pro forma; 7,204,111
     shares issued and outstanding, actual and
     pro forma; 150,000,000 shares authorized,
     37,968,804 shares issued and outstanding,
     pro forma as adjusted.......................          7                 7                 38
  Additional paid-in capital.....................     89,905            92,453            162,370
  Notes receivable from stockholders.............     (2,413)           (2,413)            (2,413)
  Unearned stock-based compensation..............    (14,732)          (14,732)           (14,732)
  Accumulated deficit............................    (53,375)          (53,375)           (53,375)
                                                    --------          --------           --------
       Total stockholders' equity................     19,418            21,968             91,888
                                                    --------          --------           --------
       Total capitalization......................   $ 19,738          $ 22,288           $ 92,208
                                                    ========          ========           ========

     The common stock outstanding as shown above is based on shares outstanding as of December 31, 1999 and excludes:


     - 7,945,760 shares that could be issued upon the exercise of options outstanding as of February 29, 2000 at a weighted average exercise price of $4.16 per share;



     - 970,803 shares reserved for issuance under our option plans at February 29, 2000;


     - 537,982 shares that could be issued upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $0.43 and 216,745 shares issuable upon conversion of preferred stock issuable upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $3.41; and

     - 500,000 shares that could be issued to employees who elect to buy our stock in the future under our employee stock purchase plan.

     For additional information regarding these shares, see "Management -- Stock Plans," "Description of Securities" and the notes to the consolidated financial statements.

                                    DILUTION


     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value at December 31, 1999, was approximately $19.5 million, or $0.57 per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at December 31, 1999 after giving effect to: (i) the issuance of shares of Series F preferred stock subsequent to December 31, 1999; and (ii) the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering.



     After giving effect to the sale of 3,850,000 shares of our common stock, at an assumed initial public offering price of $20.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma as adjusted net tangible book value at December 31, 1999 would have been $90.5 million, or $2.38 per share. This represents an immediate increase in net tangible book value of $1.81 per share to existing stockholders and an immediate and substantial dilution of $17.62 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:



Assumed initial public offering price per share.............           $20.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $0.57
  Increase per share attributable to new investors..........   1.81
                                                              -----
Pro forma as adjusted net tangible book value per share
  after the offering........................................             2.38
                                                                       ------
As adjusted dilution per share to new investors.............           $17.62
                                                                       ======



     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma as adjusted net tangible book value at December 31, 1999 would have been approximately $2.69 per share, representing an immediate increase in net tangible book value of $2.12 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $17.31 per share to new investors.



     The following table summarizes, at December 31, 1999, on a pro forma basis, the total number of shares purchased from us, and consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $20.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses:



                                 SHARES PURCHASED         TOTAL CONSIDERATION
                               ---------------------    -----------------------    AVERAGE PRICE
                                 NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                               -----------   -------    ------------    -------    -------------
Existing stockholders........   34,118,804     89.9%    $ 69,098,000      47.3%       $ 2.03
New investors................    3,850,000     10.1       77,000,000      52.7        $20.00
                               -----------    -----     ------------     -----
          Totals.............   37,968,804    100.0%    $146,098,000     100.0%
                               ===========    =====     ============     =====


     To the extent that any of our outstanding options or warrants are exercised, there could be further dilution to new investors. For additional information regarding these shares, see "Capitalization," "Management -- Stock Plans," "Description of Securities" and Note 1 of notes to consolidated financial statements.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited consolidated financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997, are derived from audited consolidated financial statements not included in this prospectus. The diluted net loss per share computation excludes potential shares of common stock (preferred stock, options and warrants to purchase common stock and common stock subject to repurchase rights that we hold), since their effect would be antidilutive. See the notes to our consolidated financial statements for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share. Our historical results are not necessarily indicative of results to be expected for future periods.


                                                                       YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------
                                                    1995          1996          1997          1998           1999
                                                 ----------    ----------    ----------    -----------    -----------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license.............................  $       64    $      872    $      526    $     1,924    $     6,729
  Services.....................................          --           252           880          2,026          5,853
                                                 ----------    ----------    ----------    -----------    -----------
    Total revenue..............................          64         1,124         1,406          3,950         12,582
                                                 ----------    ----------    ----------    -----------    -----------
Cost of revenue:
  Software license.............................          11            84           127            234            499
  Services.....................................                       825         1,184          2,248          6,121
                                                 ----------    ----------    ----------    -----------    -----------
    Total cost of revenue......................          11           909         1,311          2,482          6,620
                                                 ----------    ----------    ----------    -----------    -----------
Gross profit...................................          53           215            95          1,468          5,962
                                                 ----------    ----------    ----------    -----------    -----------
Operating expense:
  Sales and marketing..........................         957         4,583         4,779          4,495         15,609
  Product development..........................       2,432         3,486         3,547          3,275          4,769
  General and administrative...................         637         1,349         1,781          1,379          3,125
  Stock-based compensation.....................          --            --            --            202          3,955
                                                 ----------    ----------    ----------    -----------    -----------
    Total operating expense....................       4,026         9,418        10,107          9,351         27,458
                                                 ----------    ----------    ----------    -----------    -----------
Loss from operations...........................      (3,973)       (9,203)      (10,012)        (7,883)       (21,496)
Other income (expense), net....................          42           190           168           (251)          (304)
                                                 ----------    ----------    ----------    -----------    -----------
Net loss.......................................      (3,931)       (9,013)       (9,844)        (8,134)       (21,800)
Deemed preferred stock dividend................          --            --            --             --        (10,800)
                                                 ----------    ----------    ----------    -----------    -----------
Net loss attributable to common stockholders...  $   (3,931)   $   (9,013)   $   (9,844)   $    (8,134)   $   (32,600)
                                                 ----------    ----------    ----------    -----------    -----------
Net loss per share attributable to common
  stockholders:
  Basic and diluted............................  $    (3.14)   $    (6.05)   $    (5.72)   $     (3.99)   $     (9.18)
                                                 ==========    ==========    ==========    ===========    ===========
  Weighted average shares outstanding..........   1,251,691     1,489,294     1,720,649      2,038,393      3,552,409
                                                 ==========    ==========    ==========    ===========    ===========
Unaudited pro forma net loss per share:
  Basic and diluted............................                                                           $     (0.87)
                                                                                                          ===========
  Weighted average shares outstanding..........                                                            24,923,904
                                                                                                          ===========


The unaudited pro forma net loss information in the table above gives effect to the conversion into common stock of all series of preferred stock outstanding as of December 31, 1999.

                                                                               DECEMBER 31,
                                                              -----------------------------------------------
                                                               1995      1996      1997      1998      1999
                                                              ------    ------    ------    ------    -------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $4,764    $1,332    $2,338    $5,767    $20,655
Working capital.............................................   4,405        54       835     3,878     16,215
Total assets................................................   5,665     3,374     4,235     8,468     33,660
Total long-term liabilities.................................     720       612     1,175       498        320
Stockholders' equity........................................   4,435       820       889     4,356     19,418

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the consolidated financial statements and notes attached to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Risk Factors" and "Cautionary Note on Forward-Looking Statements."

OVERVIEW

     We provide a comprehensive suite of software and services that enables our customers to rapidly deploy e-business software applications that can be modified quickly to meet constantly changing business requirements. From our incorporation in August 1991 through December 1994, we were a professional services company and generated revenue from technical consulting projects. In January 1995, we commenced development efforts on our initial software products, from which we generated revenue from late 1995 through early 1998. In September 1996, we began development of our first Web-based software product, which we began shipping commercially in September 1997. In September 1998, we introduced the first generation of what is now our Versata E-Business Automation System. To date, we have licensed our products and provided services to approximately 500 customers around the world. Since the second quarter of 1998, we have derived our revenue exclusively from our Web-based software products and related services.

     We derive our revenue from the sale of software product licenses and from related services. Software license revenue is derived from the sale of software licenses for our Versata E-Business Automation System. Our software licenses are priced based on the size of the customer's project. Software license revenue also includes product maintenance, which provides the customer with software upgrades over a specified term, typically twelve months. Services revenue consists of fees from professional services and customer support. Professional services include consulting and training. Customers typically purchase these professional services from us to enlist our support in implementation activities, generally when the sale is made through direct sales efforts. Professional services are sold on either a time-and-materials or on a fixed-price basis, while customer support is priced based on the particular level of support chosen by the customer. Software license revenue accounted for approximately 48.7% and 53.5% of our total revenue in 1998 and 1999, respectively, while services revenue accounted for 51.3% and 46.5%, respectively.

     We recognize revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition." Software license revenue is recognized when a license agreement is signed by both parties, the fee is fixed, determinable, collection is probable and delivery of the product has occurred. Our customers usually purchase maintenance agreements for product upgrades, and revenue is recognized ratably over the term of the agreement, typically one year, as a component of software license revenue. We bill professional services fees either on a time-and-materials or on a fixed-price basis and recognize revenue as the services are performed. We offer differing levels of customer support and revenue is recognized ratably over the term of the customer support agreement, typically one year. Fees from arrangements which provide for extended payment terms are recognized as revenue when payments become due.

     The portion of fees related to either products delivered or services rendered which are not due under our standard payment terms is reflected in deferred revenue and in unbilled receivable until payments become due. Deferred revenue balances also include contracts for which right of product exchanges were granted for an extended period and the level of future product returns cannot be reasonably estimated, as well as contracts for which professional services have not yet been performed. Costs associated with services rendered which are not due under our standard payment terms have been deferred. As of December 31, 1999, deferred costs amounted to $130,000.

     As of December 31, 1999, we had deferred revenue of $4.4 million, an increase of $3.5 million from $910,000 as of December 31, 1998. This increase is principally attributable to three contracts for which rights of return were granted for an extended period of time. We do not believe that we can reasonably estimate the future level of returns. As a result, a total balance of $1.7 million was deferred and will not be recognized until a reasonable estimate can be made or until the return right lapses.

     We market our products and services through our direct sales force, consulting partners, companies that sell pre-packaged software applications, companies that custom develop and integrate software applications and companies that sell software applications over the Internet on a subscription services basis, often referred to as application service providers. While our revenue to date has been derived predominantly from customers in the United States, we believe international revenue will represent a more meaningful component of our total revenue as we expand our direct and indirect international sales efforts. Revenue from international sales represented 9.0% of our total revenue in 1998, and 14.1% of our total revenue in 1999.

     Our cost of software license revenue consists of royalty payments to third parties for technology incorporated in our product, the cost of manuals and product documentation, as well as packaging and distribution costs. Our cost of services revenue consists of salaries of professional services personnel, and payments to third-party consultants incurred in providing customer support, training, and consulting services. We currently generate positive gross margins from our consulting and training services; our fixed cost of customer support services exceeds our revenue generated from support activities. We expect this trend to continue for the next several quarters. Cost of services revenue as a percentage of services revenue is likely to vary significantly from period to period depending on overall utilization rates, the mix of services we provide and whether these services are provided by us or by third-party contractors.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our product development, sales and marketing and professional services departments, and to establish our administrative infrastructure. To date, all software development costs have been expensed in the period incurred. Historically, our operating expenses have exceeded the revenue generated by our products and services. As a result, we have incurred net losses in each quarter since inception and had an accumulated deficit of $53.4 million as of December 31, 1999. We anticipate that our operating expenses will increase substantially in future quarters as we increase sales and marketing operations, expand distribution channels, establish additional domestic and international sales offices, increase product development, broaden professional services, expand facilities and support, and improve operational and financial systems. We expect to incur additional net losses and negative cash flows from operations on a quarterly and annual basis for at least the next twenty-four months. In addition, our limited operating history as a company focused on Web-based software products makes it difficult for us to predict future operating results and, accordingly, there can be no assurance that we will achieve or sustain revenue growth or profitability.

     We increased our number of employees and independent contractors devoting substantially all of their time to us from 90 as of December 31, 1998 to 333 as of February 1, 2000. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. In addition, we expect that future expansion will continue to challenge our ability to attract, train and retain our employees. Competition is intense for highly qualified technical, sales and marketing and management personnel and cash compensation for these employees is likely to increase after this offering because prospective employees may perceive that the stock option component of our compensation package is not as valuable as it was prior to this offering. If our total revenue does not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract and retain qualified personnel, or our management otherwise fails to manage our expansion effectively, there would be a material adverse effect on our business, operating results and financial condition.


     As a result of stock options granted in 1998 and 1999 with exercise prices below fair value, we recognized a total unearned compensation expense of $18.1 million which will be amortized on an accelerated basis over the vesting periods of the options, usually 50 months. As a result of options issued in January and February 2000, we will record an additional $32.1 million in unearned stock-based compensation which will be amortized over the vesting schedule of the options.


RESULTS OF OPERATIONS

     The following table presents selected financial data for the periods indicated as a percentage of total revenue. Data for the period from inception through December 31, 1996 is not presented because revenue during that period was not material.

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1997       1998       1999
                                                            -------    -------    -------
Revenue:
  Software license........................................     37.4%      48.7%      53.5%
  Services................................................     62.6       51.3       46.5
                                                            -------    -------    -------
     Total revenue........................................    100.0      100.0      100.0
Cost of revenue:
  Software license........................................      9.0        5.9        4.0
  Services................................................     84.2       56.9       48.6
                                                            -------    -------    -------
     Total cost of revenue................................     93.2       62.8       52.6
                                                            -------    -------    -------
Gross profit..............................................      6.8       37.2       47.4
                                                            -------    -------    -------
Operating expense:
  Sales and marketing.....................................    339.9      113.8      124.1
  Product development.....................................    252.3       82.9       37.9
  General and administrative..............................    126.7       34.9       24.8
  Stock-based compensation................................       --        5.1       31.4
                                                            -------    -------    -------
     Total operating expense..............................    718.9      236.7      218.2
                                                            -------    -------    -------
Loss from operations......................................   (712.1)    (199.5)    (170.8)
Other income (expense), net...............................     11.9       (6.4)      (2.4)
                                                            -------    -------    -------
Net loss..................................................   (700.2)%   (205.9)%   (173.2)%
                                                            =======    =======    =======

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

REVENUE

     Total revenue consists of software license revenue and services revenue. Total revenue increased by $8.6 million, or 218.5%, from $4.0 million in 1998 to $12.6 million in 1999. This increase was attributable to an increase in our customer base and in the average sales prices of the software we sold, which was largely the result of the release of an upgrade of our software product in September

1998. As a percentage of total revenue, software license revenue was 48.7% and 53.5% in 1998 and 1999, respectively, while services revenue was 51.3% and 46.5%, respectively.

     Software License Revenue. Software license revenue increased by $4.8 million, or 249.7%, from $1.9 million in 1998 to $6.7 million in 1999. This increase was primarily attributable to growth in both the number of licenses sold as well as higher average sales prices realized for software licenses. Software license revenue also benefited from the expansion of our distribution channels, through the addition of consulting partners, systems integrators and value added resellers. As a result of an increase in the number of international distributors selling our product, revenue from international sales increased by $1.3 million, or 428.1%, from $295,000 in 1998 to $1.6 million in 1999. As a percentage of software license revenue, international sales increased from 15.3% in 1998 to 23.2% in 1999.

     Services Revenue. Services revenue increased by $3.8 million, or 188.9%, from $2.0 million in 1998 to $5.8 million in 1999. This increase was attributable to growth in the number of our customers and support contracts from direct sales efforts. Services revenue from international customers increased by $154,000, or 252.5%, from $61,000 in 1998 to $215,000 in 1999.

COST OF REVENUE

     Total cost of revenue consists of cost of software license revenue and cost of services revenue. Total cost of revenue increased by $4.1 million, or 166.7%, from $2.5 million in 1998 to $6.6 million in 1999.

     Cost of Software License Revenue. Cost of software license revenue consists of royalty payments to third parties for technology incorporated into our product, the cost of manuals and product documentation, as well as packaging and distribution costs. Cost of software license revenue increased by $265,000, or 113.2%, from $234,000 in 1998 to $499,000 in 1999. This increase was attributable to a larger volume of sales orders in 1999. Gross profit on software license revenue increased by $4.5 million, or 268.6%, from $1.7 million in 1998 to $6.2 million in 1999. Gross profit as a percentage of software license revenue increased from 87.8% in 1998 to 92.6% in 1999. This increase reflected our lower third-party royalty fees associated with the new version of our software released in September 1998.

     Cost of Services Revenue. Cost of services revenue consists of salaries of professional services personnel and payments to third-party consultants incurred in providing customer support, training, and consulting services. Cost of services revenue excludes stock based compensation of $64,000 in 1998 and $515,000 in 1999 related to option grants to employees and consultants engaged in services activities. Cost of services revenue increased by $3.9 million, or 172.2%, from $2.2 million in 1998 to $6.1 million in 1999. This increase was principally due to an increase in the number of our consulting, training and customer support personnel from 15 at December 31, 1998 to 57 at December 31, 1999, reflecting the increase in consulting services that we provided in 1999. Cost of consulting and training services as a percentage of services revenue decreased from 99.7% in 1998 to 94.3% in 1999, primarily as a result of higher billing rates. As a percentage of total services revenue, cost of services revenue decreased from 111.0% in 1998 to 104.6% in 1999.

GROSS PROFIT

     Gross profit increased $4.5 million, or 306.1%, from $1.5 million in 1998 to $6.0 million in 1999. As a percentage of total revenue, gross margin increased from 37.2% to 47.4% in 1998 and 1999, respectively. This increase reflects improved margins in both software license revenue and services revenue for the reasons explained above.

OPERATING EXPENSE

     Operating expense increased by $18.1 million, or 193.6%, from $9.4 million in 1998 to $27.5 million in 1999. This increase was principally due to increased investment in our sales and marketing operations to increase our market position and expand our distribution channels, as well as amortization of unearned stock-based compensation. As a percentage of revenue, operating expense decreased from 236.7% in 1998 to 218.2% in 1999, as we spread our operating expenses across a significantly larger revenue base in 1999.

     Sales and Marketing. Sales and marketing expense consists of salaries, commissions, expenses from our sales offices, travel and entertainment expense and marketing programs. Sales and marketing expense excludes stock based compensation of $74,000 in 1998 and $2.4 million in 1999 related to option grants to employees engaged in sales and marketing activities. Sales and marketing expense increased by $11.1 million, or 247.3%, from $4.5 million in 1998 to $15.6 million in 1999. Of this increase, $6.5 million was due to increases in payroll and related costs, travel costs and costs related to the growth in the number of sales and marketing personnel, $1.3 million was due to increased marketing programs to increase market awareness of our products, and $1.2 million was due to increased commissions as a result of higher sales volumes. We had 31 sales and marketing professionals at December 31, 1998 compared to 114 at December 31, 1999. As a percentage of total revenue, sales and marketing expense increased from 113.8% in 1998 to 124.1% in 1999. We anticipate that our sales and marketing expense will continue to increase in future periods as we continue to expand our sales and marketing efforts, establish additional domestic and international sales offices and increase promotional activities related to our branding of the Versata name. We also expect that sales and marketing expenses may fluctuate as a percentage of total revenue from period to period as new sales personnel are hired and begin to achieve productivity.

     Product Development. Product development expense includes costs associated with the development of new products, enhancements to existing products, quality assurance and technical publication activities. These costs consist primarily of employee salaries and the cost of consulting resources that supplement our product development teams. Product development expense excludes stock based compensation of $49,000 in 1998 and $815,000 in 1999 related to option grants to employees engaged in product development activities. Product development expense increased by $1.5 million, or 45.6%, from $3.3 million in 1998 to $4.8 million in 1999. This increase was primarily attributable to increases in the number of personnel to support product development and engineering activities, from 20 at December 31, 1998 to 32 at December 31, 1999. As a percentage of total revenue, product development expense decreased from 82.9% in 1998 to 37.9% in 1999, as product development expense was spread across a significantly larger revenue base in the 1999 period. We believe that continued investment in product development is critical to attaining our strategic objectives, and, as a result, we expect product development expense to increase significantly in future periods.

     General and Administrative. General and administrative expense consists of salaries for executive, administrative and finance personnel, information systems costs, professional service fees and allowance for doubtful accounts. General and administrative expense excludes stock based compensation of $15,000 in 1998 and $274,000 in 1999 related to option grants to employees engaged in general and administrative activities. General and administrative expense increased by $1.7 million, or 126.6%, from $1.4 million in 1998 to $3.1 million in 1999. This increase was primarily attributable to the increases in legal and accounting fees and in our allowance for doubtful accounts, which we increased to $886,000 as of December 31, 1999. This increase occurred in response to the broadening of our customer base and related increase in our accounts receivable balance. As a percentage of total revenue, general and administrative expense decreased from 34.9% in 1998 to 24.8% in 1999, as our costs were spread across a significantly larger revenue base in the 1999 period. We believe general and administrative expense will increase in future periods, as we expect to add personnel to support our expanding operations and assume the responsibilities of a public company.

     Stock-Based Compensation. Stock-based compensation expense includes the amortization of unearned employee stock-based compensation and expenses for stock granted to consultants in exchange for services. Employee stock-based compensation expense is amortized on an accelerated basis over the vesting period of the related options, generally 50 months. Total stock-based compensation expense for 1999 was $4.0 million.

     Other income (expense), net. Other income (expense), net is primarily comprised of interest expense, interest income and foreign currency adjustments. We had net expense of $251,000 for 1998 as compared to net expense of $304,000 in 1999. This increase was principally due to higher interest expense paid on debt, partially offset by interest income.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

REVENUE

     Total revenue increased by $2.6 million, or 180.9%, from $1.4 million in 1997 to $4.0 million in 1998. This increase was largely attributable to an increase in our customer base in 1998, resulting from the September 1997 launch of the first generation of what is now our Versata E-Business Automation System. We released the current version of our Versata E-Business Automation System in September 1998. Prior to the 1997 release, we generated revenue from software licenses and services associated with a non-Web-based software product, which we discontinued in early 1998. As a percentage of total revenue, software license revenue was 37.4% and 48.7% in 1997 and 1998, respectively, while services revenue was 62.6% and 51.3%, respectively.

     Software License Revenue. Software license revenue increased by $1.4 million, or 265.8% from $526,000 in 1997 to $1.9 million in 1998. This increase was primarily due to an increase in our customer base resulting from the September 1997 launch of the first generation of our Versata E-Business Automation System as well as the September 1998 introduction of the current version of the software.

     Services Revenue. Services revenue increased by $1.1 million, or 130.2%, from $880,000 in 1997 to $2.0 million in 1998. This increase was principally due to an increase in training and consulting as a result of our expansion of our software license revenue.

COST OF REVENUE

     Total cost of revenue increased by $1.2 million, or 89.3%, from $1.3 million in 1997 to $2.5 million in 1998.

     Cost of Software License Revenue. Cost of software license revenue increased by $107,000, or 84.3%, from $127,000 in 1997 to $234,000 in 1998. This increase is attributable to a larger amount of royalties paid on third-party software incorporated into our products due to an increase in software license revenue.

     Cost of Services Revenue. Cost of services revenue increased by $1.1 million, or 89.9% from $1.2 million in 1997 to $2.3 million in 1998. This increase was principally due to an increase in our support organization and our professional consulting services organization.

GROSS PROFIT

     Gross profit increased by $1.4 million, or 1,445.3%, from $95,000 in 1997 to $1.5 million in 1998. This increase reflects significantly higher software license revenue in 1998, which generated higher gross margins resulting from higher average sales prices, as well as improved margins on our new software released in late 1997. Gross profit as a percentage of total revenue was 6.8% and 37.2% for 1997 and 1998, respectively.

OPERATING EXPENSE

     Operating expense decreased by $756,000, or 7.5%, from $10.1 million in 1997 to $9.4 million in 1998. This decrease was principally due to a restructuring of our business that occurred in late 1997, which led to a subsequent decline in each component of operating expense. As a percentage of revenue, operating expense decreased from 718.9% in 1997 to 236.7% in 1998.

     Sales and Marketing. Sales and marketing expense decreased by $284,000 or 5.9%, from $4.8 million in 1997 to $4.5 million in 1998. This decrease was principally due to the decreased level of spending on marketing programs in 1998. Sales and marketing as a percentage of revenue was 339.8% and 113.8% for 1997 and 1998, respectively.

     Product Development. Product development expense decreased by $272,000, or 7.7%, from $3.5 million in 1997 to $3.3 million in 1998. Personnel related to product engineering and development increased in 1998 as compared to 1997. This increase was more than offset by the reduction in consulting resources in late 1997. Product development as a percentage of revenue was 252.3% and 82.9% for 1997 and 1998, respectively.

     General and Administrative. General and administrative expense decreased by $402,000, or 22.6%, from $1.8 million in 1997 to $1.4 million in 1998. The 1997 amount includes a restructuring charge of $182,000. In addition, we had lower outside consulting expenses and a decrease in the funding of our allowance for doubtful accounts in 1998. General and administrative expense as a percentage of revenue was 126.7% and 34.9% for 1997 and 1998, respectively.

     Stock-Based Compensation. Total stock-based compensation expense in 1998 was $202,000.

     Other income (expense), net. Other income (expense), net amounted to $168,000 income in 1997 as compared to an expense of $251,000 in 1998. This change is principally due to an increase of $269,000 in interest expense and a decrease of $150,000 in interest income in 1998.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth our historical unaudited quarterly information for our most recent eight quarters, both in absolute dollars and as a percentage of total revenue for each quarter. This quarterly information has been prepared on a basis consistent with our audited financial statements and, we believe, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown. Our quarterly operating results have fluctuated and may continue to fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                                                       THREE MONTHS ENDED
                                  --------------------------------------------------------------------------------------------
                                  MAR. 31,    JUN. 30,    SEP. 30,    DEC. 31,    MAR. 31,    JUN. 30,    SEP. 30,    DEC. 31,
                                    1998        1998        1998        1998        1999        1999        1999        1999
                                  --------    --------    --------    --------    --------    --------    --------    --------
Revenue:
  Software license..............  $   233     $   346     $   774     $   572     $   961     $ 1,099     $ 1,673     $ 2,996
  Services......................      292         417         647         669         817       1,370       1,496       2,170
                                  -------     -------     -------     -------     -------     -------     -------     -------
        Total revenue...........      525         763       1,421       1,241       1,778       2,469       3,169       5,166
                                  -------     -------     -------     -------     -------     -------     -------     -------
Cost of revenue:
  Software license..............       28          63          79          64          66         187         122         124
  Services......................      356         399         672         821       1,002       1,292       1,486       2,341
                                  -------     -------     -------     -------     -------     -------     -------     -------
        Total cost of revenue...      384         462         751         885       1,068       1,479       1,608       2,465
                                  -------     -------     -------     -------     -------     -------     -------     -------
Gross profit....................      141         301         670         356         710         990       1,561       2,701
                                  -------     -------     -------     -------     -------     -------     -------     -------
Operating expense:
  Sales and marketing...........      704         901       1,301       1,589       2,157       2,836       4,071       6,545
  Product development...........      769         817         880         809         915       1,036       1,082       1,736
  General and administrative....      253         289         340         497         407         696         864       1,158
  Stock-based compensation......       --          --          --         202         326         457         709       2,463
                                  -------     -------     -------     -------     -------     -------     -------     -------
        Total operating
          expense...............    1,726       2,007       2,521       3,097       3,805       5,025       6,726      11,902
                                  -------     -------     -------     -------     -------     -------     -------     -------
Loss from operations............   (1,585)     (1,706)     (1,851)     (2,741)     (3,095)     (4,035)     (5,165)     (9,201)
Other income (expense), net.....      (13)        (64)       (214)         40          28         (35)       (442)        145
                                  -------     -------     -------     -------     -------     -------     -------     -------
          Net loss..............  $(1,598)    $(1,770)    $(2,065)    $(2,701)    $(3,067)    $(4,070)    $(5,607)    $(9,056)
                                  =======     =======     =======     =======     =======     =======     =======     =======
AS A PERCENTAGE OF REVENUE:
Revenue:
  Software license..............     44.4%       45.3%       54.5%       46.1%       54.0%       44.5%       52.8%       58.0%
  Services......................     55.6        54.7        45.5        53.9        46.0        55.5        47.2        42.0
                                  -------     -------     -------     -------     -------     -------     -------     -------
        Total revenue...........    100.0       100.0       100.0       100.0       100.0       100.0       100.0       100.0
                                  -------     -------     -------     -------     -------     -------     -------     -------
Cost of revenue:
  Software license..............      5.3         8.3         5.6         5.2         3.7         7.6         3.8         2.4
  Services......................     67.8        52.3        47.3        66.1        56.4        52.3        46.9        45.3
                                  -------     -------     -------     -------     -------     -------     -------     -------
        Total cost of revenue...     73.1        60.6        52.9        71.3        60.1        59.9        50.7        47.7
                                  -------     -------     -------     -------     -------     -------     -------     -------
Gross profit....................     26.9        39.4        47.1        28.7        39.9        40.1        49.3        52.3
                                  -------     -------     -------     -------     -------     -------     -------     -------
Operating expense:
  Sales and marketing...........    134.1       118.1        91.6       128.0       121.3       114.9       128.5       126.7
  Product development...........    146.5       107.0        61.9        65.2        51.5        42.0        34.1        33.6
  General and administrative....     48.2        37.9        23.9        40.1        22.9        28.1        27.3        22.4
  Stock-based compensation......       --          --          --        16.3        18.3        18.5        22.4        47.7
                                  -------     -------     -------     -------     -------     -------     -------     -------
        Total operating
          expense...............    328.8       263.0       177.4       249.6       214.0       203.5       212.3       230.4
                                  -------     -------     -------     -------     -------     -------     -------     -------
Loss from operations............   (301.9)     (223.6)     (130.3)     (220.9)     (174.1)     (163.4)     (163.0)     (178.1)
Other income (expense), net.....     (2.5)       (8.4)      (15.0)        3.2         1.6        (1.4)      (13.9)        2.8
                                  -------     -------     -------     -------     -------     -------     -------     -------
          Net loss..............   (304.4)%    (232.0)%    (145.3)%    (217.7)%    (172.5)%    (164.8)%    (176.9)%    (175.3)%
                                  =======     =======     =======     =======     =======     =======     =======     =======

     Our limited operating history as a company focused on Web-based software products, as well as the emerging nature of the Internet infrastructure software market, make it difficult for us to accurately forecast our revenue. Our revenue could fall short of our expectations if we experience delays or cancellations of even a small number of product licenses. A number of factors are likely to cause fluctuations in our operating results, including, but not limited to:

     - the size and timing of individual sales orders;

     - unexpected delays in introducing new products and services;

     - customer budget constraints;

     - the mix of product license and services revenue;

     - the mix of direct and indirect channel sales;

     - the level of product competition in our market and the timing and market acceptance of new product introductions and upgrades by us or our competitors;

     - changes in the rapidly evolving Internet infrastructure software market;

     - costs related to possible acquisitions related to new technology and businesses; and

     - general economic conditions.

     Please see "Risk Factors -- Because we have only sold Web-based software products since September 1997, our historical operating results may not be meaningful to an investor evaluating our company" and "-- The unpredictability of our quarterly operating results may cause the price of our common stock to decline."

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1999, we had net operating losses and research and experimentation credit carryforwards of approximately $45.0 million and $635,000, respectively, for federal tax purposes, and approximately $25.9 million and $415,000, respectively, for state tax purposes. The federal net operating loss and research and experimentation credit carryforwards are available through 2019 (through 2004 for state net operating loss carryforwards) if not used beforehand to offset taxable income or tax liabilities. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss and tax credit carryforwards that could be utilized annually in the future to offset taxable income. A valuation allowance has been established in our financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have funded our operations primarily through the private sale of our equity securities, resulting in net proceeds of approximately $69.0 million. We have also funded our operations through equipment financing. As of December 31, 1999, we had $20.7 million in cash and cash equivalents and $16.2 million in working capital. We have also obtained a capital financing line from Phoenix Leasing Incorporated to purchase up to $2.0 million in fixed assets. Any borrowings under this financing line are payable over 36 months, with an effective interest rate of approximately 17%. At December 31, 1999, there was a total of $362,000 outstanding under this line. Borrowings under this line are collateralized by the equipment being financed. In December 1999, we repaid in full our bank line of credit with the Venture Banking Group, a division of Cupertino National Bank for amounts borrowed to finance equipment. In January 2000, we completed an additional offering of 269,784 shares of Series F preferred stock, for proceeds to us of approximately $1.5 million.


     Net cash used in operating activities was $8.6 million in 1997, $7.0 million in 1998 and $14.5 million in 1999. Net cash flows used in operating activities for each period reflect net losses and increasing accounts receivable offset in part by increases in accounts payable and accrued liabilities and deferred revenue.

     Net cash used in investing activities was $402,000 in 1997, $299,000 in 1998, and $2.1 million in 1999. Cash used in investing activities reflects purchases of property and equipment in each period. Our capital expenditures consisted of purchases of operating resources to manage our operations, including computer hardware and software, office furniture and equipment and leasehold improvements. We expect that our capital expenditures will continue to increase in the future.

     Net cash provided by financing activities was $10.0 million in 1997, $10.7 million in 1998 and $31.5 million in 1999. Cash provided by financing activities includes net proceeds from the issuance of preferred and common stock, offset by the payments on long-term debt and capital lease obligations for each period, as well as proceeds from bridge loan financings in 1998 and 1999.

     We expect to experience significant growth in our operating expenses, particularly product development and sales and marketing expenses, for the foreseeable future to execute our business plan. As a result, we anticipate that these operating expenses, as well as the expansion of our professional services organization, will constitute a material use of our cash resources. In addition, we may use cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines.

     We believe that the net proceeds from the sale of the common stock in this offering, together with funds generated from operations, will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

CONVERSION TO EURO

     We conduct business in eight European countries, and for the year ended December 31, 1999, we derived 12.5% of our total revenue from our European operations. Eleven of the fifteen member countries of the European Union have adopted the Euro as their legal currency. We expect to be able to process Euro-denominated transactions early in 2000. In addition, our products support the Euro currency symbol. We are also assessing the business implications of the conversion to the Euro, including long-term competitive implications and the effect of market risk with respect to financial instruments. Based on the foregoing, we do not believe the Euro will have a significant effect on our business, financial position, cash flows or results of operations. We will continue to assess the impact of Euro conversion issues as the applicable accounting, tax, legal and regulatory guidance evolves.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not currently use derivative financial instruments. We generally place our cash and cash equivalents in high quality money-market securities such as 30-day certificate of deposits. We do not expect any material loss from these investments and therefore believe that our potential interest rate exposure is not material. Internationally, Versata invoices customers primarily in U.S. dollars and we maintain only nominal foreign currency cash balances. Working funds necessary to facilitate the short-term operations of our subsidiaries are kept in local currencies in which they do business. We do not currently enter into foreign currency hedge transactions. Through December 31, 1999, foreign currency fluctuations have not had a material impact on our financial position or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to any derivatives. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date until the first quarter ending June 30, 2000. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2000 and has not determined whether the adoption of this pronouncement will have a material impact on its financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     Our comprehensive suite of software and services enables our customers to rapidly deploy e-business software applications that can be modified quickly to meet constantly changing business requirements. Our E-Business Automation System utilizes a unique business rules automation technology that redefines how companies create, deploy and modify the critical e-business software applications used to transact their online business. We believe our solution enables our customers to achieve a substantial time-to-market and business flexibility advantage compared to businesses using traditional Web-based software application development tools. We intend to establish our solution as the foundation for the next generation of business-to-business Web-based software applications.

     As of December 31, 1999, we had licensed our products to approximately 500 customers worldwide for use in a wide range of e-business software applications. Over 35 customers have purchased our products and services for over $100,000, including Canadian Pacific Ships, El Paso Energy, Hilton Hotels, IBM, IM Group, Interim Services and ITT Fluid Technology. We have entered into a strategic marketing and development relationship with IBM to provide a single product offering that integrates our software with IBM's WebSphere(TM) Application Server Advanced Edition. This integrated product will be offered under our respective brand names. To complement our direct sales channel, we have developed relationships with consulting partners, companies that sell pre-packaged software applications, companies that custom develop and integrate software applications and companies that sell software applications over the Internet on a subscription services basis, often referred to as application service providers. We plan to continue to develop more of these relationships in the future.

INDUSTRY BACKGROUND

     The business environment across virtually all industries is becoming increasingly competitive and dynamic, driven by new business opportunities and improved productivity through the use of technology. Many companies are utilizing emerging technologies to address new markets, provide additional services and enhance their customer relationships. New technology is also altering the competitive landscape for many businesses, as companies are facing loss of market share, severe price pressures and shorter product life cycles that require them to constantly improve their efficiency.

     To address these new opportunities and in response to these competitive pressures, companies are adopting recently developed Internet technologies throughout their organizations to improve communications and transact business with their customers, suppliers, partners and employees. The migration of the commercial marketplace to the Internet and the movement of corporate communication and information management to intranets has resulted in a new operating model known as e-business. Companies are developing new e-business software applications that leverage the Internet's unique capabilities and are integrating these new software applications with their mission-critical legacy systems. The competitive advantage to be gained by implementing Internet technology is driving companies to adopt this technology as rapidly as possible and is fueling a major shift toward the processing of transactions over the Internet. Evidencing the speed at which transactions are moving online, Forrester Research estimates that the amount of global transactions completed over the Internet could be as high as $3.2 trillion by 2003.

     To keep pace in this dynamic new e-business environment, businesses must be able to effectively manage, implement and rapidly change the way they conduct business. Underlying every company's fundamental business strategies, policies and procedures are a unique set of business rules. These business rules control the execution of business decisions, processes and constraints. A typical business rule might be "A customer's account balance cannot exceed a customer's credit limit" or "Preferred customers get a 10% discount and free shipping." Historically, business rules were often implemented through manual procedures or were automated to a limited extent in business software applications. E-businesses, however, require the automation of entire business processes. As a result, business rules need to be automated and interconnected, significantly increasing software application complexity.

     Defining, implementing and executing the thousands of business rules in e-business software applications with the speed and efficiency demanded by today's competitive business landscape has proven to be extremely challenging. Companies increasingly are finding this process to be slow, labor intensive and costly. Difficulties in carrying out this task include:

     - Lengthy Implementation Cycles. Development teams are required to understand and implement manually, in programming languages such as Java, the many business rules that are the foundation of a company's business strategy. Frequently this programming task requires many months of work by skilled programmers.

     - Unavailable Technical Skill. It is difficult for companies to attract and retain qualified programmers and other technical personnel with the high level of skill required for complex Web development projects. Competition for skilled professionals is intense and turnover rates are high in these types of positions.

     - Rapidly Changing Technology. The technology used to develop and deploy e-business software applications is complex and has been changing rapidly. It is difficult for organizations to keep up with constantly evolving industry standards and platforms. As new technologies are developed, they must be integrated into legacy systems and architectures, creating integration delays and implementation problems.

     Once e-business software applications are created and deployed, changing a company's business rules requires manually modifying the code within the software applications. This is a time consuming, error-prone and expensive process, which requires that many individual components of a software application be modified. Once changed, these components must be reintegrated both within that software application and with other software applications and systems. In order to accommodate a relatively simple but crucial shift in strategy, a business must often make hundreds of programming changes requiring many months of work by skilled programmers familiar with the company's software applications. To overcome these obstacles, businesses need a solution that enables the rapid deployment and continual modification of e-business software applications.

SOLUTION

     Our E-Business Automation System allows our customers to rapidly deploy e-business software applications that can be modified quickly to meet constantly changing business requirements. Our E-Business Automation System utilizes a unique business rules automation technology that redefines how companies create, deploy and modify the critical e-business software applications used to transact their online business. Our software eliminates the need for traditional programming by enabling users to define their business rules in precise English statements rather than in a technical programming language. Our software converts these precise English statements into executable Java code. We believe that this technology represents an advantage not available from competitors and enables customers to achieve a substantial time-to-market and business flexibility advantage compared to businesses using traditional Web-based software application development tools. Our solution, which consists of a comprehensive suite of software and services, provides the following benefits:

Complete E-Business Automation System

     We provide companies with a complete system for automating the creation, deployment and modification of custom, transaction processing e-business software applications, including the user interface, business logic and data access components of these software applications. Our unique automation technology analyzes, optimizes and compiles business rules into executable Java components hosted on an application server. A single business rule may require several hundred lines of executable Java code; our system creates the code automatically. As a result, users of our system can achieve a substantial time-to-market and business flexibility advantage over traditional programming methods and can rapidly deploy and maintain their critical e-business software applications used to transact their online business even with few or no Java skilled employees.

Flexible and Rapid Response to Changing Business Requirements

     Our solution enables companies to rapidly change the business rules required to implement critical shifts in strategy. By automating the process through which changes in a company's business rules are reflected throughout its e-business software applications, our customers are able to avoid highly disruptive reprogramming required in other Web development environments. As a result, users of our system frequently are able to modify their e-business software applications in significantly less time compared to other programming methods.

Technology Independence

     Our solution enables companies to build and deploy e-business software applications that are compatible with a company's technology infrastructure and systems, and are capable of conforming to new infrastructures as they become available. Our E-Business Automation System enables companies to both access information and apply rules-based business logic across a number of sources, including leading relational database systems, legacy software applications and various standards-based middleware solutions. This open architecture allows our customers to continue to use their existing technology infrastructure to support new e-business software applications. We also provide customers with choices in their application server architecture. Our Versata Logic Server is currently available in a CORBA edition, and we expect to release the Enterprise Java Beans edition in the second quarter of 2000.

Comprehensive Customer Service

     As an essential component of our total solution, we offer our customers a full range of professional services, including training, mentoring, staff augmentation and project management, as well as customer support. Through this comprehensive suite of services, we enable our customers to automate e-business software applications without regard for internal staffing constraints. Our primary focus is to rapidly transfer knowledge to our customers and partners, enabling their technology professionals to quickly understand and properly apply our technology. In cases where project demands outstrip a customer's ability or desire to provide technical personnel, we can directly, or in conjunction with one of our systems integration partners, provide professionals to rapidly deploy project solutions on short notice. In addition, we can provide complete turnkey solutions at a customer's request.

STRATEGY

     Our objective is to establish our solution as the foundation for the next generation of business-to-business Web-based software applications. To achieve this objective, our key growth strategies are to:

Define the New Paradigm for E-business Automation

     The market for technology that allows for flexible creation, deployment and modification of e-business software applications is emerging rapidly. Our E-Business Automation System utilizes a unique business rules automation technology that redefines how companies rapidly create, deploy and modify the critical e-business software applications used to transact their online business. With the growth in the number of customers who continue to successfully implement our solution, as well as the endorsement of our technology by our OEM partner, IBM, we intend to become the industry standard for E-Business Automation Systems. We recently changed our corporate name to Versata and plan to launch a variety of marketing programs designed to build brand and industry recognition of Versata as the e-business automation leader.

Extend Technology Leadership

     We intend to enhance our position as a technology leader by increasing the functionality, performance, ease of use and scalability of our E-Business Automation System. We continue to devote substantial resources to the enhancement of our Versata Logic Server. The next release of our E-Business Automation System will be integrated with IBM's WebSphere(TM) Application Server Advanced Edition. This integrated product will allow our customers to utilize Enterprise Java Beans, a scalable industry standard solution, and will support enterprise-level team development. We also intend to continue to support the integration of our software with additional application servers and technologies. Furthermore, we will continue to introduce Versata Connectors that will enable our customers to connect to additional legacy databases, software applications and middleware.

Expand Worldwide Direct Sales

     Currently, we have 17 direct sales offices throughout North America and additional offices in the United Kingdom, France, Germany and China. We plan to continue to expand our sales efforts by adding more direct sales teams in North America, Europe and the Pacific Rim. To expand our sales to both new and existing customers, we intend to continue to develop our direct sales structure based primarily on geographic region.

Leverage Strategic Partnerships

     To increase our visibility in the marketplace and broaden the functionality of our solution, we plan to continue to develop marketing and technology relationships with leading vendors. We recently signed an agreement with IBM that allows us to sell our products integrated with IBM's WebSphere(TM) Application Server Advanced Edition. This agreement also includes international language support by IBM and joint marketing programs. We expect our relationship with IBM to favorably affect our sales efforts and add significantly to our credibility and positioning. We intend to enter into additional OEM relationships that will enhance our product development and marketing activities.

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

Continue to Grow our Multi-Channel Distribution Network

     We will continue to complement our direct sales channel with multiple indirect channels, including consulting partners, companies that sell pre-packaged software applications, companies that custom develop and integrate software applications and companies that sell software applications over the Internet on a subscription services basis, often referred to as application service providers. These relationships will provide additional marketing and sales channels for our products and accelerate the successful deployment of software applications using our solution. We intend to leverage these channels to establish business relationships with emerging growth companies focused on providing transaction-oriented, business-to-business services. Finally, we intend to continue to expand and grow our network of international distributors in Europe, Latin America and the Pacific Rim.

Further Develop Professional Services Capabilities

     We currently offer a full range of professional services, including training, mentoring, staff augmentation and project management. These services create significant opportunities for high quality account management and further penetration of key customers, leading to large purchasing decisions at the enterprise level. We also expect to complete a growing number of projects on a turnkey basis. We intend to increase the size of our service and support organization and to further expand our professional services capabilities through strategic relationships with, or acquisitions of, system integrators and consulting partners.

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

PRODUCTS

     Our E-Business Automation System is a complete solution that enables customers to rapidly deploy the critical e-business software applications used to transact their online business. The following is a current list of our products and list prices:

-----------------------------------------------------------------------------------------------
 PRODUCTS               DESCRIPTION                          LIST PRICE
-----------------------------------------------------------------------------------------------
 Versata Logic Server   Integrates business rules            $35,000 per deployed CPU $15,000
                        automation technology with a         for limited use development and
                        scalable and reliable application    test system
                        server. Currently available in
                        Common Object Request Broker
                        Architecture (CORBA); the
                        Enterprise Java Beans-based edition
                        is expected to be released in the
                        second quarter of 2000.
-----------------------------------------------------------------------------------------------
 Versata Connectors     Provides enterprise-wide             $10,000 per deployed CPU
                        connectivity between the Versata
                        Logic Server and a variety of data
                        sources, including legacy
                        databases, systems and software
                        applications. These Connectors use
                        our open eXtensible Data Access
                        architecture to enable our
                        customers to implement their unique
                        business rules across a variety of
                        data storage environments.
-----------------------------------------------------------------------------------------------
 Versata Studio         Offers a complete graphical          $3,000 per application developer
                        development studio with functions    seat
                        that enable teams of developers to
                        describe business rules, design
                        user interfaces and deploy
                        e-business software applications.
-----------------------------------------------------------------------------------------------

     A typical initial client configuration consists of two Versata Logic Servers for deployment, one limited-use server for development and testing and three Versata Studio seats. The average price for this basic configuration is approximately $124,000, including approximately $30,000 for training and consulting services, but excluding the price of additional Versata Connectors which may be added as required. We encourage our customers, at the time they purchase our software, to contract for customer support services and maintenance.

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

PRODUCT ARCHITECTURE

     The Versata E-Business Automation System provides customers a complete and open solution for e-business software application development and deployment. The architecture is illustrated below:

                               [VERSATA GRAPHIC]

Versata Logic Server

     Our Versata Logic Server provides a complete system for deploying e-business software applications. It includes business rules automation technology, an integrated application server, support for leading Web-based graphical user interfaces and enterprise data connectivity.

     Our business rules automation technology consists of high level services such as rule sequencers, rule optimizers, and rule compilers that allow high-performance execution of business rules as Java components hosted on an application server. Scalable e-business software applications require an integrated application server to provide object caching, client session management, server thread management, data source connection sharing, load balancing, failover support and security. Our products include a sophisticated and powerful application server that enables scalable, reliable and secure deployment.

     We provide customers with open choices in their application server architecture. Our Versata Logic Server is currently available in a CORBA edition, and we expect to release the Enterprise Java Beans edition in the second quarter of 2000. At that time, our Versata Logic Server will support the two leading component-based computing models. Our CORBA application server option is built on an object request broker technology foundation from Inprise Corporation. Our Enterprise Java Beans application server option is being developed as part of a strategic relationship with IBM. Their

WebSphere(TM) Application Server Advanced Edition provides an Enterprise Java Beans foundation, which we expect to be available as an integrated component of our solution. The Versata Logic Server provides complete Web deployment by integrating with a variety of HTTP proxy servers.

     E-business software applications require sophisticated graphical interfaces that support a variety of Internet deployment architectures and network configurations. Our Versata Logic Server allows companies to deploy highly graphical software applications that support both Java and HTML user interface technologies. These two user interface technologies integrate business rules into Web-based business software applications. Once deployed, the Versata Logic Server includes a management console to evaluate, in real time, the performance and reliability of an e-business software application, enabling detailed monitoring and debugging of end user transactions through a browser-based interface.

     Our Versata Logic Server is available for Windows NT, Solaris, AIX and HP-UX operating systems.

Versata Connectors

     Our Versata Connectors enable organizations to leverage a variety of data source and legacy systems into new e-business solutions. Our Versata Logic Server uses the Versata Connectors to interact with and apply business rules to a variety of data sources, including legacy databases, middleware systems and software applications. Versata Connectors are based on our eXtensible Data Access interface. This Java-based interface maps various data sources into a standard format that enables business rules automation. Our Versata Logic Server includes Versata Connectors for leading relational databases, such as Oracle, Microsoft SQL Server, Sybase SQL Server, IBM DB2 and Informix Dynamic Server, and standard object formats, such as COM+, CORBA and Enterprise Java Beans.

     To access information and apply business rules to additional data sources, we provide or plan to provide Versata Connectors for:

     - Middleware Systems, such as Information Builders EDA SQL, IBM CICS and IBM MQ-Series; and

     - Enterprise Resource Planning (SAP, BAAN, PeopleSoft, etc.) and other custom software applications.

Versata Studio

     Our Versata Studio is an integrated suite of development tools that enables a user to design a complete e-business software application, including user interface design, business rules definition and application deployment. The Versata Studio goes beyond typical graphical programming tools by providing teams of developers the ability to directly implement business rules, automate software application work flow and define the look and feel of an application's interface.

     Our Versata Studio stores the software application design in an XML-based repository format. This XML format enables our customers to integrate design information from leading modeling tools such as Rational Rose and CA-Logic Works, and Web editing and content development products such as MacroMedia's Dreamweaver and IBM's WebSphere(TM) Studio. This XML format is also compatible with leading source control management systems such as Merant's PVCS and Microsoft's SourceSafe. Our XML repository provides an open development environment, which allows large development organizations to use our products across multiple e-business project teams.

     Our Versata Studio also includes an integrated deployment manager, enabling developers to correctly deploy software application components in the proper performance configuration. These components are then compiled and executed by our Versata Logic Server.

     The Versata Developer Studio is available on Windows NT and Windows 98.

SERVICES

     An important component of our overall solution is our ability to provide our customers with comprehensive professional services, including training, mentoring, staff augmentation and project management, as well as customer support. Through this comprehensive suite of services, we enable our customers to automate e-business software applications without regard for internal staffing constraints. As of February 1, 2000, our services organization consisted of 111 professionals, which is augmented from time-to-time by our product development organization and our services partners.

Consulting Services

     We provide mentoring, staff augmentation and project management services to assist customers in successfully developing and deploying custom e-business software applications using our products. These services include system architecture, data modeling, system design, software application development, testing, configuration and installation, and performance tuning. These services can be provided at our customers' sites as well as via remote electronic connection, offering our customers the balance between personal interaction and speed of responsiveness. We generally price these consulting services on a time-and-materials basis.

Training Services

     We offer our customers introductory and advanced training in the use of our products and in Java programming. These training services are offered in several geographic locations, either as standard public training classes or on-site private training classes. We price these services per course or on a per day basis.

Customer Support

     We believe that a high level of customer support services is essential to our success. We offer a range of customer support services, including business hour telephone and e-mail support from our Oakland and United Kingdom facilities, 24-hour-a-day/seven-day-a-week production system support and on-site support on request. We also provide our customers with access to news groups, internal Web sites and other non-public repositories of information regarding our products. Our customers typically purchase annual customer support contracts at prices dependent upon their desired level of customer service.

Services Partners

     In addition to our internal services organization, we train and promote a broad range of partners from global system integrators to local consultants that offer consulting, training and customer support services. We certify partners who have completed our training programs and are qualified to support our products. We encourage our customers to utilize these partners, particularly for longer term implementations.

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

CUSTOMERS

     As of December 31, 1999, our software products were licensed to approximately 500 customers worldwide for use in a wide range of business-to-business, business-to-employee and business-to-consumer software applications. The following is a representative selection of customers:

COMMUNICATIONS
  Advanced Network and
    Database Systems
  InterNAP
  MCI Worldcom
  New Global Telecom

CONSULTING PARTNERS
  Mastech
  Online Business Systems
  Performance Software
  Premier Solutions
  SIS Propalogica

E-COMMERCE
  123 SignUp
  GetOutdoors.com
  firstsource.com
  Insuretrade.com
  IM Group
  NetFreight.com
  Yet2.com

ENERGY
  CMS (f.k.a. Duke Energy)
  EDF (France)
  El Paso Energy
  ENEL (Italy)
  ESBI (Canada)
  Shell Energy
  TXU (f.k.a. Texas Utilities)

FINANCIAL SERVICES
  Aegon NV (Netherlands)
  Aspecta (Germany)
  Chicago Title
  Christiana Bank (Norway)
  Group AMA (France)
  JP Morgan
  Mortgage Flex
  PMI Mortgage Insurance
  W.R. Hambrecht
  Xpede

GOVERNMENT
  County of Los Angeles
  NAVSEA
  U.S. Dept. of Forestry

HEALTHCARE
  Alliance Benefit Group
  Empire BlueCross
    Blue Shield
  Siemens Medical
  Vision Service Plan

MANUFACTURING
  IBM
  ITT Fluid Technology
  Philips Semiconductor
  Tetra Pak Americas

OTHER
  Avery Dennison
  Domino's Pizza
  Harcourt General (ASI)
  Hilton Hotels
  Interim Services
  Monsanto Company
  Tree of Life

PHARMACEUTICALS
  Bausch and Lomb
  Bayer
  Neutrogena

SYSTEM INTEGRATORS
  American Management
    Systems
  Context Integration
  Ernst & Young LLP
  KPMG LLP
  Lante
  Lockheed Martin

TRANSPORTATION
  Canadian Pacific Ships
  Herman Miles Trucking
  Twin Modal

     Each of the customers in the table above has accounted for at least $25,000 in revenue to us since January 1, 1998. In addition, since January 1, 1998, over 35 customers in the above table have each purchased products and services for over $100,000. Shell Energy/Noble Software and Harcourt General accounted for 17.5% and 12.8%, respectively, of our revenue for the year ended December 31, 1998 and El Paso Energy Corporation accounted for 11.5% of our revenue for the year ended December 31, 1999.

     The following case studies illustrate the business problems faced by representative customers and the benefits derived from developing and deploying their software applications using our E-Business Automation System. The statistical and financial data in these case studies has been provided by the respective customers.

BENEFITING FROM A CHANGING COMPETITIVE LANDSCAPE -- A BUSINESS-TO-BUSINESS APPLICATION

TXU

     TXU, formerly Texas Utilities, is a large holding company for energy services companies with more than nine million customers and assets of over $40 billion. Rapid changes in the utility industry, coupled with accelerated customer demand for Web-based software applications, prompted TXU to create a comprehensive Web strategy to standardize development and deployment of its e-business software applications across all of its domestic business units. After evaluating 20 vendors, TXU selected Versata to provide the overall architecture for executing its Web strategy. TXU selected our solution for our ability to rapidly deliver high performance e-business software applications using TXU's existing technical skills and resources.

     Within three months, TXU deployed three software applications targeted at diverse audiences -- facilities contractors, corporate utility customers and employees. An automated contractor invoicing system, accessible from the Web, was deployed to make the project change process significantly less costly and more efficient. A bill presentment system was deployed to allow TXU's largest customers to access their utility bills from the Web. Finally, an internal resource management system was implemented to allow TXU's technology department to schedule, track and match employee skill sets for projects. Each of these software applications leverages the TXU Web architecture to integrate business functions and improve customer service.

     Other customers that have used our E-Business Automation System to benefit from a changing competitive landscape include Chicago Title Company, El Paso Energy Corporation, InterNAP, PMI Mortgage Insurance and Shell Energy/Noble Software.

MANAGING DISTRIBUTION STRATEGY ON THE WEB -- A BUSINESS-TO-BUSINESS APPLICATION

TWIN MODAL

     Since 1977, Twin Modal, Inc. has provided freight forwarding services throughout North America. Twin Modal recently launched a load booking and shipping status e-business site to provide 24-hour-per-day/seven-day-per-week transportation brokering services. To accomplish this, Twin Modal deployed e-business software applications to enable shippers, truckers and carriers to execute transactions over the Internet.

     Through this implementation, Twin Modal sought to leverage its huge carrier network to capitalize on opportunities for matching carriers and loads, provide greater visibility to preferred carriers, and grow its business capacity while reducing future hires. The necessary software applications were built in under four months by Online Business Systems, one of our integration partners. The software applications allow truckers to view available loads and make load-delivery commitments from any computer with Internet access. Shippers can track the status of any shipment 24 hours a day. The Internet software applications are run on a pool of Versata Logic Servers, accessing trucking and railroad information stored in several SQL Servers. The secure site uses Versata's rules technology to match trucking capabilities, such as refrigeration or flatbed, with shipping requirements. These requirements are critical to a self-service architecture.

     Other customers who have used our E-Business Automation System to manage their distribution strategies on the Web include Canadian Pacific Ships, Herman Miles Trucking, NetFreight.com and Tree of Life.


MANAGING FINANCIAL RELATIONSHIPS ON THE WEB -- A BUSINESS-TO-CONSUMER
APPLICATION

XPEDE

     Xpede is an emerging company in the online loan processing market. As an application service provider, Xpede helps lenders quickly establish an online loan presence under the lenders' own brand name. Major lending institutions use Xpede's solution to process loans, extend their brands to the Web, and personalize interactions with their customers. Xpede needed a highly scalable, flexible and secure system that could process and distribute financial information for its customers.

     Xpede selected our E-Business Automation System as its development and deployment platform because of our system's ability to facilitate the rapid delivery and modification of complex, large-scale Web-based software applications. Our solution enabled Xpede to rapidly customize and change its customers' software applications by simply changing the business rules that were to be applied to each customer. As a result, Xpede developed and delivered its first service for a major financial institution on schedule and on budget. Using our system, Xpede can now support multiple loan origination channels through the Web, including consumers, loan officers and brokers. Xpede is able to quickly bring new financial institutions online because of the flexibility provided by the business rules automation technology underpinning our system.

     Other customers that have used our E-Business Automation System to manage financial relationships on the Web include 123 SignUp, Christiana Bank (Norway), the County of Los Angeles, W.R. Hambrecht and Company and Yet2.com.

STRATEGIC ALLIANCES

     We intend to develop and maintain strategic arrangements which complement and expand our existing multi-channel distribution network and extend our market reach. These arrangements include strategic marketing and technology alliances and relationships with consulting partners, companies that sell pre-packaged software applications, companies that custom develop and integrate software applications and companies that sell software applications over the Internet on a subscription services basis, often referred to as application service providers.

     Our most important strategic relationship to date is with IBM. In September 1999, we entered into a Joint Product Marketing Agreement with IBM, which created a strategic marketing and development relationship to provide a single product offering that integrates our Versata Logic Server and Versata Studio technology with IBM's WebSphere(TM) Application Server Advanced Edition and WebSphere(TM) Studio. We both will offer the new product under our respective brand names. Under this agreement, IBM will translate the integrated product into nine foreign languages. In addition, IBM will provide worldwide customer support for customers who purchase the IBM branded version of the integrated product. Under the IBM agreement, both parties will undertake joint marketing activities and will make marketing investments to create awareness for e-business automation and generate demand for the integrated product. These activities include seminars, business shows and other marketing programs, as well as sales and support training. In addition, IBM will promote the IBM branded version of the integrated product as part of its portfolio of e-business products.

     Under this agreement, each party will pay the other a percentage of all product license fees, upgrade fees and usage fees for the integrated product. In addition, we have put our source code in a third-party escrow. If we breach the contract or if certain other events occur, IBM will be entitled to use our source code, but only for the limited purpose of correcting defects in the integrated source code which we have jointly developed with IBM. The IBM agreement terminates on December 31, 2001, with automatic annual renewals each January 1 until December 31, 2005, subject to earlier termination under specified circumstances.

SALES AND MARKETING

Sales

     We sell our products through a multi-channel distribution model, which includes both direct and indirect channel sales. As of February 1, 2000, our sales organization consisted of 130 professionals located in 21 direct sales offices in North America, Europe and the Pacific Rim. Our direct sales teams typically includes a sales representative, a system engineer and an inside salesperson. In addition, we have sales personnel working to further develop our multi-channel distribution model. We intend to expand our direct and indirect channel sales organization on a global basis.

     Our sales model often includes a proof of concept approach to winning competitive sales opportunities. In approximately three to five days our sales engineers can define the business rules for a portion of a company's project and deploy it as a production software application. Also, in a proof of concept, it is possible to modify the running software application by changing the business rules. In these competitive situations, the tangible results of our proof of concept substantiate the time-to-market advantage, ability to support business flexibility and ease of use which often leads to a full project implementation.

     We complement our direct sales force with channel sales through three types of partners that either sell, or help us sell, our products. These partners include:

     - Consulting partners. Our consulting partners include companies that custom develop and integrate software applications, such as global system integrators and Web integrators, as well as regional consulting partners. These partners sell our products to new customers and then provide the customers with consulting and system integration services. As of December 31, 1999, we had 147 consulting partners, including Context Integration, Ernst & Young, KPMG, Lante and Lockheed Martin.

     - Independent Software Vendors and Application Service Providers. Our partners that sell pre-packaged software applications, often referred to as independent software vendors, and our application service provider partners use our software to create and maintain their integrated software products. We receive a royalty from these partners for every software sale that integrates our E-Business Automation System. As of December 31, 1999, we had 13 ISV/ASP partners. These partners included Prefersoft, which sells a customer relationship management system; Xpede, which provides integrated online loan services; Performance Software, which sells an integrated Web-based human resources system; Read Q, which sells an integrated trading system; and Ernst & Young, which sells a risk assessment system.

     - International Distributors. Our international distributors include vendors that sell business software products to companies in Europe, Latin America and the Pacific Rim. As of December 31, 1999, we had 16 distributors. These partners include 2Support, Bi-Vision, Coalescent, Grupo Informatica and LogicWay.

Marketing

     We support our sales efforts through a variety of marketing initiatives implemented through both our corporate headquarters and our regional offices. Our marketing organization, which consisted of 17 professionals as of February 1, 2000, focuses on creating market awareness for our E-Business Automation System, generating sales leads, promoting our e-business automation leadership and educating independent research analysts about our solution. We engage in a variety of marketing initiatives, which include:

     - conducting seminars and demonstrations;

     - conducting direct mailings and telemarketing;

     - managing and maintaining our Web site;

     - participating in industry and technology-related trade shows and conferences;

     - conducting marketing programs in conjunction with key local and global partners;

     - ongoing public relations campaigns, including producing and distributing brochures and white papers; and

     - producing and distributing sales support materials.

     We also recently changed our corporate name to Versata and plan to launch a variety of marketing programs designed to build brand and industry recognition of Versata as the e-business automation leader. As a result of this effort, we intend to further promote e-business automation as the new paradigm for creating, deploying and modifying the critical e-business software applications used to transact companies' online business.

PRODUCT DEVELOPMENT

     Since early 1995, we have devoted a significant portion of our resources to product development. Development of our current software began in September 1996. Our future success depends on our ability to enhance our existing system and create new products that maintain and expand our technology leadership in e-business automation. We intend to continue making substantial investments in product development.

     We are currently developing new releases of our products. The next release of our E-Business Automation System will integrate our Versata Logic Server with IBM's WebSphere(TM) Application Server Advanced Edition, and add enterprise level team development functionality. As part of our strategic relationship with IBM, they have agreed to translate this release into nine foreign languages. In addition, we will continue to add specific connectivity features to support our customers' legacy computing infrastructures.

     Our product development expenses totaled approximately $3.5 million for the year ended December 31, 1997, $3.3 million for the year ended December 31, 1998 and $4.8 million for the year ended December 31, 1999. As of February 1, 2000, we had 43 technical professionals in product development, which includes quality assurance and technical documentation. Our product development effort is driven by an efficient team that has benefited from a low turnover rate, even in an intensely competitive environment for software engineers. While we have developed most new products and enhancements to existing products internally, we have also licensed software technology from third parties.

     The markets for our products and services are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards. New products based on new technologies or new industry standards may quickly render an existing product obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. See "Risk Factors -- Risks Relating to Our Business -- If we fail to respond to rapid technological change and evolving industry standards, our products may become obsolete."

COMPETITION

     The Internet infrastructure software market is new, rapidly evolving and highly competitive, subject to technological changes and significantly affected by new product introductions and other market activities of industry participants. We expect the competition in this industry to persist and intensify in the future. Our primary competition comes from companies developing their e-business software applications internally using traditional programming approaches. We also compete with a number of other sources, including:

     - vendors of application server products and services such as BEA Systems, Inc. and Sun Microsystems, Inc.;

     - vendors of Web integrated development environments such as Bluestone, Inc. and SilverStream Software; and

     - companies that market business application software such as Oracle Corporation.

     We believe that the principal competitive factors in our market are:

     - complete software platform;

     - responsiveness to business and technical changes;

     - performance, scalability and availability;

     - use of standards-based technology;

     - ease of integration with customers' existing legacy data, software applications and middleware computing infrastructure;

     - need for large numbers of skilled Java programmers;

     - quality of support and services;

     - price; and

     - company reputation.

     Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of our competitors also have more extensive customer bases, broader customer relationships and broader industry alliances that they could leverage, thereby establishing relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations. In addition, these companies may adopt more aggressive pricing policies or offer more attractive terms to customers than we can, may bundle their competitive products with broader product offerings in a manner that may discourage the purchase of our products or may introduce new products and enhancements. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products. As a result, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

INTELLECTUAL PROPERTY AND LICENSING

Intellectual Property

     We rely on a combination of patent, copyright, trademark and trade secret laws to protect our intellectual property. These legal protections afford only limited protection for our technology. We currently have one U.S. patent relating to our automated development tool that uses a drag-and-drop metaphor. This patent is scheduled to expire in April 9, 2016. In addition, we have one U.S. patent pending relating to our business rules automation in database application development and maintenance. We cannot predict whether this patent application will result in an issued patent, or if a patent is issued, whether it will provide any meaningful protection. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to intellectual property to execute confidentiality agreements with us and by restricting access to our source code. While we rely on patent, copyright, trademark, trade secret laws and contractual restrictions to protect our technology, we believe that factors such as the creativity and technological skills of our personnel, new product developments, frequent product enhancements and reliable customer service and product maintenance are more essential to establishing and maintaining a technology leadership position. We cannot provide any assurance that other companies will not develop technologies that are similar or superior to our technology.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

     There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition. To date, we have not been notified that our products infringe on the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect that developers of Web-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful infringement claim against us and our failure or inability to license the infringed rights or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

Licensing

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. The third-party software that we license includes Sun's Java server, Merant's data direct drivers, Inprise's Visi Broker for Java, IBM's WebSphere(TM) Application Server Advanced Edition and WebSphere(TM) Studio. These licenses are non-exclusive and their terms vary from one to two years, subject to earlier termination under some circumstances. These licensed components enhance features in our products. While we believe that alternative sources of these component software products are available, any significant interruption in the supply of these products could adversely impact our sales unless and until we could secure another supplier. In addition, almost all of our products are written in Java and require a Java Virtual Machine(TM) made available by Sun Microsystems in order to operate. Our license with Sun Microsystems expires in June 2000. See "Risk Factors -- Our business will be harmed if third-party software and technology, which we integrate into our products, proves unreliable or is unavailable on commercially reasonable terms."

EMPLOYEES

     As of February 1, 2000, we had 333 employees and independent contractors devoting substantially all of their time to us. Of these individuals, 147 were in sales and marketing, 43 were in development and engineering services, 111 were in professional services and customer support, and 32 were in finance and administration. Our employees are not represented by any collective bargaining unit, and we believe our relations with employees are satisfactory.

PROPERTIES

     Our principal executive and administrative offices are located in approximately 43,000 square feet of office space in Oakland, California. Monthly lease payments on the Oakland facility are approximately $77,000. This lease expires in November 2000. We also maintain leased offices in Hamburg, London, Paris, New Jersey, New York, Texas and Virginia. We have additional offices in Atlanta, Boston, Calgary, Chicago, Dallas, Denver, Hong Kong, Houston, Los Angeles, Philadelphia, Pittsburgh, Toronto and Washington, D.C. We believe that our existing facilities are adequate to meet our current and projected needs, or that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings. We may, from time to time, become a party to various legal proceedings arising in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding our executive officers and directors:

                  NAME                     AGE                   POSITION
                  ----                     ---                   --------
John A. Hewitt, Jr.......................  56    President, Chief Executive Officer and
                                                 Director
Kevin Ferrell............................  52    Chief Financial Officer and Secretary
Val Huber................................  50    Vice President, Development and Chief
                                                 Technology Officer
Peter Harrison...........................  36    Vice President, Sales
Michael DeVries..........................  40    Vice President, Marketing
Michael Stangl...........................  33    Vice President, Professional Services
Gary Morgenthaler........................  51    Chairman of the Board
Naren Bakshi.............................  56    Director
Robert Davoli............................  51    Director
Donald W. Feddersen......................  65    Director
John W. Larson...........................  64    Director
Kanwal Rekhi.............................  53    Director
Eugene Wong..............................  64    Director

-------------------------

     John A. Hewitt, Jr. Mr. Hewitt joined Versata in December 1995 as Vice President, Services, Chief Financial Officer and Secretary and became President and Chief Executive Officer in 1997. Mr. Hewitt has served as a director of Versata since June 1998. Prior to joining Versata, from 1982 to 1995, Mr. Hewitt served in several executive positions with TRW Financial Systems (TFS, formerly Teknekron Financial Systems), a commercial systems integration company. Prior to working with TFS, Mr. Hewitt served as the Chief Operating Officer of a Warren-King Energy Company, UnderSecretary and Chief Financial Officer, U.S. Department of Energy and Assistant Secretary Financial Management, U.S. Air Force. Mr. Hewitt holds a B.S. in Engineering Management from the USAF Academy where he graduated with distinction. Mr. Hewitt also holds an M.B.A. in Production Management from the University of California, Los Angeles.

     Kevin Ferrell. Mr. Ferrell joined Versata in November 1999 as Chief Financial Officer and Secretary. Prior to joining Versata, from March 1999 to November 1999, Mr. Ferrell served as Executive Vice President at EQE International, a risk management company. From September 1996 to March 1999, Mr. Ferrell served as a Managing Director in Investment Banking and Risk Management Advisory at Bankers Trust. From September 1994 to September 1996, Mr. Ferrell was Vice President and CFO at McKesson Corporation. From 1976 to 1994, Mr. Ferrell was an officer of BankAmerica Corporation serving in positions including Head of Treasury, Domestic and President of Seafirst Bank, a subsidiary of BankAmerica Corporation. Mr. Ferrell holds an A.B. in Mathematics and an M.B.A. in Finance and International Business from the University of California, Berkeley.

     Val Huber. Mr. Huber joined Versata in 1995 as Vice President, Development and Chief Technology Officer. Prior to joining Versata, from 1989 to 1994, Mr. Huber served as a lead architect on various technology projects at Sybase. Prior to working with Sybase, from 1980 to 1989, Mr. Huber served as Director of Business Computer Systems at Wang Labs. Mr. Huber holds a B.A. in Chemistry from Vanderbilt University.

     Peter Harrison. Mr. Harrison joined Versata in 1996 as Vice President, Sales. Prior to joining Versata, from 1990 to October 1996, Mr. Harrison co-founded Seer Technologies, a software company, and served as Vice President of Sales. Prior to working with Seer Technologies, from 1986 to 1990, Mr. Harrison served in various positions at Credit Suisse First Boston. Mr. Harrison holds a B.S. in Software Engineering from Birmingham University in the U.K.

     Michael DeVries. Mr. DeVries joined Versata in 1997 as Vice President, Marketing. Prior to joining Versata, from May 1996 to August 1997, Mr. DeVries served as Vice President of Marketing at Persistence Software. From January 1993 to April 1996, Mr. DeVries served as Vice President, Marketing, and Director of Production Management at Synon. Mr. DeVries holds a B.A. in Economics from the University of California, Santa Barbara.

     Michael Stangl. Mr. Stangl joined Versata in 1998 as Vice President, Professional Services. Prior to joining Versata, from 1992 to 1998, Mr. Stangl served in various positions, including Vice President, Professional Services, and Channel Sales Manager at Seer Technologies, a software company. Prior to working with Seer Technologies, Mr. Stangl served as a senior consultant with Andersen Consulting. Mr. Stangl holds a B.S. in Hotel Administration and an M.B.A. in Finance from Cornell University.

     Gary Morgenthaler. Mr. Morgenthaler has served as a director of Versata since 1997. Mr. Morgenthaler is a general partner of Morgenthaler Ventures. Mr. Morgenthaler is a co-founder and former Chairman of Illustra Information Technologies, Inc., a database applications company. Prior to becoming a partner of Morgenthaler Ventures, Mr. Morgenthaler was Chairman, Chief Executive Officer and a co-founder of INGRES, a relational database management systems company. Mr. Morgenthaler holds a B.A. in International Relations from Harvard University.

     Naren Bakshi. Mr. Bakshi, a co-founder of Versata, has served as a director of Versata since 1995. He also served as President and Chief Executive Officer of Versata until 1997. Currently, he is Chairman of the Board and Executive Vice President of Xpede, a company he co-founded in 1998, a provider of e-commerce lending services to major financial institutions, and an advisor to TekEdge and 123SignUp. Mr. Bakshi also served in various management positions at TRW from 1980 to 1991. Mr. Bakshi has also served as Vice President of Information Services at Ameritrust Bank. Mr. Bakshi holds an M.S. in Industrial Engineering and an M.B.A. in Finance from the University of California, Berkeley.

     Robert Davoli. Mr. Davoli has served as a director of Versata since November 1999. Prior to becoming a director, Mr. Davoli served as a technical consultant to Versata from 1995. Since November 1995, Mr. Davoli has served as a general partner at Sigma, a venture capital firm. From February 1993 to September 1994, Mr. Davoli served as President and Chief Executive Officer of Epoch Systems, a software vendor. Previous to working with Epoch Systems, Mr. Davoli served as President and Chief Executive Officer of SQL Solutions, a services and tools provider for the relational database market. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase. Mr. Davoli is a director of Internet Security Systems, Inc. and Vignette Corporation. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years.

     Donald W. Feddersen. Mr. Feddersen has served as a director of Versata since 1997. Mr. Feddersen has been a private investor since July 1997. From 1984 to July 1997, Mr. Feddersen was a General Partner of Charles River Ventures. Before joining Charles River Ventures, Mr. Feddersen was President and Chief Executive Officer at Applicon from 1978 to 1984. Mr. Feddersen is a director of Policy Management Systems Corporation. Mr. Feddersen holds a B.S. in Engineering from Purdue University and an M.B.A. from the University of Chicago.

     John W. Larson. Mr. Larson has served as a director of Versata since 1998. Mr. Larson has served as senior partner at the law firm of Brobeck, Phleger & Harrison LLP since March 1996. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of the firm. He has been a partner with the firm since 1969, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. Mr. Larson holds a B.A., with distinction, in Economics, and an L.L.B. from Stanford University.

     Kanwal Rekhi. Mr. Rekhi has served as a director of Versata since 1995. Since 1994, Mr. Rekhi has been a mentor to and investor in early-stage technology companies. From March 1998 to September 1998, Mr. Rekhi served as Chief Executive Officer and Chairman of the Board of Cybermedia, a software company. Prior to 1994, Mr. Rekhi served as Executive Vice President and Chief Technology Officer at Novell. Mr. Rekhi holds an M.S. in Electrical Engineering from Michigan Technical University and a degree in Electrical Engineering from the Indian Institute of Technology in Bombay.

     Eugene Wong. Dr. Wong has served as a director of Versata since May 1998. Since 1997, Dr. Wong has served as a technical consultant and chief scientist to Versata. Dr. Wong has served as Professor Emeritus at the University of California on assignment with the National Science Foundation since June 1998. Dr. Wong acted as Associate Director of the office of Science and Technology Policy in the Bush White House from 1990 to 1993. Dr. Wong holds a B.S.E., an A.M., and a Ph.D., all in Electrical Engineering, all from Princeton University.

BOARD OF DIRECTORS

     We currently have authorized eight directors divided into three classes. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. The three classes will be as nearly equal in number as possible, as determined by the board of directors, one class (Class I) to hold office initially for a term expiring at the annual meeting to be held in 2000, another class (Class II) to hold office initially for a term expiring at the annual meeting of stockholders held in 2001 and another class (Class III) to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Class I directors consists of Messrs. Wong and Rekhi whose terms will expire in 2000, Class II directors consists of Messrs. Morgenthaler, Feddersen and Bakshi whose terms will expire in 2001, and Class III directors consists of Messrs. Hewitt, Davoli and Larson whose terms will expire in 2002. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital
Stock -- Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

BOARD COMMITTEES

     We have established an audit committee composed of independent directors that reviews and supervises our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts. The audit committee also performs other duties as may from time to time be determined. The audit committee currently consists of three directors, Messrs. Feddersen, Larson and Morgenthaler.

     We have also established a compensation committee that reviews and approves the compensation and benefits for our executive officers, administers our compensation and stock plans, makes recommendations to the board of directors regarding these matters and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of three directors, Messrs. Morgenthaler, Feddersen and Rekhi.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our compensation committee members has been an officer or employee of Versata at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or our compensation committee.

DIRECTOR COMPENSATION

     We currently do not compensate any non-employee member of the board for their service as board members, except in some cases through the grant of stock options. Directors who are also employees do not receive additional compensation for serving as directors.

     Under our 2000 stock incentive plan, which was adopted by our board in November 1999 and was approved by the stockholders in February 2000, non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. The 2000 stock incentive plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value of our shares. Non-employee directors will also be eligible to receive discretionary option grants and direct stock issuances under our 2000 stock incentive plan. See "Management -- Stock Plans."

EXECUTIVE OFFICERS

     Each officer is elected by, and serves at the discretion of, the board of directors. Each of our officers and directors, other than non-employee directors, devotes full-time to the affairs of Versata. Our non-employee directors devote time to the affairs of Versata as is necessary to discharge their duties. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation earned during the fiscal year ended December 31, 1999 by our Chief Executive Officer and each of our four other most highly compensated executive officers for that fiscal year, referred to collectively in this prospectus as the named executive officers. In November 1999, Mr. Ferrell joined us as our Chief Financial Officer. His annualized salary for 1999 was $150,000. No individual who would otherwise have been includable in the table on the basis of salary and bonus earned during 1999 has resigned or otherwise terminated his or her employment during 1999.

     Annual compensation listed in the following table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers in 1999. The options listed in the following table were originally granted under our 1997 stock option plan. These options have been incorporated into our new 2000 stock incentive plan, but will continue to be governed by their existing terms. See "Management -- Stock Plans."

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                      ANNUAL COMPENSATION      SECURITIES
                                                      --------------------     UNDERLYING
            NAME AND PRINCIPAL POSITION                SALARY      BONUS        OPTIONS
            ---------------------------               --------    --------    ------------
John A. Hewitt, Jr.
  President, Chief Executive Officer and
Secretary...........................................  $180,000    $110,000      400,000
Val Huber
  Vice President, Development
  and Chief Technology Officer......................   145,000      64,000       75,000
Peter Harrison
  Vice President, Sales.............................   145,000      70,000       75,000
Michael DeVries
  Vice President, Marketing.........................   145,000      65,000       75,000
Michael Stangl
  Vice President, Professional Services.............   145,000      54,000       75,000

OPTION GRANTS IN FISCAL YEAR 1999

     The following table sets forth information with respect to stock options granted to each of our named executive officers in 1999. No stock appreciation rights were granted during 1999.

     The potential realizable value is calculated assuming the fair market value of the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. The initial fair market value of the common stock is deemed to be $5.00 per share. Stock price appreciation from the initial $5.00 deemed fair value of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the term of the options at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.


                                         INDIVIDUAL GRANTS
                        ----------------------------------------------------
                                     PERCENTAGE OF
                        NUMBER OF        TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                        SECURITIES      OPTIONS                                   ASSUMED ANNUAL RATES OF STOCK
                        UNDERLYING     GRANTED TO     EXERCISE                  PRICE APPRECIATION FOR OPTION TERM
                         OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------------------
         NAME            GRANTED      FISCAL 1999       SHARE        DATE          0%           5%          10%
         ----           ----------   --------------   ---------   ----------   ----------   ----------   ----------
John A. Hewitt,
  Jr. ................   400,000          8.42%         $2.50      10/19/09    $1,000,000   $1,628,895   $2,593,742
Val Huber.............    75,000          1.58          $2.50      10/19/09       187,500      305,418      486,327
Peter Harrison........    75,000          1.58          $2.50      10/19/09       187,500      305,418      486,327
Michael DeVries.......    75,000          1.58          $2.50      10/19/09       187,500      305,418      486,327
Michael Stangl........    75,000          1.58          $2.50      10/19/09       187,500      305,418      486,327


     In 1999, we granted options to purchase up to a total of 4,752,250 shares to employees, directors and consultants under our 1997 stock option plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors.

     The options described in the above table were granted to the named executive officers on October 20, 1999. The options are immediately exercisable, but any shares purchased under these options that are not vested are subject to our right to repurchase the shares at the shares' option exercise price. This repurchase right lapses with respect to 12.5% of the option shares on April 19, 2000 and with respect to the remaining shares in equal monthly installments over the 42-month period following that date. All of the options will expire on October 19, 2009.

     In November 1999, in connection with his appointment as Chief Financial Officer, we granted Mr. Ferrell two stock options, each at an exercise price of $3.00 per share. The first option, for 400,000 shares, is immediately exercisable but any shares purchased under the option that are not vested are subject to our right to repurchase the shares at the shares' option exercise price. This repurchase right will lapse with respect to 12% of the option shares on May 28, 2000 and with respect to the remaining shares in equal monthly installments over the 44-month period following that date. The second option, for 50,000 shares, will become exercisable in full on January 28, 2005 but will be subject to acceleration and will become exercisable and vested as of December 31, 2000 if we attain our annual financial target for the 2000 fiscal year, as set forth in our operating plan for that year. Should we be acquired by merger or asset sale before December 31, 2000, the 50,000 option shares will immediately accelerate and become fully exercisable. The options will expire on November 28, 2009.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES


     The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the named executive officers as of December 31, 1999. The table also sets forth the value realized upon the exercise of stock options during 1999 which is calculated based on the fair market value of our common stock on the date of exercise, as determined by the board, less the exercise price paid for the shares. No stock appreciation rights were exercised during 1999 and no stock appreciation rights were outstanding as of December 31, 1999.The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the deemed fair market value of our common stock as of December 31, 1999, which our board of directors determined was $5.56 per share.



                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING               VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                                    DECEMBER 31, 1999             DECEMBER 31, 1999
                         NUMBER OF SHARES                      ---------------------------   ---------------------------
        NAME           ACQUIRED ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------------   --------------   -----------   -------------   -----------   -------------
John A. Hewitt,
  Jr. ...............        940,625             $     0         400,000        150,000      $1,224,000      $459,000
Val Huber............        400,000               2,500          75,000         75,000         229,500       229,500
Peter Harrison.......        148,900                   0         251,100         60,000         768,366       183,600
Michael DeVries......        355,000                   0          75,000         75,000         229,500       229,500
Michael Stangl.......        300,000                   0          75,000         75,000         229,500       229,500


     The named executive officers exercised their options in June 1999 when the fair market value of our common stock, as determined in good faith by the board, was $0.20 per share.

     Shares purchased by the named executive officers in June 1999 which are not vested are subject to our right to repurchase those shares, at the shares' option exercise price, if the officer terminates service with us before vesting in his shares. As of December 31, 1999, Mr. Hewitt had vested in 548,225 of his 940,625 shares, Mr. Huber had vested in 290,400 of his 400,000 shares, Mr. Harrison had vested in all of his 148,900 shares, Mr. DeVries had vested in 164,400 of his 355,000 shares and Mr. Stangl had vested in 72,000 of his 300,000 shares.

     The number of shares exercisable by the named executive officers as of December 31, 1999 is equal to the number of vested option shares exercisable as of that date. In the case of certain of the outstanding options held by the named executive officers, the options may be exercised for all of the underlying option shares but any shares purchased under those options are subject to our right to repurchase the shares at the shares' option exercise price. The unvested option shares subject to those options are included in the above table in the number of option shares which are unexercisable as of December 31, 1999.

STOCK PLANS

     2000 STOCK INCENTIVE PLAN

     The 2000 stock incentive plan is intended to serve as the successor program to our 1997 stock option plan. The 2000 plan was adopted by the board in November 1999 and was approved by the stockholders in February 2000. The 2000 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our 1997 plan, including options previously granted under our 1994 employee, consultant and director stock option plan and our amended and restated 1996 stock option plan which were incorporated into our 1997 stock option plan, will be transferred to the 2000 plan, and no further option grants will be made under the 1997 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

     We have authorized 8,916,563 shares of our common stock for issuance under the 2000 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1997 plan. The share reserve under our 2000 plan will automatically increase on the first trading day of the second fiscal quarter each year, beginning with the year 2000, by an amount equal to three percent (3%) of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding first fiscal quarter, but in no event will this annual increase exceed 3,000,000 shares. In addition, no participant in the plan may be granted stock options or direct stock issuances under the 2000 plan for more than 1,000,000 shares of common stock in total in any calendar year.

     Our 2000 plan has five separate programs:

     - the discretionary option grant program;

     - the stock issuance program;

     - the salary investment option grant program;

     - the automatic option grant program; and

     - the director fee option grant program.

     The individuals eligible to participate in our 2000 plan include our officers and other employees, our board members and any consultants we retain.

     Our compensation committee will determine which eligible individuals are to receive option grants or stock issuances under the discretionary option grant and stock issuance programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The exercise price for options granted under the discretionary option grant program may not be less than the fair market value of our shares of common stock on the grant date.

     Our 2000 plan will include the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date or through a same-day sale program without any cash outlay by the optionee.

     - The compensation committee may cancel outstanding options under the discretionary option grant program, including any options transferred from our 1994, 1996 and 1997 plans, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares, subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1994, 1996, or 1997 plans have any stock appreciation rights.

     The 2000 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any shares issued under our 2000 plan may be accelerated upon similar terms and conditions.

     - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. This accelerated vesting may occur either at the time of this type of transaction or upon the subsequent termination of the individual's service.

     - In the event we are acquired by merger or asset sale, and the acquiring entity assumes the outstanding options under our 1994, 1996 and 1997 plans, those options will accelerate and become exercisable and vested in full, and any unvested option shares will immediately vest in full, if the optionee's employment with us is involuntarily terminated within 12 months following the acquisition. If the options are not so assumed, they will accelerate and become exercisable for fully vested shares immediately before the acquisition and will terminate upon the completion of the acquisition.

     In the event the compensation committee decides to put the salary investment option grant program into effect for one or more calendar years, each of our executive officers and other highly compensated employees selected by the compensation committee may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each individual who makes this election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 36,000 shares of common stock on the date the individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, beginning with the 2001 annual meeting, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 12,000 shares of common stock, provided the individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 36,000-share automatic option grant will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each month of board service measured from the grant date. The shares subject to each 12,000-share annual option grant will vest in a series of 12 successive monthly installments upon the optionee's completion of each month of board service measured from the grant date. The shares subject to each option will immediately vest in full upon the optionee's death or disability while a board member.

     If the director fee option grant program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

     Our 2000 plan will also have the following features:

     - Outstanding options under the salary investment option grant program and the automatic and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than November 15, 2009.

     EMPLOYEE STOCK PURCHASE PLAN

     Our employee stock purchase plan was adopted by the board in November 1999 and was approved by the stockholders in February 2000. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     500,000 shares of our common stock will initially be reserved for issuance under the plan. The reserve will automatically increase on the first trading day of the second fiscal quarter each year, beginning in the year 2000, by an amount equal to one percent (1%) of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding first fiscal quarter. In no event will any annual reserve increase exceed 1,000,000 shares.

     The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of February and August each year. Each offering period will continue for a period of 24 months, unless otherwise determined by our compensation committee. However, the initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day of January 2002. The next offering period will start on the first business day of August 2000.

     Employees who do not (or would not as a result of participation in the employee stock purchase plan) own, or hold options to purchase, 5% of our company or a parent or subsidiary of our company and who are scheduled to work more than 20 hours per week for more than five calendar months per year may participate in the plan and may join an offering period on the start date of that period. Employees may participate in only one offering period at any time.

     A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year, with the first purchase to occur on the last business day of July 2000. The purchase price per share on each semi-annual purchase date will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. However, a participant may not purchase more than 2,500 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 24-month offering period, then that offering period will automatically terminate, and all participants in the terminated offering period will automatically be transferred to the new offering period commencing immediately thereafter.

     Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     The following provisions will also be in effect under the plan:

     - The plan will terminate no later than the last business day of January 2010.

     - The board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation eliminates, to the maximum extent allowed by the Delaware General Corporation Law, directors' personal liability to Versata or its stockholders for monetary damages or breaches of fiduciary duties. The amended and restated certificate of incorporation of Versata does not, however, eliminate or limit the personal liability of a director for the following:

     - any breach of the director's duty of loyalty to Versata or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we plan to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will contain provisions that require us, among other things, to indemnify our directors and executive officers against liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of Versata or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers.

     Prior to the consummation of the offering, we expect to obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

SERIES F FINANCING


     On November 30, 1999, December 27, 1999 and January 19, 2000, we issued a total of 3,185,929 shares of Series F preferred stock at a purchase price of $5.56 per share. Of the 3,185,929 shares of Series F preferred stock sold by us, a total of 2,701,319 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of approximately $15.0 million:


                                                              NUMBER OF        TOTAL
                         PURCHASER                             SHARES      PURCHASE PRICE
                         ---------                            ---------    --------------
Rekhi Family Trust..........................................     53,696      $  298,550
Kevin Ferrell...............................................    100,000         556,000
Entities affiliated with Alta V Limited Partnership.........    127,747         710,273
Charles River Partnership VII...............................    140,164         779,312
Vulcan Ventures, Inc........................................    147,852         822,057
Entities affiliated with The Goldman Sachs Group............    182,720       1,015,923
Morgenthaler Venture Partners IV, L.P.......................    408,533       2,271,443
Entities affiliated with Sigma Partners.....................  1,540,607       8,565,775

     Donald Feddersen, one of our directors, was a general partner of the Charles River Partnership VII. Gary Morgenthaler, our Chairman, is a general partner of Morgenthaler Venture Partners IV, L.P. Robert Davoli, one of our directors, is a general partner of Sigma Partners.

SERIES E FINANCING

     On July 8, 1999, August 8, 1999 and October 8, 1999, we issued a total of 4,481,593 shares of Series E preferred stock at a purchase price of $3.50 per share. Of the 4,481,593 shares of Series E preferred stock sold by us, a total of 3,382,191 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of approximately $11.8 million:

                                                              NUMBER OF        TOTAL
                         PURCHASER                             SHARES      PURCHASE PRICE
                         ---------                            ---------    --------------
Val Huber...................................................      4,360      $   15,260
Brobeck, Phleger & Harrison LLP.............................      7,143          25,000
Robert Davoli...............................................     14,538          50,882
John Larson.................................................     14,539          50,887
Michael Stangl..............................................     14,857          52,000
H&W Development Corp........................................     18,835          65,922
Wong Family Trust...........................................     29,685         103,896
H&R Development Corp........................................     31,902         111,657
Entities affiliated with Hambrecht & Quist..................     36,137         126,480
Rekhi Family Trust..........................................     73,661         257,812
Entities affiliated with Alta V Limited Partnership.........    115,164         403,174
Charles River Partnership VII...............................    126,324         442,133
Vulcan Ventures.............................................    156,943         549,301
Morgenthaler Venture Partners IV, L.P.......................    452,389       1,583,362
Entities affiliated with The Goldman Sachs Group............  2,285,714       7,999,999

     Eugene Wong, one of our directors, is trustee of the Wong Family Trust. John A. Hewitt, Jr., our President, Chief Executive Officer and one of our directors, is general partner of H&W Development Corp. and H&R Development Corp. Kanwal Rekhi, one of our directors, is trustee of the Rekhi Family Trust. John Larson, one of our directors, is a partner of Brobeck, Phleger & Harrison LLP.

1999 BRIDGE FINANCING

     On April 21, 1999, we issued promissory notes to purchasers in the total principal amount of $3,000,000 bearing interest at the rate per annum equal to the Bank of America prime rate, as it exists from time to time, plus 2%, compounded annually. We also issued warrants to purchase a total of 218,407 shares of Series E preferred stock at an exercise price of $3.50 exercisable on or prior to April 21, 2004. Immediately upon closing of the Series E preferred stock financing, the principal amount under the notes and accrued interest thereon automatically converted into shares of Series E preferred stock at $3.50 per share.


     Of the $3,000,000 principal amount of notes issued by us, a total principal amount of $1,995,000 and warrants to purchase a total of 145,324 shares of Series E preferred stock were issued to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them:



                                                                             TOTAL PRINCIPAL
                                                              NUMBER OF         AMOUNT OF
                         PURCHASER                            WARRANTS      CONVERTIBLE NOTES
                         ---------                           -----------    -----------------
Val Huber..................................................     1,090           $ 15,000
Wong Family Trust..........................................     2,906             40,000
Robert Davoli..............................................     3,634             50,000
H&W Development Corp.......................................     3,637             50,000
H&R Development Corp.......................................     6,540             89,900
Rekhi Family Trust.........................................     7,301            100,000
Entities Affiliated with Alta V Limited Partnership........    18,669            265,025
Charles River Partnership VII..............................    20,479            280,859
Vulcan Ventures............................................    21,310            292,175
Morgenthaler Venture Partners IV, L.P. ....................    59,758            821,041


SERIES D FINANCING

     From September 1998 to December 1998, we issued a total of 6,983,129 shares of Series D preferred stock at a purchase price of $1.61 per share. Of the 6,983,129 shares of Series D preferred stock sold by us, a total of 4,305,277 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of approximately $6.9 million:

                                                              NUMBER OF       TOTAL
                         PURCHASER                             SHARES     PURCHASE PRICE
                         ---------                            ---------   --------------
Kanwal Rekhi................................................      6,211     $   10,000
John W. Larson..............................................      6,357         10,235
H&W Development Corp........................................     18,905         30,438
Robert Davoli...............................................     25,932         41,750
Brobeck, Phleger & Harrison LLP.............................     31,055         49,999
Benjamin Rekhi Trust........................................     62,111        100,000
Raj-Ann Kaur Rekhi Trust....................................     62,111        100,000
Wong Family Trust...........................................    155,000        249,550
Rekhi Family Trust..........................................    250,141        402,727
Entities affiliated with Alta V Limited Partnership.........    467,814        753,181
Charles River Partnership VII...............................    513,024        825,969
Vulcan Ventures, Inc........................................    532,536        857,383
Entities affiliated with Hambrecht & Quist..................    559,451        900,716
Morgenthaler Venture Partners IV, L.P.......................  1,614,629      2,599,552

     Kanwal Rekhi, one of our directors, is trustee of the Benjamin Rekhi Trust and the Raj-Ann Kaur Rekhi Trust.

1998 BRIDGE FINANCING

     Between March 1998 to September 1998, we issued promissory notes to purchasers in the total principal amount of $2,875,809 bearing interest at the rate per annum equal to the Bank of America prime rate, as it exists from time to time, plus 2%, compounded annually. We also issued warrants to purchase a total of 465,061 shares of common stock at an exercise price of $.20 exercisable on or prior to September 24, 2003. Immediately upon closing of the Series D preferred stock financing, the principal amount under the notes and accrued interest thereon automatically converted into shares of Series D preferred stock at $1.61 per share.

     Of the $2,875,809 principal amount of the notes issued by us, a total principal amount of $2,263,809 and warrants to purchase a total of 366,380 shares of common stock were issued to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them:

                                                                             TOTAL PRINCIPAL
                                                                NUMBER          AMOUNT OF
                         PURCHASER                            OF WARRANTS   CONVERTIBLE NOTES
                         ---------                            -----------   -----------------
John W. Larson..............................................      1,589         $ 10,000
H&W Development Corp........................................      2,397           15,000
Robert Davoli...............................................      4,930           30,803
John A. Hewitt, Jr..........................................      9,317           60,000
Rekhi Family Trust..........................................     15,951          100,000
Entities affiliated with Alta V Limited Partnership.........     45,795          281,506
Charles River Partnership VII...............................     50,159          308,843
Entities affiliated with Hambrecht & Quist..................     47,472          292,297
Vulcan Ventures, Inc........................................     51,810          321,607
Morgenthaler Venture Partners IV, L.P. .....................    136,960          843,753

SERIES C FINANCING

     From January 1997 to May 1997, we issued a total of 6,204,880 shares of Series C preferred stock at a purchase price of $1.61 per share. Of the 6,204,880 shares of Series C preferred stock sold by us, a total of 4,903,788 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of approximately $7.9 million:

                                                               NUMBER          TOTAL
                         PURCHASER                            OF SHARES    PURCHASE PRICE
                         ---------                            ---------    --------------
John A. Hewitt, Jr..........................................      4,460      $    7,180
Val Huber...................................................      6,200           9,982
H&W Development Corp........................................     18,634          30,000
John W. Larson..............................................     22,716          36,572
Rekhi Family Trust..........................................     25,426          40,936
Peter Harrison..............................................     32,000          51,520
Entities affiliated with Alta V Limited Partnership.........    366,904         590,715
Vulcan Ventures, Inc........................................    419,318         675,102
Charles River Partnership VII...............................    465,870         750,050
Entities affiliated with Hambrecht & Quist..................    498,780         803,035
Morgenthaler Venture Partners IV, L.P. .....................  3,043,480       4,900,002

SERIES B FINANCING

     From November 1995 to March 1996, we issued a total of 4,402,628 shares of Series B preferred stock at a purchase price of $2.70 per share. Of the 4,402,628 shares of Series B preferred stock sold by us, a total of 2,750,741 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of approximately $7.4 million:

                                                               NUMBER          TOTAL
                         PURCHASER                            OF SHARES    PURCHASE PRICE
                         ---------                            ---------    --------------
John W. Larson..............................................    10,000       $   27,000
Rekhi Family Trust..........................................    37,037          100,000
Robert Davoli...............................................   111,111          300,000
Entities affiliated with Hambrecht & Quist..................   555,556        1,500,001
Entities affiliated with Alta V Limited Partnership.........   648,148        1,750,000
Charles River Partnership VII...............................   648,148        1,750,000
Vulcan Ventures, Inc........................................   740,741        2,000,001

1995 BRIDGE FINANCING

     From May 1995 to September 1995, stockholders provided us bridge loans totalling $700,000. These loans bore interest at the rate per annum equal to the Bank of America prime rate, as it exists from time to time, plus 2%, compounded annually. In connection with these loans, we issued warrants to purchase 42,000 shares of our Series B preferred stock at $2.70 per share. Immediately upon closing of the Series B preferred stock financing, the principal amount under these notes automatically converted into shares of Series B preferred stock at $2.70 per share.

     Of the $700,000 principal amount of notes issued by us, a total principal amount of $100,000 and warrants to purchase a total of 6,000 shares of Series B preferred stock were issued to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them:

                                                                             TOTAL PRINCIPAL
                                                                                AMOUNT OF
                                                                NUMBER         CONVERTIBLE
                         PURCHASER                            OF WARRANTS         NOTES
                         ---------                            -----------    ---------------
Rekhi Family Trust..........................................    6,000           $100,000

SERIES A FINANCING

     From August 1994 to November 1995, we issued a total of 1,480,000 shares of Series A preferred stock at purchase prices ranging from $1.50 to $2.00 per share. Of the 1,480,000 shares of Series A preferred stock sold by us, a total of 115,259 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of $205,518:

                                                                            TOTAL
                                                               NUMBER      PURCHASE
                         PURCHASER                            OF SHARES     PRICE
                         ---------                            ---------    --------
H&W Development Corp........................................   15,259      $ 30,518
Kanwal Rekhi................................................   50,000        75,000
John A. Hewitt, Jr..........................................   50,000       100,000


     These Series A preferred shares were issued in connection with a private placement memorandum dated July 1, 1994. In connection with this financing, we issued to certain investors a warrant to purchase that number of additional shares of Series A preferred stock calculated as 50% of the number of shares purchased by such investor. The warrants were exercisable at exercise prices ranging from $1.50 per share to $2.00 per share, depending on the time they were exercised until they expired in December 1995.

     The following table summarizes the description in this section of the shares of common stock, preferred stock and warrants purchased by executive officers, directors and 5% stockholders of Versata and persons associated with them since August 1994, and assumes the exercise of all warrants. Each share of preferred stock listed in the table below is convertible into one share of our common stock, which has an assumed initial public offering price of $13.00 per share.


                                                                          PREFERRED STOCK
   EXECUTIVE OFFICERS, DIRECTORS      COMMON    -------------------------------------------------------------------
        AND 5% STOCKHOLDERS           STOCK     SERIES A   SERIES B   SERIES C    SERIES D    SERIES E    SERIES F
   -----------------------------     --------   --------   --------   ---------   ---------   ---------   ---------
Entities Affiliated with Alta V
  Limited Partnership..............    45,795              648,148      366,904     467,814     133,833     127,747
Brobeck, Phleger & Harrison LLP....                                                  31,055       7,143
Charles River Partnership VII......    50,159              648,148      465,870     513,024     146,803     140,164
Robert Davoli......................     4,930              111,111                   25,932      18,172
Kevin Ferrell......................                                                                         100,000
Entities Affiliated with the
  Goldman Sachs Group..............                                                           2,285,714     182,720
Entities Affiliated with Hambrecht
  & Quist..........................    47,472              555,556      498,780     559,451      36,137
Peter Harrison.....................                                      32,000
John A. Hewitt, Jr. ...............     9,317    50,000                   4,460       9,317
Val Huber..........................                                       6,200                   5,450
H&R Development Corp. .............                                                              38,442
H&W Development Corp. .............     2,397    22,888                  18,634      18,905      22,472
John Larson........................     1,589               10,000       22,716       6,357      14,539
Morganthaler Venture Partners IV,
  L.P. ............................   136,960                         3,043,480   1,614,629     512,147     408,533
Entities affiliated with Rekhi
  Family...........................    15,951    50,000     37,037       25,426     374,363      80,962      53,696
Entities affiliated with Sigma
  Partners.........................                                                                       1,540,607
Michael Stangl.....................                                                              14,857
Vulcan Ventures....................    51,810              740,741      419,318     532,536     178,253     147,852
Wong Family Trust..................                                                 155,000      32,591
Kanwal Rekhi.......................                                                   6,211


AGREEMENTS WITH OFFICERS AND DIRECTORS

     In November 1999, Kevin Ferrell delivered a full-recourse promissory note to us in payment of 100,000 shares of Series F preferred stock we issued to him. The principal amount secured under the note is $556,000. The note bears interest at the rate of 7.00% per annum, compounded annually, and is secured by the purchased shares. The principal balance will become due and payable in one lump sum on the third anniversary of the signing of the note. One half of Mr. Ferrell's base compensation is applied to servicing the note until paid in full.

     In December 1999, Mr. Ferrell delivered a full-recourse promissory note to us in payment of the exercise price of 400,000 outstanding stock options under our 1997 stock option plan which he received upon joining us. The principal amount secured under the note is $1,200,000. In June 1999, each of Messrs. Hewitt, Huber, Harrison, DeVries and Stangl delivered a full-recourse promissory note to us in payment of the exercise price of outstanding stock options they held under our 1994, 1996 and 1997 stock option plans. The principal amount secured under each note is as follows: Mr. Hewitt -- $189,663; Mr.
Huber -- $77,500; Mr. DeVries -- $71,000; Mr. Harrison -- $29,780; Mr.
Stangl -- $60,000. Each note has a term of three years, bears interest at the rate of 7.00% per annum, compounded annually. The notes are each secured by pledges of the purchased shares to us and pledges of collateral which, together with the shares, have a value of twice the principal amount of each note. The shares and collateral underlying the pledges will be released from the pledges only as the principal balance of each note is paid down. Accrued interest becomes due on each anniversary of the signing of each note and the principal balance will become due and payable in one lump sum on the third anniversary of the signing of each note. However, the entire unpaid balance of the note will become due and payable upon termination of employment, failure to pay any installment of principal or interest when due or in the event we are acquired and receive cash or freely tradeable securities for our shares in the acquisition. None of the shares serving as security for the note may be sold unless the principal portion of the note attributable to those shares, together with the accrued interest on that principal portion, is paid to us.

     In September 1997, we entered into an associate services agreement with Eugene Wong, one of our directors. The agreement, under which Mr. Wong agreed to become a technology advisor to the company, was amended in March 1998 and is scheduled to terminate in March 2000. Under this agreement, for each day he works with us, Mr. Wong earns a fee of $500 and vests 800 stock options, at an option price of $0.20. As of January 31, 1999, Mr. Wong had received approximately $34,125 in fees and 54,600 stock options under this agreement.

     In November 1995, we entered into a consulting services agreement with Robert Davoli, under which Mr. Davoli agreed to provide business and strategic planning services to the company. This consulting agreement went into effect in December 1995 and was renewable each year for one year. The current term of the agreement ends March 30, 2000. In connection with Mr. Davoli's consulting agreement, we issued Mr. Davoli various options and warrants. On December 1, 1995, we issued Mr. Davoli a warrant to purchase up to 10,000 shares of Series A preferred stock at an exercise price of $2.00 per share. On July 11, 1996, we issued options to purchase 20,000 shares of common stock at $0.30 per share. On December 1, 1996, April 1, 1998, and April 1, 1999 we issued Mr. Davoli warrants to purchase up to 37,779 shares of Series C preferred stock at an exercise price of $1.61 per share. On June 5, 1998, we issued a warrant to purchase 4,930 shares of common stock at $0.20 per share. The warrants issued to Mr. Davoli on April 1, 1999 continue to vest at the rate of 1,050 shares per month.

     In 1995, we established a loan facility to Naren Bakshi, a director, under which he may borrow up to $100,000. Interest accrues under the loan at a rate of 6% per annum. In addition, in March 1998 and September 1998, Mr. Bakshi exercised options to purchase a total of 234,000 shares of our common stock and payment of the exercise price on each such date was made through delivery of full-recourse promissory notes, in the amounts of $36,400 and $7,200, respectively. The notes are secured by the purchased shares. Interest accrues at a rate of 6% per annum, compounded semi-annually, and becomes due every six months. With respect to all of the promissory notes delivered by Mr. Bakshi, accrued and unpaid interest and principal were scheduled to become due in full on November 1999. However, in September 1999, the board extended the term for an additional year under the same terms and conditions.

     In September 1994, we entered into a software development services agreement with Duet Technologies, Inc., formerly known as Software and Technologies, Inc. Duet is owned by Prabhu Goel, a former member of the board of directors. Under this services agreement, Duet, acting as an independent contractor, agreed to provide us with assistance in the development of two products at discounted hourly rates. Duet furnished software development resources to assist us in completing production of our technology for rapid application development while we were responsible for source code backup, interim deliveries and deliverables. All work performed by Duet under this services agreement was a Work-Made-For-Hire and Assignment for Versata. As of December 31, 1995, all services had been performed under this services agreement. In accordance with the services agreement, we recorded a liability of $554,000, representing the total obligation to Duet in consideration for discounts granted to us for the services performed under the services agreement. This amount is to be paid in the form of a royalty equal to 10% of our revenues on some of our products. Since December 31, 1995, there has been no expense related to the services agreement as no Duet services have been used. At December 31, 1999, a net balance of $112,000 was outstanding and is recorded in current liabilities.

     We have granted options and issued common stock to our executive officers and directors. See "Management -- Executive Compensation" and "Principal Stockholders."

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

RELATIONSHIPS WITH OFFICERS AND DIRECTORS

     Naren Bakshi, one of our directors, is a co-founder, Chairman of the Board, Executive Vice President and a greater than 10% owner of Xpede, Inc., one of our customers. From January 1, 1999 to December 31, 1999, Xpede made purchases from us of approximately $458,000.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of our common stock as of December 31, 1999, and as adjusted for this offering assuming no exercise of the underwriters' overallotment option, by:

     - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

     - each of the named executive officers;

     - each of our directors; and

     - all directors and executive officers as a group.

     Each stockholder's percentage ownership in the following table is based on 34,046,804 shares of common stock outstanding as of December 31, 1999 which reflects the automatic conversion into common stock upon completion of this offering of (i) all series of preferred stock outstanding as of December 31, 1999 and (ii) 269,784 shares of Series F preferred stock issued in January 2000. For purposes of calculating each stockholder's percentage ownership, all options and warrants exercisable within 60 days of December 31, 1999 held by the particular stockholder and that are included in the first column are treated as outstanding shares. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

     Unless otherwise indicated, the principal address of each of the stockholders below is c/o Versata, Inc., 2101 Webster Street, Oakland, California 94612. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                                         PERCENTAGE OF SHARES
                                                        NUMBER            BENEFICIALLY OWNED
                                                      OF SHARES      ----------------------------
                                                     BENEFICIALLY      PRIOR TO         AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED        THE OFFERING    THE OFFERING
       ------------------------------------          ------------    ------------    ------------
Morgenthaler Venture Partners IV, L.P.(1)..........    5,715,749         16.7%           15.0%
Entities affiliated with The Goldman Sachs
  Group(2).........................................    2,468,434          7.3%            6.5%
Vulcan Ventures, Inc.(3)...........................    2,070,510          6.1%            5.5%
Charles River Partnership VII(4)...................    1,964,168          5.8%            5.2%
Entities affiliated with Alta V Limited
  Partnership(5)...................................    1,790,241          5.3%            4.7%
Entities affiliated with Hambrecht & Quist(6)......    1,697,396          5.0%            4.5%
John A. Hewitt, Jr.(7).............................    1,573,344          4.6%            4.1%
Val Huber(8).......................................      524,150          1.5%            1.4%
Peter Harrison(9)..................................      462,000          1.4%            1.2%
Michael DeVries(10)................................      467,500          1.4%            1.2%
Michael Stangl(11).................................      427,357          1.3%            1.1%
Kevin Ferrell(12)..................................      500,000          1.5%            1.3%
Naren Bakshi(13)...................................      810,000          2.4%            2.1%
Donald W. Feddersen(4)(18).........................    2,000,168          5.9%            5.3%
John W. Larson(14).................................       91,201            *               *
Gary Morgenthaler(1)(18)...........................    5,751,749         16.8%           15.1%
Kanwal Rekhi(15)...................................      700,795          2.1%            1.9%

                                                                         PERCENTAGE OF SHARES
                                                        NUMBER            BENEFICIALLY OWNED
                                                      OF SHARES      ----------------------------
                                                     BENEFICIALLY      PRIOR TO         AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED        THE OFFERING    THE OFFERING
       ------------------------------------          ------------    ------------    ------------
Eugene Wong(16)....................................      297,591            *               *
Robert Davoli(17)..................................    1,802,124          5.3%            4.8%
All directors and executive officers as a group (13
  persons)(19).....................................   15,407,979         43.2%           39.0%

-------------------------
  *  Less than one percent.

 (1) Principal address is 2730 Sand Hill Road, Suite 280, Menlo Park, CA 94025. Includes warrants to purchase 136,960 shares of common stock at an exercise price of $0.20 and 59,758 shares of Series E preferred stock at an exercise price of $3.50. Mr. Morgenthaler disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest in these shares. The general partner of Morganthaler Venture Partnership IV, L.P. is Morganthaler Management Partners IV, L.P. The general partners of Morganthaler Management Partners IV, L.P. are Gary Morganthaler, a director of Versata, David Morganthaler, Robert Pavey, Robert Bellas, Jr., and John Lutsi, who have dispositive and voting powers with respect to the shares held by Morganthaler Venture Partnership IV, L.P.

 (2) Principal address is 85 Broad Street, New York, NY 10004. Represents 2,221,591 shares of Series E preferred stock held by The Goldman Sachs Group and 246,843 shares of Series E preferred stock held by Stone Street Fund 1999, L.P.

 (3) Principal address is 110 110th Avenue, N.E., Suite 550, Bellevue, WA 98004. Includes warrants to purchase 51,810 shares of common stock at an exercise price of $0.20 and 21,310 shares of Series E preferred stock at an exercise price of $3.50.

 (4) Principal address is 83 Walnut Street, Wellesley, MA 02481. Includes warrants to purchase 50,159 shares of common stock at an exercise price of $0.20 and 20,479 shares of Series E preferred stock at an exercise price of $3.50. Mr. Feddersen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these shares. The general partner of Charles River Partnership VII is Charles River VII, L.P. The general partners of Charles River VII, L.P., are Richard Burnes, Jr., Michael Zak and Ted Dintersmith who have dispositive and voting power with respect to the shares held by the Charles River Partnership VII.

 (5) Principal address is One Embarcadero Center, Suite 4050, San Francisco, CA 94111. Represents 1,707,829 shares of stock held by Alta V Limited Partnership and 17,948 shares of stock held by Customs House Partners. Includes warrants held by Alta V Limited Partnership to purchase 45,319 shares of common stock at an exercise price of $0.20 and 18,475 shares of Series E preferred stock at an exercise price of $3.50, and warrants held by Customs House Partners to purchase 476 shares of common stock at an exercise price of $0.20 and 194 shares of Series E preferred stock an exercise price of $3.50. The general partner of Alta V Limited Partnership is Alta V Management Partners, L.P. The managing general partners of Alta V Management Partners, L.P. are Craig Burr, William Egan and Jean Deleage who have dispositive and voting power with respect to the shares held by the Alta V Limited Partnership.

 (6) Principal address is One Bush Street, San Francisco, CA 94104. Includes warrants to purchase 47,472 shares of common stock at an exercise price of $0.20.

 (7) Includes 475,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes 71,633 shares held by H&W Development Corp. and 31,902 shares held by H&R Development Corp. Mr. Hewitt disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Includes warrants to purchase 9,317 shares of common stock at an exercise price of $0.20, and 404,126 shares of common stock subject to Versata's right of repurchase. Also includes warrants held by H&W Development Corp. to purchase 2,397 shares of common stock at an exercise price of $0.20 and 3,637 shares of Series E preferred stock an exercise price of $3.50, and warrants held by H&R Development Corp. to purchase 6,540 shares of Series E preferred stock at an exercise price of $3.50. Subject to certain conditions, Mr. Hewitt's right to exercise all of his options free of the company's right of repurchase will accelerate and the company's right to repurchase any shares Mr. Hewitt has previously purchased upon exercise of stock options will terminate effective upon the appointment of a new Chief Executive Officer of the company.

 (8) Includes 112,500 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes warrants to purchase 1,090 shares of Series E preferred stock at an exercise price of $3.50 and 109,602 shares of common stock subject to Versata's right of repurchase.

 (9) Includes 281,100 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999.

(10) Includes 112,500 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes 190,600 shares of common stock subject to Versata's right of repurchase.

(11) Includes 112,500 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes 227,500 shares of common stock subject to Versata's right of repurchase.

(12) Includes 400,000 shares of common stock subject to Versata's right of repurchase.

(13) Includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes 6,667 shares of common stock subject to Versata's right of repurchase.

(14) Includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes warrants to purchase 1,589 shares of common stock at an exercise price of $0.20. Does not include 38,198 shares held by Brobeck, Phleger & Harrison LLP. Mr. Larson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

(15) Includes 377,498 shares held by the Rekhi Family Trust, 62,111 shares held by the Benjamin Rekhi Trust and 62,111 shares of the Raj-Ann Kaur Rekhi Trust of which Mr. Rekhi is a trustee. Mr. Rekhi disclaims beneficial ownership except to the extent of his pecuniary interest in these shares. Also includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999 and 2,084 shares of common stock subject to Versata's right of repurchase.

(16) Includes 64,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999. Also includes warrants to purchase 2,906 shares of Series E preferred stock at an exercise price of $3.50.

(17) Includes 1,540,607 shares held by entities affiliated with Sigma Partners. Mr. Davoli disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Also includes 21,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999 and 20,990 shares of preferred stock subject to Versata's right of repurchase.

(18) Includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of December 31, 1999.

(19) Includes 1,653,432 shares of common stock issuable upon exercise of options and warrants immediately exercisable or exercisable within 60 days of December 31, 1999.

                           DESCRIPTION OF SECURITIES

GENERAL


     At the closing of this offering, we will be authorized to issue 150,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value, after giving effect to the amendment of our certificate of incorporation to delete references to the existing preferred stock following conversion of that stock. Immediately following the completion of this offering, and assuming no exercise of the underwriters' over-allotment option, based on the number of shares outstanding as of December 31, 1999 and 341,784 shares of Series F preferred stock issued in January 2000, a total of 37,968,804 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.


     The following description of our securities is subject to and qualified by our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of the applicable Delaware law.

COMMON STOCK

     As of December 31, 1999, we had 357 holders of record of our common stock, assuming the conversion of all shares of preferred stock into common stock. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may apply to any outstanding preferred stock that we may issue, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock.

     The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

WARRANTS

     At December 31, 1999, there were warrants outstanding to purchase a total of 537,982 shares of our common stock and 216,745 shares of our preferred stock. The warrants contain antidilutive provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below. Some of these warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the total exercise price.

REGISTRATION RIGHTS


     Upon completion of the offering, the holders of a total of approximately 26,914,693 shares of common stock and warrants to purchase up to approximately 216,745 shares of our common stock will be entitled to certain rights with respect to the registration of the shares under the Securities Act. These rights are provided under the terms of agreements between us and the holders of these securities. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration. At any time following 180 days after this offering, holders of these rights may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect the registrations, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations. Upon registration, these shares will be freely tradable in the public market without restriction.


COMPLIANCE WITH CALIFORNIA LAW

     We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition to this difference, Section 2115 has the following additional effects:

     - enables removal of directors with or without cause with majority stockholder approval;

     - places limitations on the distribution of dividends;

     - extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

     - provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

     We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2000 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2000 annual meeting of stockholders.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Some provisions of our amended and certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions also may have the effect of preventing changes in the management of the company. Our amended and restated certificate of incorporation authorizes our board to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board at the time of issuance. Our amended and restated certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, our amended and restated certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only our Chief Executive Officer, President, Chairman of the Board or a majority of the board of directors are permitted to call a special meeting of stockholders. Our amended and restated certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. Our bylaws require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the chairman of the board has the authority to adjourn any meeting called by the stockholders. Our bylaws also require a supermajority vote of members of the board of directors and/or stockholders to amend some bylaw provisions.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by:

          (i)  persons who are directors and also officers; and

          (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include the following:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is Equiserve L.P. Its telephone number is (781) 575-2469.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.


     Upon the completion of this offering, we will have a total of 37,968,804 shares of common stock outstanding and 38,546,304 shares if the underwriters exercise their over-allotment option in full, which excludes:



     - 7,945,760 shares that could be issued upon the exercise of options outstanding as of February 29, 2000 at a weighted average exercise price of $4.16 per share;



     - 970,803 shares reserved for issuance under our option plans at January 31, 2000;


     - 537,982 shares that could be issued upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $0.43 and 216,745 shares issuable upon conversion of preferred stock issuable upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $3.41; and

     - 500,000 shares that could be issued to employees who elect to buy stock in the future under our employee stock purchase plan.


     Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 3,118,804 shares of common stock will be deemed "restricted securities" as defined under Rule
144. Restricted shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, shares will be available for sale in the public market as follows:



NUMBER OF
  SHARES                                                 DATE
----------                                               ----
 3,862,106  After the date of this prospectus, freely tradable shares sold in this offering and shares eligible for resale under Rule 144(k) that are not subject to the 180-day lock-up.
29,079,047  After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 144 (subject, in some cases, to volume limitations) or
                  Rule 144(k).
 1,031,438  After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 701 (subject to repurchase by the Company).
 3,996,213  After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144.

RULE 144

     In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate who has beneficially owned shares for at least one year, including the holding period of any prior owner who is not an affiliate, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:


     - 1% of the then-outstanding shares of our common stock, which will be approximately 379,688 shares immediately after this offering; or


     - the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission, subject to restrictions.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate. The foregoing summary of Rule 144 is not a complete description.

STOCK OPTIONS

     As of December 31, 1999, options to purchase a total of 4,963,097 shares of common stock were outstanding, 796,143 of which were vested and exercisable. Following the closing of the offering, we intend to file a Form S-8 registration statement under the Securities Act to register for resale all shares of common stock issuable under our 2000 stock incentive plan and our employee stock purchase plan. Accordingly, shares of common stock underlying these options will be eligible for sale in the public markets from time to time, subject to vesting restrictions or the lock-up agreements described below and, in the case of our affiliates, the volume limitations of Rule 144 described above. See
"Management -- Stock Plans."

LOCK-UP AGREEMENTS

     Each of our directors and officers and substantially all of our securityholders have agreed or have a contractual obligation to agree, subject to specified exceptions, not to, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or take any action to do any of the foregoing during the 180-day period following the date of this prospectus. Thomas Weisel Partners LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed not to offer, sell or otherwise dispose of any shares of our common stock during the 180-day period following the date of this prospectus, other than the grant of options under our stock plans and the issuance of common stock under those options.

REGISTRATION RIGHTS


     Following this offering, under specified circumstances and subject to customary conditions, holders of approximately 26,914,693 shares of our outstanding common stock and warrants to purchase up to 216,745 shares of our common stock will have registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of common stock under the Securities Act, and rights to participate in any future registrations of securities. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Securities -- Registration Rights."

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, Dain Rauscher Incorporated, SG Cowen Securities Corporation and DLJdirect Inc., has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Thomas Weisel Partners LLC..................................
Dain Rauscher Incorporated..................................
SG Cowen Securities Corporation.............................
DLJdirect Inc. .............................................
                                                              ---------
  Total.....................................................  3,850,000
                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to purchase up to a total of 577,500 additional shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and the other dealers specified may reallow,
concessions, not in excess of $     per share of common stock to these other
dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                     TOTAL
                                                 ---------------------------------------------
                                                                 WITHOUT             WITH
                                                 PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                 ---------    --------------    --------------
Underwriting discounts and commissions paid by
  us...........................................  $               $                 $
Expenses payable by us.........................  $               $                 $

RESERVED SHARES

     The underwriters, at our request, have reserved for sale at the initial public offering price up to 358,000 shares of common stock to be sold in this offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering.

NO SALES OF SIMILAR SECURITIES


     Our directors, officers and securityholders holding a total of 34,106,698 shares of common stock have agreed or have a contractual obligation to agree, subject to specified exceptions not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.


     We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, or otherwise dispose of any shares of common stock, except for the shares of common stock offered in the offering and the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC


     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 131 filed public offerings of equity securities, of which 99 have been completed, and has acted as a syndicate member in an additional 69 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.


NASDAQ NATIONAL MARKET LISTING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined through negotiations between us and representatives of the underwriters. Some of the factors considered in these negotiations included our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "VATA." We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

     The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any stabilization or other transaction. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

OTHER MATTERS

     An electronic prospectus will be made available on the Web site maintained by DLJdirect. Other than the prospectus in electronic format, the information on the Web site maintained by DLJdirect relating to this offering is not part of this prospectus and has not been approved and/or endorsed by us or any underwriter, other than DLJdirect.


     On July 8, 1999, Dain Rauscher Wessels Investors, LLC, an affiliate of Dain Rauscher Wessels, one of the representatives, purchased 142,857 shares of Series E preferred stock at a price of $3.50 per share, for a total purchase price of $500,000. Pursuant to the rules of the National Association of Securities Dealers, Inc., the 142,857 shares of Series E Preferred Stock are presumed to be underwriter and related person compensation. Accordingly, the 142,857 shares of Series E Preferred Stock and any shares of common stock issued upon conversion of these shares cannot be sold, transferred, assigned, pledged or hypothecated by any person for a period of at least two years from the effective date of this offering, except to officers or partners of the underwriters and members of the selling group and their officers or partners.

                                 LEGAL MATTERS

     The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Francisco, California. An investment partnership affiliated with Brobeck, Phleger & Harrison LLP owns a total of 38,198 shares of our preferred stock. John Larson, one of our directors, is a senior partner of Brobeck, Phleger & Harrison LLP and owns 89,612 shares of our preferred stock and warrants to purchase 1,589 shares of our common stock. Orrick, Herrington & Sutcliffe LLP is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

     The consolidated financial statements of Versata, Inc., formerly "Vision Software Tools, Inc.", as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering under this prospectus, you should refer to the registration statement and its exhibits and schedules. With respect to statements contained in this prospectus that refer to any contract, agreement or other document, please refer to the copy of that contract or other document filed as an exhibit to the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are materially complete. You may read or obtain a copy of the registration statement, including exhibits, at the commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The commission maintains a Web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the commission. The address of this Web site is http://www.sec.gov.

     As a result of the offering, the information and reporting requirements of the Securities Exchange Act of 1934 will apply to us. We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                                 VERSATA, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Versata, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Versata, Inc. (formerly Vision Software Tools, Inc.) and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California

February 9, 2000, except for Note 16,

which is as of February 28, 2000

                                 VERSATA, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                        PRO FORMA
                                                                                      STOCKHOLDERS'
                                                                  DECEMBER 31,          EQUITY AT
                                                              --------------------    DECEMBER 31,
                                                                1998        1999          1999
                                                              --------    --------    -------------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,767    $ 20,655
  Accounts receivable, net of allowance for doubtful
    accounts................................................     1,511       5,587
  Unbilled receivable.......................................        --       1,584
  Prepaid expenses and other current assets.................       214       2,311
                                                              --------    --------
      Total current assets..................................     7,492      30,137
Property and equipment, net.................................       853       1,902
Notes receivable from officers..............................       100         134
Intangible assets...........................................        --       1,389
Other assets................................................        23          98
                                                              --------    --------
                                                              $  8,468    $ 33,660
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    804    $  2,025
  Accrued liabilities.......................................     1,504       7,298
  Equipment loan, current portion...........................       333          94
  Capital lease obligations, current portion................        63          72
  Deferred revenue..........................................       910       4,433
                                                              --------    --------
      Total current liabilities.............................     3,614      13,922
Equipment loan, non current.................................       298         268
Capital lease obligations, non current......................        88          52
Other long-term liabilities.................................       112          --
                                                              --------    --------
                                                                 4,112      14,242
                                                              --------    --------
Commitments (Notes 3, 14 and 15)
Stockholders' equity:
  Convertible preferred stock, issuable in series, $0.001
    par value; 30,580,000 shares authorized; 28,751,180
    shares designated; 19,070,637 and 26,572,909 shares
    issued and outstanding, respectively, actual; no shares
    issued and outstanding, pro forma.......................        19          26      $     --
  Common stock, $0.001 par value: 40,000,000 shares
    authorized; 2,243,699 and 7,204,111 shares issued and
    outstanding, respectively, actual; 150,000,000 shares
    authorized, 33,777,020 shares issued and outstanding,
    pro forma...............................................         1           7            33
  Additional paid-in capital................................    37,059      89,905        89,905
  Notes receivable from stockholders........................       (44)     (2,413)       (2,413)
  Unearned stock-based compensation.........................    (1,104)    (14,732)      (14,732)
  Accumulated deficit.......................................   (31,575)    (53,375)      (53,375)
                                                              --------    --------      --------
      Total stockholders' equity............................     4,356      19,418      $ 19,418
                                                              --------    --------      ========
                                                              $  8,468    $ 33,660
                                                              ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VERSATA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                           YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                      1997          1998          1999
                                                   ----------    ----------    -----------
Revenue:
  Software license...............................  $      526    $    1,924    $     6,729
  Services.......................................         880         2,026          5,853
                                                   ----------    ----------    -----------
       Total revenue.............................       1,406         3,950         12,582
                                                   ----------    ----------    -----------
Cost of revenue:
  Software license...............................         127           234            499
  Services (exclusive of non-cash stock-based
     compensation of $64 in 1998 and $515 in
     1999).......................................       1,184         2,248          6,121
                                                   ----------    ----------    -----------
       Total cost of revenue.....................       1,311         2,482          6,620
                                                   ----------    ----------    -----------
Gross profit.....................................          95         1,468          5,962
                                                   ----------    ----------    -----------
Operating expense:
  Sales and marketing (exclusive of non-cash
     stock-based compensation of $74 in 1998 and
     $2,351 in 1999).............................       4,779         4,495         15,609
  Product development (exclusive of non-cash
     stock-based compensation of $49 in 1998 and
     $815 in 1999)...............................       3,547         3,275          4,769
  General and administrative (exclusive of
     non-cash stock-based compensation of $15 in
     1998 and $274 in 1999)......................       1,781         1,379          3,125
  Stock-based compensation.......................          --           202          3,955
                                                   ----------    ----------    -----------
       Total operating expense...................      10,107         9,351         27,458
                                                   ----------    ----------    -----------
Loss from operations.............................     (10,012)       (7,883)       (21,496)
Interest expense.................................         (96)         (365)          (655)
Other income.....................................         264           114            351
                                                   ----------    ----------    -----------
Net loss.........................................      (9,844)       (8,134)       (21,800)
Deemed preferred stock dividend..................          --            --        (10,800)
                                                   ----------    ----------    -----------
Net loss attributable to common stockholders.....  $   (9,844)   $   (8,134)   $   (32,600)
                                                   ==========    ==========    ===========
Net loss per share attributable to common
  stockholders:
  Basic and diluted..............................  $    (5.72)   $    (3.99)   $     (9.18)
                                                   ==========    ==========    ===========
  Weighted average shares outstanding............   1,720,649     2,038,393      3,552,409
                                                   ==========    ==========    ===========
Unaudited pro forma net loss per share
  attributable to common stockholders:
  Basic and diluted..............................                              $     (0.87)
                                                                               ===========
  Weighted average shares outstanding............                               24,923,904
                                                                               ===========


   The accompanying notes are an integral part of these consolidated financial statements.

                                 VERSATA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         CONVERTIBLE                                            NOTES
                                       PREFERRED STOCK        COMMON STOCK      ADDITIONAL    RECEIVABLE      UNEARNED
                                     -------------------   ------------------    PAID-IN         FROM       STOCK-BASED
                                       SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                                     ----------   ------   ---------   ------   ----------   ------------   ------------
Balance at January 1, 1997.........   5,882,628    $ 6     1,763,260    $ 1      $14,420       $    (9)       $     --
Series C convertible preferred
 stock issued for cash, net of
 issuance costs of $90.............   5,729,110      6            --     --        9,128            --              --
Series C convertible preferred
 stock issued upon conversion and
 cancellation of bridge loans and
 accrued interest..................     478,920     --            --     --          771            --              --
Series C first closing convertible
 preferred stock converted to
 common stock due to non-
 participation of an investor in
 the second closing................      (3,150)    --         3,150     --           --            --              --
Payments from and recission of
 notes receivable from
 stockholders, net.................          --     --       (55,000)    --           (6)            9              --
Common stock issued for cash upon
 exercise of stock options.........          --     --        18,176     --            4            --              --
Net loss...........................          --     --            --     --           --            --              --
                                     ----------    ---     ---------    ---      -------       -------        --------
Balance at December 31, 1997.......  12,087,508     12     1,729,586      1       24,317            --              --
Series D convertible preferred
 stock issued for cash, net of
 issuance costs of $38.............   5,160,116      5            --     --        8,265            --              --
Series D convertible preferred
 stock issued upon conversion and
 cancellation of bridge loans and
 accrued interest..................   1,823,013      2            --     --        2,933            --              --
Warrants issued in connection with
 Series D convertible preferred
 stock financing...................          --     --            --     --          137            --              --
Common stock issued for cash upon
 exercise of stock options and
 warrants..........................          --     --       514,113     --          101           (44)             --
Unearned stock-based
 compensation......................          --     --            --     --        1,306            --          (1,306)
Amortization of unearned
 stock-based compensation..........          --     --            --     --           --            --             202
Net loss...........................          --     --            --     --           --            --              --
                                     ----------    ---     ---------    ---      -------       -------        --------
Balances at December 31, 1998......  19,070,637     19     2,243,699      1       37,059           (44)         (1,104)
Convertible preferred stock issued
 upon exercise of warrants.........     104,534     --            --     --          198            --              --
Series E convertible preferred
 stock issued for cash, net of
 issuance costs of $70.............   3,607,967      3            --     --       12,554            --              --
Series E convertible preferred
 stock issued upon conversion and
 cancellation of bridge loans and
 accrued interest..................     873,626      1            --     --        3,057            --              --
Stock-based compensation expense...          --     --            --     --          815            --              --
Warrants issued in connection with
 Series E convertible preferred
 stock financing...................          --     --            --     --          521            --              --
Common stock issued upon exercise
 of stock options..................          --     --     1,177,953      2          550            --              --
Common stock repurchased...........          --     --        (9,930)    --           --            --              --
Restricted common stock issued in
 exchange for notes receivable on
 exercise of options...............          --     --     3,715,535      4        1,863        (1,867)             --
Payments on notes receivable from
 shareholders......................          --     --            --     --           --            54              --
Common stock issued upon exercise
 of warrants.......................          --     --        76,854     --           87            --              --
Series F convertible preferred
 stock issued for cash, net of
 issuance cost of $25..............   2,777,698      3            --     --       15,416            --              --
Issuance of Series F convertible
 preferred stock in exchange for
 notes receivable..................     100,000     --            --     --          556          (556)             --
Series F convertible preferred
 stock issued in connection with
 acquisition.......................      38,447     --            --     --          461            --              --
Allocation of discount on preferred
 stock.............................          --     --            --     --       10,800            --              --
Deemed preferred stock dividend....          --     --            --     --      (10,800)           --              --
Unearned stock-based
 compensation......................          --     --            --     --       16,768            --         (16,768)
Amortization of unearned
 stock-based compensation..........          --     --            --     --           --            --           3,140
Net loss...........................          --     --            --     --           --            --              --
                                     ----------    ---     ---------    ---      -------       -------        --------
Balance at December 31, 1999.......  26,572,909    $26     7,204,111    $ 7      $89,905       $(2,413)       $(14,732)
                                     ==========    ===     =========    ===      =======       =======        ========


                                     ACCUMULATED
                                       DEFICIT      TOTAL
                                     -----------   --------
Balance at January 1, 1997.........   $(13,597)    $    821
Series C convertible preferred
 stock issued for cash, net of
 issuance costs of $90.............         --        9,134
Series C convertible preferred
 stock issued upon conversion and
 cancellation of bridge loans and
 accrued interest..................         --          771
Series C first closing convertible
 preferred stock converted to
 common stock due to non-
 participation of an investor in
 the second closing................         --           --
Payments from and recission of
 notes receivable from
 stockholders, net.................         --            3
Common stock issued for cash upon
 exercise of stock options.........         --            4
Net loss...........................     (9,844)      (9,844)
                                      --------     --------
Balance at December 31, 1997.......    (23,441)         889
Series D convertible preferred
 stock issued for cash, net of
 issuance costs of $38.............         --        8,270
Series D convertible preferred
 stock issued upon conversion and
 cancellation of bridge loans and
 accrued interest..................         --        2,935
Warrants issued in connection with
 Series D convertible preferred
 stock financing...................         --          137
Common stock issued for cash upon
 exercise of stock options and
 warrants..........................         --           57
Unearned stock-based
 compensation......................         --           --
Amortization of unearned
 stock-based compensation..........         --          202
Net loss...........................     (8,134)      (8,134)
                                      --------     --------
Balances at December 31, 1998......    (31,575)       4,356
Convertible preferred stock issued
 upon exercise of warrants.........         --          198
Series E convertible preferred
 stock issued for cash, net of
 issuance costs of $70.............         --       12,557
Series E convertible preferred
 stock issued upon conversion and
 cancellation of bridge loans and
 accrued interest..................         --        3,058
Stock-based compensation expense...         --          815
Warrants issued in connection with
 Series E convertible preferred
 stock financing...................         --          521
Common stock issued upon exercise
 of stock options..................         --          552
Common stock repurchased...........         --           --
Restricted common stock issued in
 exchange for notes receivable on
 exercise of options...............         --           --
Payments on notes receivable from
 shareholders......................         --           54
Common stock issued upon exercise
 of warrants.......................         --           87
Series F convertible preferred
 stock issued for cash, net of
 issuance cost of $25..............         --       15,419
Issuance of Series F convertible
 preferred stock in exchange for
 notes receivable..................         --           --
Series F convertible preferred
 stock issued in connection with
 acquisition.......................         --          461
Allocation of discount on preferred
 stock.............................         --       10,800
Deemed preferred stock dividend....         --      (10,800)
Unearned stock-based
 compensation......................         --           --
Amortization of unearned
 stock-based compensation..........         --        3,140
Net loss...........................    (21,800)     (21,800)
                                      --------     --------
Balance at December 31, 1999.......   $(53,375)    $ 19,418
                                      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 VERSATA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
Cash flows used in operating activities:
  Net loss..................................................  $(9,844)  $(8,134)  $(21,800)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      547       537        495
    Provision for doubtful accounts.........................      (15)      223        586
    Warrants issued in connection with bridge loans recorded
     as interest expense....................................       --       137        521
    Stock-based compensation expense........................       --       202      3,955
    Change in operating assets and liabilities:
      Increase in accounts receivable.......................      (18)   (1,198)    (4,662)
      Increase in unbilled receivable.......................       --        --     (1,584)
      Increase (decrease) in prepaid expenses and other
       current assets.......................................       34       (68)    (2,005)
      Increase in other assets..............................       --        --        (68)
      Increase in accounts payable and accrued
       liabilities..........................................      552       933      6,606
      Increase in deferred revenue..........................      145       654      3,523
      Increase (decrease) in other long-term liabilities....       30      (285)      (112)
                                                              -------   -------   --------
         Net cash used in operating activities..............   (8,569)   (6,999)   (14,545)
                                                              -------   -------   --------
Cash flows used in investing activities:
  Purchase of property and equipment........................     (402)     (299)    (1,469)
  Increase in notes receivable from officers................       --        --        (34)
  Net cash used in connection with acquisition..............       --        --       (586)
                                                              -------   -------   --------
         Net cash used in investing activities..............     (402)     (299)    (2,089)
                                                              -------   -------   --------
Cash flows from financing activities:
  Principal payments under capital lease obligations........     (111)     (100)       (76)
  Net proceeds from issuance of convertible preferred
    stock...................................................    9,134     8,270     27,976
  Proceeds from equipment loan..............................    1,000        --         --
  Payments on equipment loan................................      (53)     (316)      (631)
  Proceeds from equipment line..............................       --        --        362
  Proceeds from issuance of common stock....................        4        57        552
  Proceeds from exercise of warrants........................       --        --        285
  Payments from stockholders on notes receivable............        3        --         54
  Proceeds from bridge loans................................       --     2,816      3,000
                                                              -------   -------   --------
         Net cash provided by financing activities..........    9,977    10,727     31,522
                                                              -------   -------   --------
         Net increase in cash and cash equivalents..........    1,006     3,429     14,888
Cash and cash equivalents at beginning of the year..........    1,332     2,338      5,767
                                                              -------   -------   --------
Cash and cash equivalents at end of the year................  $ 2,338   $ 5,767   $ 20,655
                                                              =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................  $    96   $   110   $     72
                                                              =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Common stock and convertible preferred stock issued for
  notes receivable from stockholders........................  $    --   $    44   $  2,423
                                                              =======   =======   ========
Issuance of preferred stock upon conversion and cancellation
  of bridge loans and accrued interest......................  $   771   $ 2,935   $  3,058
                                                              =======   =======   ========
Issuance of convertible preferred stock in connection with
  acquisition...............................................  $    --   $    --   $    461
                                                              =======   =======   ========
Property and equipment obtained through capital lease.......  $    --   $    --   $     49
                                                              =======   =======   ========

   The accompanying notes are an integral part of these consolidated financial statements.

                                 VERSATA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION:

     Versata, Inc. (the "Company") (formerly Vision Software Tools, Inc.) was incorporated on August 27, 1991. The Company's software product and related services enable customers to deploy e-business software applications that can be modified to meet changing business requirements.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include the allowance for doubtful accounts, valuation of deferred tax assets and the value of the Company's common stock. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are stated at cost and consist primarily certificates of deposits and money market funds. The Company includes in cash and cash equivalents all highly liquid investments which mature within three months of their purchase date.

     The portfolio of cash and cash equivalents consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                                -----------------
                                                                 1998      1999
                                                                ------    -------
Cash........................................................    $  223    $ 1,329
Money market funds..........................................     5,544      6,826
Certificates of deposit.....................................        --     12,500
                                                                ------    -------
                                                                $5,767    $20,655
                                                                ======    =======

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The reported amounts of certain of the Company's financial instruments including cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities. The reported amounts of loans payable and capital lease obligations approximate fair value due to the market interest rates which these debts bear.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments, certificates of deposit, money market accounts, and

                                 VERSATA, INC.

billed and unbilled accounts receivable. The Company places its temporary cash investments with one major financial institution. At December 31, 1998 and 1999, the Company had deposits in excess of federally insured limits of $5,667,000 and $20,555,000, respectively.

     The Company performs ongoing customer credit evaluations within the context of the industry in which it operates, does not require collateral, and maintains reserves for potential credit losses on customer accounts when deemed necessary. To date, such losses have been within management's expectations.

     The following table sets forth customers comprising 10% or more of the Company's total revenue for each of the periods presented:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                          CUSTOMER                            1997    1998    1999
                          --------                            ----    ----    ----
     A......................................................  14%      --      --
     B......................................................  10%      --      --
     C......................................................  --       18%     --
     D......................................................  --       13%     --
     E......................................................  --       --      12%

     At December 31, 1998, four customers accounted for 37% of accounts receivable. At December 31, 1999, one customer accounts for 21% of accounts receivable.

INTANGIBLE ASSETS

     Intangible assets resulting from the acquisition of Pragma 6 S.A. ("Pragma 6") were estimated by management to be primarily associated with goodwill. Intangible assets are amortized on a straight-line basis over the estimated period of benefit, which is three years (see Note 3).

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the life of the lease or the estimated useful life of the asset, whichever is shorter. Equipment under capital lease is amortized using the straight-line method over the lesser of the lease term or their estimated useful lives.

     Major additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

LONG-LIVED ASSETS

     The Company accounts for long-lived assets under Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not

                                 VERSATA, INC.

be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

REVENUE RECOGNITION

     The Company derives revenue from two sources as follows: (i) software license revenue to end users, VARs, system integrators and OEMs and (ii) services revenue which include consulting, training services and customer support. To date there have been only a limited number of transactions involving licenses with OEMs, VARs or system integrators that allow subsequent resale to end-user customers. Effective January 1, 1998, the Company adopted SOP 97-2, Software Revenue Recognition, with the exception of the provision deferred by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. In accordance with the adopted provisions of SOP 97-2, the Company records revenue from licensing of software products to end-users when a license agreement is signed by both parties, the fee is fixed and determinable, collection is probable and delivery of the product has occurred. The Company's business practice is to provide payment terms that range from thirty days to ninety days from the invoice date. Accordingly, payment terms that exceed ninety days are not considered fixed and determinable and revenue is recognized as payments become due. When contracts contain multiple elements, and for which vendor specific objective evidence ("VSOE") of fair value exists for the undelivered elements, the Company recognizes revenue for the delivered elements based upon the residual contract value as prescribed by SOP 98-9, Modifications of SOP 97-2, Software Revenue Recognition. Undelivered elements consist primarily of postcontract customer support ("PCS") and other services such as consulting and training. VSOE is established based on the price charged when the element is sold separately. Services are not considered essential to the functionality of the software. The Company recognizes revenue allocated to maintenance and support ratably over the period of the maintenance and the support contracts, respectively, which is generally twelve months. For revenue allocated to consulting services, such as training, the Company recognizes revenue as the related services are performed. For licensing of the Company's software to OEMs, VARs and systems integrators which involve minimum non-refundable royalty prepayment, the royalty prepayment is recognized upon delivery of the product provided that a license agreement is signed by both parties, the fee is fixed and determinable and collection is probable.

     The Company does not generally grant a right of return to its end-user customers or to its VARs, OEMs and system integrators. In certain limited cases, however, the Company granted its customers the right to exchange products purchased for future products to be made available by the Company over the term of the agreements. When these exchange rights are available over an extended period of time and it cannot be demonstrated that future products will have no more than minimal differences from current products in price, functionality or features, the Company accounts for these as product return rights. When such returns cannot be reasonably estimated, the associated revenues are deferred.

UNBILLED RECEIVABLE

     Fees from arrangements which provide for extended payment terms are recognized as revenue when payments become due. The portion of fees related to either products delivered or services

                                 VERSATA, INC.

rendered which are not due under the Company's standard payment terms are reflected in deferred revenue and in unbilled receivable until payments become due.

SOFTWARE DEVELOPMENT COSTS

     Software development costs are included in product development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, and typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

INCOME TAXES

     The Company has accounted for income taxes using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

COMPREHENSIVE INCOME

     The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. This statement requires companies to classify items of comprehensive income by their nature in the financial statements and display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the years ended December 31, 1997, 1998 and 1999, foreign currency translation adjustments included in comprehensive income were insignificant. There were no other items of comprehensive income.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign operations where the functional currency is the local currency, are translated into U.S. dollars at the balance sheet date exchange rate. Revenues and expenses are translated at the average rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of stockholders' equity, which were not significant for the years ended December 31, 1997, 1998 and 1999. Foreign currency transaction gains and losses have been immaterial to date.

                                 VERSATA, INC.

CERTAIN RISKS AND UNCERTAINTIES

     The Company's products are concentrated in the industry segment for internet infrastructure software which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. These products depend in part on third-party technology which the Company licenses from a limited number of suppliers. Also, the Company has depended on a limited number of products and customers for substantially all revenue to date. Failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer or supplier requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company's business and operating results.

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing the net loss available to holders of common stock for the period by weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common stock if their effect is antidilutive. Potential common stock consists of unvested restricted common stock, incremental common or preferred shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock.

     The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders of the period indicated (in thousands, except share and per share data):

                                                            YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------
                                                       1997          1998          1999
                                                    ----------    ----------    -----------
Numerator:
  Net loss........................................  $   (9,844)   $   (8,134)   $   (21,800)
  Deemed preferred stock dividend.................          --            --        (10,800)
                                                    ----------    ----------    -----------
  Net loss attributable to common stockholders....  $   (9,844)   $   (8,134)   $   (32,600)
                                                    ==========    ==========    ===========
Denominator:
  Weighted average shares outstanding.............   1,720,649     2,038,393      4,736,621
  Weighted average unvested shares of common stock
     subject to repurchase........................          --            --     (1,184,212)
                                                    ----------    ----------    -----------
  Denominator for basic and diluted calculation...   1,720,649     2,038,393      3,552,409
                                                    ==========    ==========    ===========
Net loss per share attributable to common
  stockholders:
  Basic and diluted...............................  $    (5.72)   $    (3.99)   $     (9.18)
                                                    ==========    ==========    ===========

                                 VERSATA, INC.

     The following table sets forth weighted average potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated:

                                                                    DECEMBER 31,
                                                        ------------------------------------
                                                           1997         1998         1999
                                                        ----------   ----------   ----------
Weighted average effect of common stock equivalents:
  Unvested common stock subject to repurchase.........          --           --    1,184,212
  Options outstanding.................................   2,624,001    3,440,635    4,486,093
  Shares resulting from the conversion of the:
     Series A convertible preferred stock.............   1,480,000    1,480,000    1,481,667
     Series B convertible preferred stock.............   4,402,628    4,402,628    4,402,628
     Series C convertible preferred stock.............   2,967,354    6,204,880    6,217,739
     Series D convertible preferred stock.............          --    1,577,981    6,983,129
     Series E convertible preferred stock.............          --           --    1,974,289
     Series F convertible preferred stock.............          --           --      312,043
  Warrants to purchase convertible preferred stock....      55,093       58,010      230,718
  Warrants to purchase common stock...................     137,850      226,332      602,347
                                                        ----------   ----------   ----------
     Total common stock equivalents excluded from the
       computation of earnings per share as their
       effect was antidilutive........................  11,666,926   17,390,466   27,874,865
                                                        ==========   ==========   ==========

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     Upon consummation of the offering, the conversion rate for all outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F preferred stock will be a ratio of one share of common stock for each share of preferred stock. Concurrent with the effectiveness of the offering, the shares of preferred stock will convert into shares of common stock at such one-for-one conversion rate. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma Stockholders' Equity at December 31, 1999.

SEGMENT INFORMATION

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities, management responsibility and geographical location. For all periods presented, the Company operated in a single business segment, primarily in the United States. Through December 31, 1998, foreign operations have not been significant in either revenue or investment in long-lived assets. Revenue from international sales, predominantly Europe, represented approximately 14.1% of the Company's total revenue for the year ended December 31, 1999.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting

                                 VERSATA, INC.

for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price. SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 11. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 and the 1998 financial statements to conform to the 1999 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivatives. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date until the quarter ending June 30, 2000. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2000 and has not determined whether the adoption of this pronouncement will have a material impact on its financial condition or results of operations.

NOTE 3 -- ACQUISITION:

     Effective December 27, 1999, the Company acquired all the outstanding shares of Pragma 6, a corporation incorporated in France. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their relative fair values on the acquisition date. The total purchase consideration for Pragma 6 of approximately $1,155,000 consisted of 33,960 shares of the Company's Series F preferred stock with an estimated fair value of approximately $408,000, $559,000 in cash and an estimated $188,000 in acquisition costs, including 4,487 shares of the Company's Series F preferred stock with an estimated fair value of approximately $53,000. The terms of the transaction also provide for contingent consideration of up to 15,140 and 7,000 shares of the Company's Series F preferred stock upon attainment of financial goals at December 31, 2000 and December 31, 2001, respectively. Of the total purchase price, $124,000 was allocated to tangible assets, $358,000 to liabilities assumed and $1,389,000 to intangible assets, comprised principally of goodwill with an estimated useful life of 36 months.

                                 VERSATA, INC.

     The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended December 31, 1998 and 1999, as if the acquisition had occurred on January 1, 1998, after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998, and may not be indicative of future operating results (in thousands, except share and per share amounts):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                          ---------------------------
                                                             1998            1999
                                                          -----------     -----------
                                                                  (UNAUDITED)
Total revenue...........................................  $     4,172     $    12,646
Net loss................................................       (8,703)        (22,864)
Net loss per share:
  Basic and diluted.....................................  $     (4.19)    $     (6.37)
  Weighted average shares...............................    2,076,840       3,590,856

NOTE 4 -- BALANCE SHEET COMPONENTS (IN THOUSANDS):

ACCOUNTS RECEIVABLE


                                                                DECEMBER 31,
                                                              -----------------
                                                               1998       1999
                                                              ------     ------
Accounts receivable.........................................  $1,811     $6,473
Less: allowance for doubtful accounts.......................    (300)      (886)
                                                              ------     ------
                                                              $1,511     $5,587
                                                              ======     ======


PROPERTY AND EQUIPMENT

                                                                        DECEMBER 31,
                                                      ESTIMATED      -------------------
                                                     USEFUL LIFE      1998        1999
                                                     -----------     -------     -------
                                                       (YEARS)
Equipment..........................................     3            $ 1,640     $ 3,006
Furniture and fixtures.............................     5                238         336
Leasehold improvements.............................     2                 49          80
Equipment under capital leases.....................   3 - 5              476         525
                                                                     -------     -------
                                                                       2,403       3,947
Less: Accumulated depreciation and amortization....                   (1,550)     (2,045)
                                                                     -------     -------
                                                                     $   853     $ 1,902
                                                                     =======     =======

     Accumulated amortization related to equipment under capital leases at December 31, 1998 and 1999 totaled approximately $356, and $427, respectively.

                                 VERSATA, INC.

ACCRUED LIABILITIES

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998       1999
                                                              ------     ------
Accrued payroll and related liabilities.....................  $  603     $2,573
Accrued royalties...........................................     365        365
Accrued professional fees...................................     166      2,045
Other accrued liabilities...................................     370      2,315
                                                              ------     ------
                                                              $1,504     $7,298
                                                              ======     ======

NOTE 5 -- RELATED PARTY TRANSACTIONS:

     In September 1994, the Company entered into a Software Development Services Agreement ("Services Agreement") with Duet Technologies, Inc. (DT, formerly known as Software and Technologies, Inc.), which is owned by a former member of the Board of Directors, whereby DT would provide the Company with assistance in the development of two products at discounted hourly rates. In accordance with the Services Agreement, the Company recorded a liability of $554,000, representing the total obligation to DT in consideration for discounts granted for the services performed. This amount is to be paid in a form of a royalty equal to 10% of the Company's revenues from certain products. At December 31, 1999, a net balance of $112,000 was outstanding and is recorded in current liabilities.

     In 1995, the Company established a loan facility to the then President pursuant to which he may borrow on an evergreen revolving basis, up to $100,000. Amounts drawn under such facility are subject to a 6.0% interest rate. Any amounts borrowed are secured by 200,000 shares of common stock pledged by the individual as collateral. In September 1999, the loan facility was extended for an additional year under the same terms and conditions. At December 31, 1999, the principal amount outstanding on this facility was $100,000.

     In March 1999, the Company loaned to an officer a sum of $45,000 for relocation costs, repayable in three installments of $15,000 each in March 2000, March 2001 and March 2002. The principal of the note and any unpaid interest bear interest at a rate of 5.0% per annum. The principal and any accrued interest will be forgiven ratably over a three year period subject to continued employment of the officer. The note is collateralized by all stock options granted to the officer. At December 31, 1999, a balance of $34,000 was outstanding.

     During 1999, the Company provided consulting services to Xpede, Inc. which is partly owned by one of the Company's directors. The Company recognized $458,000 in revenue from these consulting activities in 1999.

NOTE 6 -- BORROWINGS:

EQUIPMENT LOAN

     In January 1997, the Company entered into an Equipment Loan Facility Arrangement with a bank (the "Equipment Loan") which provides for the purchase of fixed assets of up to $1,000,000, with any amounts borrowed generally due within 42 months of the date of the agreement. Borrowings under the line of credit bear interest at the bank's prime rate plus 0.75% (8.5% and 9.25% at

                                 VERSATA, INC.

December 31, 1998 and 1999, respectively). In connection with the Equipment Loan, the Company was required to meet certain financial covenants, the most restrictive of which is the maintenance of tangible net worth of at least $1,000,000. At September 30, 1998, the terms of the Equipment Loan were amended and the bank agreed to waive the Company's non compliance with certain covenants. In consideration for the waiver, the Company issued a warrant to purchase 10,000 shares of Series D preferred stock at an exercise price of $1.61 per share, expiring five years from the date of issuance. The value of the warrant as determined using the Black-Scholes option pricing model was not significant (see Note 10.) Under the terms of the Equipment Loan, the Company is prohibited from paying dividends while any amounts are outstanding or while the bank is committed to fund any advances under the facility. The Equipment Loan was fully repaid in December 1999.

EQUIPMENT LINE

     In August 1999, the Company obtained a capital financing line (the "Equipment Line") which provides for the purchase of up to $1,000,000 in fixed assets with any amounts borrowed due within 36 months of the date of the agreement. Any borrowings under the Equipment Line are payable over 36 months, with an effective interest rate of approximately 17%. Borrowings are collateralized by the equipment being financed. In October 1999, the Company increased the borrowing limit under this line to a total of $2,000,000 and extended the effective date of the equipment line to September 30, 2000. As of December 31, 1999, borrowings of $362,000 were outstanding against the Equipment Line.

     Future minimum payments under the Equipment Loan at December 31, 1999 are as follows (in thousands):

                                                     DECEMBER 31,
                                                         1999
                                                     ------------
YEAR ENDING DECEMBER 31,
2000...............................................      $ 94
2001...............................................       107
2002...............................................       161
                                                         ----
  Total principal amounts due......................       362
Less: Current portion..............................       (94)
                                                         ----
                                                         $268
                                                         ====

UNSECURED CONVERTIBLE BRIDGE LOAN

     In April 1999, certain existing stockholders and other new investors provided unsecured convertible bridge loans to the Company totaling $3,000,000. Borrowings bear interest at the prime rate plus 2% per annum. In July 1999, the principal and accrued interest outstanding were converted into 873,626 shares of Series E convertible preferred. In connection with these loans, the Company issued warrants to purchase 218,407 shares of Series E preferred stock at $3.50 per share. The warrants expire five years from the date of issuance. The fair market value of the warrants was approximately $521,000 as determined using the Black-Scholes option pricing model (see Note 10) and was recognized as interest expense during the period prior to the conversion of the loan into Series E preferred stock.

                                 VERSATA, INC.

NOTE 7 -- INCOME TAXES:

     The primary components of the net deferred tax asset are as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Net operating loss carryforwards............................  $ 11,181    $ 18,155
Research and experimentation credit carryforwards...........       822       1,050
Other long-term liabilities.................................       322         555
Deferred revenue............................................         7         (32)
Property and equipment......................................      (127)         54
                                                              --------    --------
                                                                12,205      19,782
Less: Valuation allowance...................................   (12,205)    (19,782)
                                                              --------    --------
                                                              $     --    $     --
                                                              ========    ========

     Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset. The valuation allowance increased by $3,494,000 and $7,577,000 in 1998 and 1999, respectively.

     Differences between the federal statutory and effective tax rates are primarily due to the nonrealizability of net operating losses and the resulting increase in the valuation allowance.

     At December 31, 1999 the Company has the following approximate net operating loss carryforwards and research and experimentation credit carryforwards available to reduce future taxable income, if any (in thousands):

                                                                 DECEMBER 31,
                                                                     1999
                                                              ------------------
                                                              FEDERAL     STATE
                                                              -------    -------
Net operating loss carryforwards............................  $45,014    $25,881
Research and experimentation credit carryforwards...........      635        415

     The federal net operating loss and research and experimentation credit carryforwards expire through 2019 (through 2004 for state net operating loss carryforwards) if not used beforehand to offset taxable income or tax liabilities. For federal and state tax purposes, the Company's net operating loss and research and experimentation credit carryforwards may be subject to certain limitations on annual utilization in the event of changes in ownership, as defined by federal and state tax laws.

                                 VERSATA, INC.

NOTE 8 -- CONVERTIBLE PREFERRED STOCK:

     At December 31, 1999, convertible preferred stock is comprised of the following:

                                              NUMBER OF SHARES
                                          -------------------------
                                                        ISSUED AND                LIQUIDATION
                 SERIES                   DESIGNATED    OUTSTANDING    AMOUNT        VALUE
                 ------                   ----------    -----------    -------    -----------
                                                                            (THOUSANDS)
A.......................................   1,500,000     1,500,000     $ 2,431      $ 2,250
B.......................................   4,540,000     4,402,628      11,859       11,887
C.......................................   6,711,180     6,277,752      10,017       10,107
D.......................................   7,000,000     6,983,129      11,205       11,243
E.......................................   5,000,000     4,493,255      15,656       15,726
F.......................................   4,000,000     2,916,145      16,359       16,214
                                          ----------    ----------     -------      -------
                                          28,751,180    26,572,909     $67,527      $67,427
                                          ==========    ==========     =======      =======

DIVIDENDS

     The holders of the outstanding preferred stock are entitled to receive in any fiscal year, when and if declared by the Board of Directors, out of any funds legally available, cash dividends at the annual rate of $0.15 per share for Series A, $0.27 per share for Series B, $0.16 per share for Series C, $0.16 per share for Series D, $0.35 per share for Series E and $0.556 per share for Series F, payable in preference and priority to any payment of any dividend on common stock. The right to dividends on the preferred stock is not cumulative, and no right will accrue to holders of preferred stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series F preferred stock shall be entitled to receive, an amount per share equal to the sum of (i) $5.56 for each outstanding share of Series F preferred stock (the "Original Issue Price"), and (ii) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds distributed among the Series A, Series B, Series C, Series D and Series E preferred stock as specified in the Articles of Incorporation of the Company and the Series F preferred stock as specified above, are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D, Series E and Series F preferred stock in proportion to the preferential amount each such holder is otherwise entitled to.

     After the distributions as described above, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Series A, Series B, Series C, Series D, Series E and Series F preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming full conversion of all such Series A, Series B, Series C, Series D, Series E and Series F preferred stock). After payment has been made to the holders of the preferred stock of the Liquidation Preference, the holders of the preferred stock and common stock are entitled to receive the remaining assets of the Company in proportion to the

                                 VERSATA, INC.

number of shares of common stock which would be held by each such holder if all shares of preferred stock then held by each such holder were converted into common stock at the then effective conversion prices (as defined).

CONVERSION

     Each share of preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such shares, into the number of fully paid and nonassessable shares of common stock as is determined by dividing the original issuance price by the conversion price, determined at the time of conversion. The conversion rate is one share of common stock for each share of preferred stock.

     Each share of preferred stock will automatically convert into shares of common stock at the then effective conversion price in the event of the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the "Securities Act") or at the election of the holders of a majority of the outstanding shares of preferred stock, voting together as a class on an as-converted basis or in the event that less than 20% of the preferred stock outstanding on the purchase date (as defined) remains outstanding.

VOTING RIGHTS

     Except as otherwise required by law, the holders of preferred stock and the holders of common stock are entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the shareholders for a vote, as follows: (i) each holder of preferred stock have one vote for each full share of common stock into which its respective shares of preferred stock would be convertible on the record date for the vote and (ii) the holders of common stock have one vote per share.

     For so long as at least 750,000 shares of Series A are outstanding, the holders of shares of Series A voting as a class, are entitled to elect two directors. For so long as at least 2,201,000 shares of Series B are outstanding, the holders of shares of Series B voting as a class are entitled to elect two directors. For so long as the number of shares of Series C, Series D and Series E and Series F and any subsequently issued Series of preferred stock that remain outstanding is greater than or equal to the sum of (i) 3,105,590 shares and (ii) one half the number of shares of any subsequent series of preferred stock outstanding on the final purchase date (as defined), the holders of shares of Series C, Series D, Series E and Series F and any subsequently issued Series of preferred stock then outstanding voting as a class are entitled to elect two directors.

NOTE 9 -- COMMON STOCK

     The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 40,000,000 shares of common stock.

     Certain common stock option holders have the right to exercise unvested options, subject to a repurchase right held by the Company, in the event of voluntary or involuntary termination of employment of the stockholder. As of December 31, 1999, 2,164,582 shares of common stock were subject to repurchase by the Company at the original exercise price. Of the total shares issued with a right of repurchase, 3,715,535 shares were issued in exchange for notes receivable of $1,867,000

                                 VERSATA, INC.

which are full recourse and additionally collateralized by the underlying shares of common stock. These notes receivable are payable on various dates through December 2002 and bear interest at a fixed rate of 7.0% per annum. These notes receivable have been included in stockholders' equity.

     At December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

                                                     DECEMBER 31,
                                                         1999
                                                     -------------
Conversion of Series A preferred stock.............    1,500,000
Conversion of Series B preferred stock.............    4,402,628
Conversion of Series C preferred stock.............    6,277,752
Conversion of Series D preferred stock.............    6,993,129
Conversion of Series E preferred stock.............    4,700,000
Conversion of Series F preferred stock.............    2,916,145
Exercise of options under stock option plans.......    6,416,563
                                                      ----------
                                                      33,206,217
                                                      ==========

NOTE 10 -- WARRANTS:

     In connection with certain services rendered by consultants and certain equipment and bridge loans, the Company issued warrants to purchase shares of the Company's preferred stock and common stock. The following warrants were outstanding as of December 31, 1999:

                                   FISCAL                                                       FISCAL
                                   YEAR OF   NUMBER      NUMBER        NUMBER      EXERCISE    YEAR OF
                                    GRANT    ISSUED    OUTSTANDING   EXERCISABLE    PRICE     EXPIRATION     VALUE
                                   -------   -------   -----------   -----------   --------   ----------   ----------
Series D preferred stock
  warrants.......................   1998      10,000      10,000        10,000      $1.61        2003      de minimus
Series E preferred stock
  warrants.......................   1999     218,407     206,745       206,745      $3.50        2004       $521,000
Common stock warrants............   1997      95,400      95,400        95,400      $1.50        2002      de minimus
Common stock warrants............   1998     465,061     442,582       442,582      $0.20        2003       $137,000

     The Company calculated the minimum fair value of all warrants on the date of grant using the Black-Scholes options model as prescribed by SFAS No. 123 with the following underlying assumptions: expected volatility of 80%, risk free interest rates ranging from 4.7% to 6.3%, zero dividends, and terms of five years.

     The fair market value of the warrants issued in conjunction with the loans was approximately $521,000 and was recognized as interest expense during the period prior to the conversion of the loan into shares of preferred stock. The fair market value of the warrants issued to non-employees was $815,000 and was recognized during the period during which the services were performed.

NOTE 11 -- STOCK OPTIONS:

     The Company's original stock option plan was the Vision Software, Inc. 1994 Employee, Director and Consultant Stock Option Plan ("the 1994 Plan"), pursuant to which key employees, directors and consultants of the Company were granted options to purchase shares of common stock. Options granted under the Plan include incentive stock options and nonqualified stock options. Stock options granted under the 1994 Plan generally vest over fifty months.

                                 VERSATA, INC.

     In July 1996, the Board of Directors of the Company approved the Vision Software Tools, Inc. 1996 Stock Option Plan ("the 1996 Plan"). The 1996 Plan, as amended, provides for the grant of options to purchase shares of the Company's common stock to key employees, non-employee directors and consultants. These options have terms similar to that of options granted under the 1994 Plan. Under the 1994 and 1996 Plans, options granted were immediately exercisable and unvested shares were subject to repurchase by the Company.

     In November 1996, the Board of Directors of the Company approved the Vision Software Tools, Inc. 1997 Stock Option Plan ("the 1997 Plan"). The 1997 Plan provides for the issuance of shares (includes options granted and available for grant) of the Company's common stock to key employees, non-employee directors and consultants. The 1997 Plan was the successor to the Company's existing 1994 and 1996 Plans ("the Predecessor Plans"). All options outstanding under the Predecessor Plans were incorporated into the 1997 Plan and were treated as outstanding options under the 1997 Plan. However, each outstanding option so incorporated continued to be governed solely by the terms of the documents evidencing such option, and no provisions of the 1997 Plan were deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of common stock. These options have terms similar to options granted under the Predecessor Plans.

     The following table summarizes activity under the Company's stock option plans:

                                                                       OPTIONS OUTSTANDING
                                                                     -----------------------
                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                        OPTIONS                    EXERCISE
                                                       AVAILABLE                   PRICE PER
                                                       FOR GRANT       SHARES        SHARE
                                                       ----------    ----------    ---------
Balance at December 31, 1996.........................      63,395     2,198,831       0.21
  Additional options authorized......................     931,677            --         --
  Options granted....................................  (1,437,373)    1,437,373       0.20
  Options exercised..................................          --       (22,176)      0.22
  Options canceled...................................     659,590      (659,590)      0.22
                                                       ----------    ----------
Balance at December 31, 1997.........................     217,289     2,954,438       0.20
  Additional options authorized......................   3,759,813            --         --
  Options granted....................................  (1,159,200)    1,159,200       0.20
  Options granted below intrinsic value..............  (2,253,135)    2,253,135       0.20
  Options exercised..................................          --      (498,113)      0.20
  Options canceled...................................     459,451      (459,451)      0.21
                                                       ----------    ----------
Balance at December 31, 1998.........................   1,024,218     5,409,209       0.20
  Additional options authorized......................   4,866,694            --         --
  Repurchase of common stock.........................       9,930            --         --
  Options granted below intrinsic value..............  (4,752,250)    4,752,250       2.39
  Options exercised..................................          --    (4,893,488)      0.49
  Options canceled...................................     304,874      (304,874)      0.32
                                                       ----------    ----------
Balance at December 31, 1999.........................   1,453,466     4,963,097       2.00
                                                       ==========    ==========

                                 VERSATA, INC.

     The following table summarizes information concerning outstanding and exercisable options as of December 31, 1999:

                                                                  OPTIONS VESTED AND
                                   OPTIONS OUTSTANDING                EXERCISABLE
                           ------------------------------------   -------------------
                                         WEIGHTED     WEIGHTED              WEIGHTED
                                         AVERAGE       AVERAGE               AVERAGE
                                        REMAINING     EXERCISE              EXERCISE
                                       CONTRACTUAL    PRICE PER             PRICE PER
RANGE OF EXERCISE PRICES    SHARES     LIFE (YEARS)     SHARE     SHARES      SHARE
------------------------   ---------   ------------   ---------   -------   ---------
     $0.10 - $0.25         2,076,852        8.5         $0.20     743,305     $0.20
     $0.25 - $0.50             9,950        5.1          0.30       9,950      0.30
     $1.00 - $1.25           194,120        9.6          1.25       4,070      1.25
     $2.25 - $2.50         1,439,950        9.8          2.50      19,756      2.50
     $2.50 - $3.00           490,400        9.9          3.00      11,725      3.00
     $3.00 - $5.56           751,825       10.0          5.56       7,337      5.56
                           ---------                              -------
                           4,963,097        9.3          2.00     796,143      0.35
                           =========                              =======

FAIR VALUE DISCLOSURES

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

     The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing method as prescribed by SFAS No. 123 using the following assumptions:

                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
                                                   1997            1998            1999
                                               ------------    ------------    ------------
Risk-free rates............................    5.80% - 6.77%   4.18% - 5.63%   4.91% - 6.19%
Expected lives (in years)..................             5.0             5.0             5.0
Dividend yield.............................             0.0%            0.0%            0.0%
Expected volatility........................             0.0%            0.0%            0.0%

     The weighted average fair value of these options granted in 1997, 1998 and 1999 was $0.047, $0.044 and $4.16, respectively.

                                 VERSATA, INC.

     Had compensation costs been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss attribute to common stockholders and pro forma basic and diluted net loss per share under SFAS No. 123 would have been (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31,
                                                           ------------------------------
                                                            1997       1998        1999
                                                           -------    -------    --------
Net loss attributable to common stockholders
  As reported............................................  $(9,844)   $(8,134)    (32,600)
  Pro forma..............................................  $(9,897)   $(8,214)    (33,073)
Net loss per share attributable to common stockholders
  As reported............................................  $ (5.72)   $ (3.99)      (9.18)
  Pro forma..............................................  $ (5.75)   $ (4.03)      (9.31)

     In November 1999, the Board of Directors authorized, subject to stockholders' approval, (i) establishment of the Employee Stock Purchase Plan 2000 ("ESPP") with 500,000 shares reserved for issuance and (ii) the 2000 Stock Incentive Plan with an additional 2,500,000 shares authorized. The ESPP and the 2000 Stock Incentive Plan will become effective upon signing of the underwriting agreement.

UNEARNED STOCK-BASED COMPENSATION

     In connection with certain stock option grants, the Company recognized unearned compensation which is being amortized over the vesting periods of the related options, usually 50 months, using an appropriate accelerated basis. The total unearned compensation recorded by the Company from January 1, 1997 through December 31, 1999 was $18,074,000. Amortization expense recognized during the year ended December 31, 1998 and 1999 was $202,000 and $3,140,000, respectively.


NOTE 12 -- EMPLOYEE BENEFIT PLANS:


     In May 1995, the Company established a 401(k) Profit Sharing Plan (the "Plan") which covers substantially all employees. Under the Plan, employees are permitted to contribute up to 20% of gross compensation not to exceed the annual 402(g) limitation for any Plan year. Discretionary contributions may be made by the Company. No contributions were made by the Company during the years ended December 31, 1997, 1998 and 1999.

     Effective September 1, 1998, the Company adopted a nonqualified deferred compensation plan which permits eligible officers and key employees to defer a portion of their compensation. At December 31, 1998 and 1999, the deferred compensation amounts together with accumulated interest, which are distributable in cash after retirement or termination of employment, amounted to approximately $50,000 and $310,000, respectively.

NOTE 13 -- PRO FORMA NET LOSS PER SHARE (UNAUDITED):

     Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of the Company's Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock into shares of the Company's common stock effective upon the closing of

                                 VERSATA, INC.

the Company's initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 21,371,495 for the year ended December 31, 1999. The calculations of pro forma diluted net loss per share excludes potential common shares as the effect would be anti-dilutive. Pro forma common equivalent shares are composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants.


NOTE 14 -- STRATEGIC RELATIONSHIP WITH IBM:


     On September 27, 1999, the Company entered into a Joint Product and Marketing Agreement with IBM (the "Agreement") to co-sell the Company's products. The Agreement also includes joint marketing programs.

     Under the Agreement, each party will pay the other a percentage of all product license fees for the integrated product, as defined. The Agreement terminates on December 31, 2001 with automatic annual renewals each January 1 until December 31, 2005, subject to earlier termination under specified circumstances.

     The Company and IBM are committed to spend a total of $2,225,000 in co-marketing programs during the first three quarters of 2000.

NOTE 15 -- COMMITMENTS:

     The Company has entered into leases for certain office space and equipment with original terms ranging from 36 to 60 months. The lease for office space includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is charged to expense over the term of the lease using the straight-line method. In addition, the lease for office space contains an escalation clause to recover increases in future operating costs and real estate taxes over the base year. The future minimum lease payments shown below are exclusive of such escalation.

     Future minimum lease payments under all noncancelable leases at December 31, 1999 are as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
YEAR ENDING DECEMBER 31,
2000........................................................   $ 89        $811
2001........................................................     47           6
2002........................................................     --          --
2003........................................................     --          --
                                                               ----        ----
  Total minimum lease payments..............................    136        $817
                                                                           ====
Less interest...............................................    (12)
                                                               ----
Present value of minimum lease payments.....................    124
Less current portion........................................    (72)
                                                               ----
                                                               $ 52
                                                               ====

                                 VERSATA, INC.

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $303,000, $477,000, and $529,000, respectively.

NOTE 16 -- SUBSEQUENT EVENTS:

REINCORPORATION

     The Company reincorporated in the State of Delaware prior to the effectiveness of its initial public offering. In addition, the Company changed its name to Versata, Inc. All references to the Company and share and par value information included in these consolidated financial statements have been adjusted to reflect these changes.

ACQUISITIONS

     On January 20, 2000, the Company entered into two Asset Purchase Agreements (the "Agreements") with McGilly Information Systems, Inc. and with Webink Computer Consultants, Inc. (the "Acquired Companies") pursuant to which the Company agreed to purchase assets from the Acquired Companies, in exchange for a total of 72,000 shares of the Company's Series F preferred stock and $100,000 in cash. The Agreements also provide for contingent consideration of up to $603,700. The additional consideration will be reduced for each of the former employees of the Acquired Companies who are no longer employees of the Company on the first and second anniversary of the closing date. These acquisitions will be accounted for using the purchase method of accounting, and accordingly, the purchase price of each acquisition will be allocated to identifiable assets acquired, including intangible assets, and liabilities assumed on the basis of their fair values. A significant portion of the purchase price is considered to relate to work force in place.

OFFERING OF SERIES F PREFERRED STOCK

     In January 2000, the Company completed an additional offering of Series F preferred stock. Pursuant to this offering, a total of 269,784 additional shares of Series F preferred stock were sold at a price of $5.56 per share, for proceeds to the Company of approximately $1.5 million. The holders of these Series F preferred stock have the same rights as those holders of the Series F issued prior to December 31, 1999 as discussed in Note 8.


ISSUANCE OF STOCK OPTIONS (UNAUDITED)



     During January and February 2000, the Company granted options to purchase 3,076,000 shares of common stock to existing and new employees at a weighted average exercise price of $7.55 per share. In connection with these grants, the Company recognized approximately $32.1 million in unearned compensation that will be recognized over the related vesting period.

PROSPECTUS

                                 [VERSATA LOGO]

                                3,850,000 Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                             DAIN RAUSCHER WESSELS
                                    SG COWEN
                                 DLJDIRECT INC.
--------------------------------------------------------------------------------

NEITHER WE NOR ANY OF THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WHEN YOU MAKE A DECISION ABOUT WHETHER TO INVEST IN OUR COMMON STOCK, YOU SHOULD NOT RELY UPON ANY INFORMATION OTHER THAN THE INFORMATION IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

UNTIL              , 2000 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


SEC Registration Fee........................................  $   15,196
NASD Filing Fee.............................................       6,250
Nasdaq National Market Listing Fee..........................      95,000
Printing and Engraving Expenses.............................     300,000
Legal Fees and Expenses.....................................     600,000
Accounting Fees and Expenses................................     600,000
Blue Sky Fees and Expenses..................................       3,000
Transfer Agent Fees.........................................      10,000
Miscellaneous...............................................      60,000
                                                              ----------
          Total.............................................  $1,689,446
                                                              ==========


-------------------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6 of our bylaws provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Versata, Inc. and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Prior to the consummation of the offering, we plan to enter into indemnification agreements with our officers and directors, a form of which will be filed with the Securities and Exchange Commission as an exhibit to our registration statement on Form S-1 (No. 333-92451). The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. We also expect to obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them. Reference is also made to the underwriting agreement contained in exhibit 1.1 hereto, indemnifying our officers and directors against specific liabilities, and our Fourth Amended and Restated Registration Rights Agreement contained in exhibit 10.3 hereto, indemnifying the parties thereto, including controlling stockholders, against liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

          1. From November 1994 to February 1997, we issued warrants to purchase 150,775 shares of common stock at an exercise price of $1.50 per share to various advisors and consultants.

          2. In October 1996, we issued convertible promissory notes in the principal amount of $750,000 to an accredited investor. The note and accrued interest thereon was cancelled and converted into shares of Series C preferred stock on January 28, 1997.

          3. From December 1996 to April 1999, we issued warrants to purchase 37,779 shares of Series C preferred stock to Robert Davoli as compensation for consulting services at an exercise price of $1.61 per share.

          4. From January 1997 to May 1997, we issued 6,204,880 shares of Series C preferred stock to accredited investors for total cash consideration of $9,989,856, which includes conversion of the convertible promissory notes and accrued interest thereon described in Item 2 above into a total of 478,920 shares of Series C preferred stock.

          5. From March 1998 to September 1998, we issued convertible promissory notes in the principal amount of $2,875,809 and warrants to purchase 465,061 shares of common stock at an exercise price of $0.20 per share to accredited investors. The notes and accrued interest thereon were cancelled and converted into a total of 1,823,013 shares of Series D preferred stock on September 22, 1998.

          6. In September 1998, we issued a warrant to purchase 10,000 shares of Series D preferred stock to a financial institution in connection with a working line of credit at an exercise price of $1.61 per share.

          7. From September 1998 to December 1998, we issued 6,983,129 shares of Series D preferred stock to accredited investors for total cash consideration of $11,242,868, which includes conversion of the convertible promissory notes and accrued interest thereon described in Item 5 above into a total 1,748,949 shares of Series D preferred stock.

          8. On April 21, 1999, we issued convertible promissory notes in the principal amount of $3,000,000 and warrants to purchase 218,407 shares of Series E preferred stock at an exercise price of $3.50 per share to accredited investors. The notes and accrued interest thereon were cancelled and converted into shares of Series E preferred stock on August 8, 1999.

          9. From July 1999 to October 1999, we issued 4,481,593 shares of Series E preferred stock to accredited investors for total cash consideration of $15,685,583, which includes conversion of the convertible promissory notes and accrued interest thereon described in Item 8 above into a total of 873,628 shares of Series E preferred stock.

          10. On November 30, 1999, we issued 2,877,698 shares of Series F preferred stock to accredited investors for total cash consideration of $16,000,000.

          11. Since inception through December 1, 1999, we have granted a total of 9,939,114 options to purchase our common stock, excluding options returned to our stock plans, with a weighted average price of $0.62 to a number of our employees, directors and consultants.

          12. On December 27, 1999, we issued 38,447 shares of Series F preferred stock in connection with the acquisition of a French corporation for aggregate consideration of $213,765.

          13. On January 19, 2000, we issued 269,784 shares of Series F preferred stock to accredited investors for a total cash consideration of $1,500,000.

          14. On January 24, 2000, we issued 72,000 shares of Series F preferred stock in connection with the acquisition of certain assets of two consulting services organizations for a total consideration of $400,320.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 with respect to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1**    Form of Underwriting Agreement.
 3.1**    Amended and Restated Certificate of Incorporation of
          Versata, to be effective upon consummation of this offering.
 3.2      Amended and Restated Bylaws of Versata, to be effective upon consummation of this offering.
 4.1**    Form of Specimen Common Stock Certificate.
 5.1      Opinion of Brobeck, Phleger & Harrison LLP regarding the
          legality of the common stock being registered.
10.1**    2000 Stock Incentive Plan of Versata.
10.2**    Employee Stock Purchase Plan of Versata.
10.3**    Fourth Amended and Restated Investors' Rights Agreement,
          among Versata and some of its stockholders, dated November
          30, 1999.
10.4**    Form of Indemnification Agreement to be entered into between
          Versata and each of its directors and executive officers.
10.5**    Office Lease dated June 17, 1997, between Versata and
          Webster Street Partners, Ltd., for 2101 Webster.
10.6**    Agreement of Sublease dated October 18, 1999, between
          Versata and ICF Kaiser International, Inc.
10.7**    Loan and Security Agreement, dated January 23, 1997, between
          Versata and Venture Banking Group, a division of Cupertino
          National Bank, as amended September 22, 1998.
10.8**    Senior Loan and Security Agreement, dated August 20, 1999, between Versata and Phoenix Leasing Incorporated, as amended on October 1, 1999.
10.9+     Joint Product and Marketing Agreement, dated September 27,
          1999, between Versata and IBM.
21.1**    Subsidiaries of Versata.
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
23.2      Consent of Brobeck, Phleger & Harrison LLP (contained in
          their opinion filed as Exhibit 5.1).
24.1**    Power of Attorney.
27.1**    Financial Data Schedule.


-------------------------
 * To be filed by amendment
** Filed previously.
 + Confidential treatment requested as to some portions of this exhibit.

(b) FINANCIAL STATEMENT SCHEDULE

ITEM 17. UNDERTAKINGS

     We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons according to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, indemnification agreements entered into between the company and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The undersigned registrant undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) of the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Under the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 2, 2000.


                                          VERSATA, INC.

                                          By:    /s/ JOHN A. HEWITT, JR.
                                            ------------------------------------
                                                    John A. Hewitt, Jr.
                                               President and Chief Executive
                                                           Officer

     Under the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                    TITLE                   DATE
                      ---------                                    -----                   ----
/s/ JOHN A. HEWITT, JR.                                  President, Chief Executive    March 2, 2000
-----------------------------------------------------       Officer and Director
John A. Hewitt, Jr.                                    (Principal Executive Officer)

*                                                       Chief Financial Officer and    March 2, 2000
-----------------------------------------------------       Secretary (Principal
Kevin Ferrell                                               Accounting Officer)

*                                                       Vice President, Development    March 2, 2000
-----------------------------------------------------   and Chief Technology Officer
Val Huber

*                                                          Vice President, Sales       March 2, 2000
-----------------------------------------------------
Peter Harrison

*                                                        Vice President, Marketing     March 2, 2000
-----------------------------------------------------
Michael DeVries

*                                                       Vice President, Professional   March 2, 2000
-----------------------------------------------------             Services
Michael Stangl

*                                                          Chairman of the Board       March 2, 2000
-----------------------------------------------------
Gary Morgenthaler

*                                                                 Director             March 2, 2000
-----------------------------------------------------
Naren Bakshi

                      SIGNATURE                                    TITLE                   DATE
                      ---------                                    -----                   ----
*                                                                 Director             March 2, 2000
-----------------------------------------------------
Robert Davoli

*                                                                 Director             March 2, 2000
-----------------------------------------------------
Donald W. Feddersen

*                                                                 Director             March 2, 2000
-----------------------------------------------------
John W. Larson

                                                                  Director             March 2, 2000
-----------------------------------------------------
Kanwal Rekhi

*                                                                 Director             March 2, 2000
-----------------------------------------------------
Eugene Wong

*By:  /s/ JOHN A. HEWITT, JR.                                     Director             March 2, 2000
-----------------------------------------------------
John A. Hewitt, Jr., Attorney-in-Fact

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE


To the Stockholders and Board of Directors

Versata, Inc.

     In connection with our audits of the consolidated financial statements of Versata, Inc. (formerly Vision Software Tools, Inc.) as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, which financial statements are included in the Registration Statement, we have also audited the financial statement schedule listed in Item 27.1 herein.


     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


PricewaterhouseCoopers LLP

San Jose, California

February 9, 2000

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                               BALANCE AT                                   BALANCE AT
               DESCRIPTION                  BEGINNING OF YEAR    ADDITIONS    DEDUCTIONS    END OF YEAR
               -----------                  -----------------    ---------    ----------    -----------
Allowance for doubtful accounts for the
  years ended:
  December 31, 1996.......................       $    --              92           --         $    92
  December 31, 1997.......................            92              --          (15)             77
  December 31, 1998.......................            77             223           --             300
  December 31, 1999.......................           300             689         (103)            886

Allowance for deferred tax asset accounts
  for the years ended:
  December 31, 1996.......................       $ 1,863           3,244           --         $ 5,107
  December 31, 1997.......................         5,107           3,604           --           8,711
  December 31, 1998.......................         8,711           3,494           --          12,205
  December 31, 1999.......................        12,205           7,577           --          19,782

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1**    Form of Underwriting Agreement.
 3.1**    Amended and Restated Certificate of Incorporation of
          Versata, to be effective upon consummation of this offering.
 3.2      Amended and Restated Bylaws of Versata, to be effective upon consummation of this offering.
 4.1**    Form of Specimen Common Stock Certificate.
 5.1      Opinion of Brobeck, Phleger & Harrison LLP regarding the
          legality of the common stock being registered.
10.1**    2000 Stock Incentive Plan of Versata.
10.2**    Employee Stock Purchase Plan of Versata.
10.3**    Fourth Amended and Restated Investors' Rights Agreement,
          among Versata and some of its stockholders, dated November
          30, 1999.
10.4**    Form of Indemnification Agreement to be entered into between
          Versata and each of its directors and executive officers.
10.5**    Office Lease dated June 17, 1997, between Versata and
          Webster Street Partners, Ltd., for 2101 Webster.
10.6**    Agreement of Sublease dated October 18, 1999, between
          Versata and ICF Kaiser International, Inc.
10.7**    Loan and Security Agreement, dated January 23, 1997, between
          Versata and Venture Banking Group, a division of Cupertino
          National Bank, as amended September 22, 1998.
10.8**    Senior Loan and Security Agreement, dated August 20, 1999, between Versata and Phoenix Leasing Incorporated, as amended on October 1, 1999.
10.9+     Joint Product and Marketing Agreement, dated September 27,
          1999, between Versata and IBM.
21.1**    Subsidiaries of Versata.
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
23.2      Consent of Brobeck, Phleger & Harrison LLP (contained in
          their opinion filed as Exhibit 5.1).
24.1**    Power of Attorney.
27.1**    Financial Data Schedule.


-------------------------

 * To be filed by amendment


** Filed previously.


 + Confidential treatment requested as to some portions of this exhibit.